UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CONSOL Energy Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Telephone (724) 485-4000

Annual Meeting of Shareholders

to be held on May 4, 2010

Dear Shareholder:

You are cordially invited to attend CONSOL Energy Inc.’s 2010 Annual Meeting of Shareholders on May 4, 2010, at 11:30 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Earhart Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

The enclosed Notice of Annual Meeting and the Proxy Statement describe the various matters to be acted upon during the meeting. In addition, there will be a report on the state of CONSOL Energy Inc.’s business and an opportunity for you to ask questions on subjects related to CONSOL Energy Inc.’s operations.

Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by internet (as described in the enclosed instructions, if applicable), or by completing and returning the enclosed proxy card or voting instruction card, which requires no additional postage if mailed in the United States.

If you need assistance, please contact CONSOL Energy Inc.’s Investor Relations Office at 724-485-4000. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 accompanies this Proxy Statement.

The Annual Meeting gives us an opportunity to review CONSOL Energy Inc.’s results and discuss the steps CONSOL Energy Inc. has taken to assure a strong performance in the future. We appreciate your ownership of CONSOL Energy Inc., and I hope you will be able to join us at this year’s Annual Meeting.

Sincerely,

John Whitmire Chairman of the Board

March 19, 2010

CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, PA 15317

Telephone (724) 485-4000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 4, 2010

Notice is hereby given that the Annual Meeting of Shareholders of CONSOL Energy Inc. will be held on May 4, 2010, at 11:30 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Earhart Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania for the following purposes:

1.	To elect directors to hold office in accordance with the Amended and Restated Bylaws of CONSOL Energy Inc.;

2.	To ratify the anticipated selection of Ernst & Young LLP, an independent registered public accounting firm, as the independent auditor of CONSOL Energy Inc. for the fiscal year ending December 31, 2010; and

3.	If properly presented, to consider and vote upon a joint shareholder proposal regarding climate change.

By resolution of the Board of Directors, we have fixed the close of business on March 11, 2010, as the record date for determining the shareholders of CONSOL Energy Inc. entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by internet (as described in the enclosed instructions, if applicable), or by completing and returning the enclosed proxy card or voting instruction card, which requires no additional postage if mailed in the United States. Your prompt response will be helpful and your cooperation is appreciated. If you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 4, 2010:

The Proxy Statement, Annual Report on Form 10-K and related materials are available at http://materials.proxyvote.com/20854P.

Sincerely,

P. Jerome Richey Chief Legal Officer and Secretary

March 19, 2010

CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, PA 15317

INFORMATION ABOUT THE ANNUAL MEETING

March 19, 2010

The enclosed proxy is being solicited by the Board of Directors (the “Board”) of CONSOL Energy Inc. (“CONSOL Energy” or the “Corporation”) to be voted at the Annual Meeting of Shareholders to be held on May 4, 2010, at 11:30 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Earhart Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231 (the “Annual Meeting”).

The specific proposals to be considered, and voted upon, at the Annual Meeting are summarized in the Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

Voting

The persons named as proxies on the accompanying proxy card have informed CONSOL Energy of their intention, if no contrary instructions are given, to vote the shares represented by such proxies:

•	in favor of the election as directors of CONSOL Energy of those persons nominated in this Proxy Statement to hold office in accordance with the Amended and Restated Bylaws of CONSOL Energy;

•

in favor of the ratification of the anticipated selection of Ernst & Young LLP, an independent registered public accounting firm, as the independent auditor of CONSOL Energy for the fiscal year ending December 31, 2010;

•	against the shareholder proposal regarding climate change; and

•	in accordance with their judgment, on any other matters which may properly come before the Annual Meeting.

The Board does not know of any business to be brought before the Annual Meeting other than as indicated in the Notice of Annual Meeting of Shareholders.

Annual Report

CONSOL Energy’s Annual Report to Shareholders and Annual Report on Form 10-K are being mailed to shareholders together with this Proxy Statement on or about March 30, 2010 to holders of record, as of March 11, 2010, of CONSOL Energy common stock.

Record Date and Vote Required for Approval

The record date with respect to this solicitation is March 11, 2010. All holders of record of CONSOL Energy common stock as of the close of business on March 11, 2010 are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of March 11, 2010, the Corporation had 181,421,854 shares of common stock outstanding. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights. The holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum at a meeting of shareholders, except in certain limited circumstances. Election of directors at all meetings of the shareholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the affirmative votes of a plurality of the votes cast is required for the election of directors. Except as otherwise provided by law, CONSOL Energy’s Certificate of Incorporation or Amended and Restated Bylaws, on all other matters, the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the matter is required for approval.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of directors (Proposal No. 1) and the shareholder proposal regarding climate change (Proposal No. 3), although they may vote their clients’ shares on “routine matters,” such as the ratification of the anticipated selection of Ernst & Young LLP, an independent registered public accounting firm, to serve as the independent auditor (Proposal No. 2). In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter. Proxies received but marked as abstentions and broker non-votes will be counted for quorum purposes.

The voting instruction form also serves as the voting instruction for the trustees who hold shares of record for participants in the CONSOL Energy Inc. Investment Plan for Salaried Employees. If voting instructions representing shares in this plan are not received, those shares will not be voted.

Revocation of Proxy

A proxy may be revoked by a shareholder at any time prior to the time that the proxy is exercised by delivery to the Corporate Secretary of a notice of revocation or a properly executed proxy bearing a later date or by voting in person at the meeting. If a proxy is properly executed and is not revoked by the shareholder, the shares it represents will be voted at the meeting in accordance with the instructions from the shareholder. If the proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board and in accordance with their judgment, on any other matter that may properly come before the Annual Meeting. Attendance at the meeting without a request to revoke a proxy will not effectively revoke a previously executed and delivered proxy.

Proxy Solicitation

All costs relating to the solicitation of proxies will be borne by CONSOL Energy. Georgeson Inc. has been retained by CONSOL Energy to aid in the solicitation of proxies, at an estimated cost of $8,500 plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. On request, CONSOL Energy will pay brokers and other persons holding shares of common stock in their names or in those of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

Secrecy in Voting

As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are held confidential by CONSOL Energy. Such documents are available for examination only by the inspectors of election and certain employees who assist in the tabulation of the vote. The identity of the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

Attendance at the Meeting

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 10:00 a.m. Those who attend may be asked to present valid picture identification, such as a driver’s license or passport, and may be issued a ticket for admission to the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Please also note that if shares are held in “street name” (that is, through a broker or other nominee), a copy of a brokerage statement reflecting stock ownership as of the record date must be provided during check-in at the registration desk at the Annual Meeting.

CONSOL Energy will provide to any shareholder, without charge and upon the written request of the shareholder, a copy (without exhibits, unless otherwise requested) of CONSOL Energy’s Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission (the “SEC”) for CONSOL

Energy’s fiscal year ended December 31, 2009. Any such request should be directed to CONSOL Energy Inc., Investor Relations Department, 1000 CONSOL Energy Drive, Canonsburg, PA 15317.

BOARD OF DIRECTORS AND COMPENSATION INFORMATION

BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The business and affairs of CONSOL Energy are under the direction of our Board. Our Board is currently comprised of eleven members. Those members are John Whitmire, James E. Altmeyer, Sr., Philip W. Baxter, William E. Davis, Raj K. Gupta, Patricia A. Hammick, David C. Hardesty, Jr., J. Brett Harvey, John T. Mills, William P. Powell, and Joseph T. Williams. We do not have a policy regarding directors’ attendance at the Annual Meeting of Shareholders; however, directors are encouraged to attend. All of the members of our Board attended the 2009 Annual Meeting of Shareholders.

Board Leadership Structure

Prior to 1998, our former Chief Executive Officer also served as Chairman. However, when Mr. Harvey joined the Corporation in January 1998, he became the Chief Executive Officer, and our former Chief Executive Officer retained his position as Chairman. In February 1999, our former Chief Executive officer resigned as Chairman and the Board determined that an independent director should assume that position. The Board reasoned that in light of the challenges facing the Corporation and the Chief Executive Officer at that time, particularly in transitioning the Corporation from a privately-held entity to a publicly traded corporation, it made sense to continue to separate the roles of Chairman and Chief Executive Officer and enable our new Chief Executive Officer to focus his energies on the management of the Corporation. Accordingly, Mr. Whitmire assumed the position of Chairman in March 1999, and given his strong performance, has retained that position ever since. Our Corporate Governance Guidelines currently reflect our policy that the positions of Chairman and Chief Executive Officer are to be held by separate persons.

Our Board is composed entirely of independent directors, other than Mr. Harvey, our Chief Executive Officer. In addition, each of our five Board committees described below in “Committees of the Board of Directors” is composed entirely of independent directors, including the chairperson to each respective committee. We believe that the number of independent directors that make up our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits the Corporation, as well as our shareholders.

Board’s Role in Risk Management

Our management team is responsible for the management and assessment of risk at the Corporation and communicating those risks to our Board. Through regular presentations to the Board and its applicable Committees, management identifies and discusses risks regarding the Corporation and its business.

Under our Corporate Governance Guidelines, the Board is charged with assessing major risks facing the Corporation and reviewing options for their mitigation, with the assistance of various Committees. Even when a risk has been delegated to a Committee, the full Board maintains oversight of the risks through the receipt of reports from the Committee Chairpersons to the full Board at each regularly-scheduled Board meeting.

For example, the Audit Committee assists the Board in its oversight of, among other things, the Corporation’s policies, guidelines and related practices regarding risk assessment and risk management, including the risk of fraud. As part of this endeavor, the Audit Committee reviews and assesses the Corporation’s major financial, legal, regulatory, environmental and similar risk exposures and the steps that management has taken to monitor and control such exposures. The Audit Committee also reviews and assesses the quality and integrity of the Corporation’s public reporting, the Corporation’s compliance with legal and regulatory requirements, the performance and independence of the Corporation’s independent auditors, the performance of the Corporation’s internal audit department, the effectiveness of the Corporation’s disclosure controls and procedures, and the adequacy and effectiveness of the Corporation’s risk management policies and related practices.

Our Finance Committee is also charged to monitor and evaluate company risks. Consistent with its charter, our Finance Committee reviews the Corporation’s financial plans, strategic plans, debt and investments, as well as compliance with debt covenants.

Additionally, our Health, Safety and Environmental Committee, which was formed in 2009, addresses various risks. This Committee reviews (i) any material compliance issues with health, safety and environmental laws, (ii) any material pending or threatened administrative, regulatory, or judicial proceedings regarding health, safety or environmental matters, and (iii) management’s response to the foregoing legal matters.

Our Nominating and Corporate Governance Committee addresses risks associated with our management structure, by annually, among other matters, considering the qualifications and backgrounds of our directors to ensure that our Board is composed of individuals who are able to strengthen and provide appropriate oversight and insight to our executive management team in light of the Corporation’s business.

Finally, our Compensation Committee reviews and comments on our succession planning and assesses whether our compensation policies and practices incentivize excessive risk-taking.

Committees of the Board of Directors

Our Board has five standing committees: Audit, Compensation, Nominating and Corporate Governance, Finance and Health, Safety and Environmental. Current charters for each committee are available on the Corporate Governance section of CONSOL Energy’s website at www.consolenergy.com. Actions taken by our committees are reported to the full Board. On February 16, 2010, the Board determined that all members of each of the Audit, Compensation and Nominating and Corporate Governance Committees are independent under the current listing standards of the New York Stock Exchange. See “Determination of Director Independence” on page 22 for additional information regarding the Board’s independence determinations of its members.

Audit Committee

Our Audit Committee, which currently consists of three directors, provides assistance to our Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, financial reporting, internal control and compliance functions of the Corporation and its subsidiaries. Our Audit Committee employs an independent registered public accounting firm to audit the financial statements of CONSOL Energy and its subsidiaries and perform other assigned duties. Further, our Audit Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of CONSOL Energy’s internal controls. In discharging its responsibilities, our Audit Committee may rely on the reports, findings and representations of the Corporation’s auditors, legal counsel, and responsible officers. Our Board has determined that all members of the Audit Committee are financially literate within the meaning of SEC rules and under the current listing standards of the New York Stock Exchange. Our Board has also determined that Mr. Gupta qualifies as an “audit committee financial expert.” A copy of the audit committee’s report for the 2009 fiscal year is set forth in this Proxy Statement.

Compensation Committee

Our Compensation Committee, which currently consists of four directors, establishes executive compensation policies consistent with corporate objectives and shareholder interests. Our Compensation Committee also reviews the performance of executive officers and establishes, adjusts and awards compensation, including incentive-based compensation, as more fully discussed below. In addition, our Compensation Committee generally is responsible for:

•	establishing and periodically reviewing our compensation philosophy and the adequacy of compensation plans and programs for directors, executive officers and other Corporation employees;

•	overseeing our compensation plans;

•	reviewing and monitoring management development and succession plans and activities;

•	overseeing executive employment contracts, special retirement benefits, severance, change in control arrangements or similar plans;

•	reviewing and recommending to our Board the compensation of our non-employee directors for their service as directors; and

•	oversight of the outside consultant engaged by the Compensation Committee.

Our Compensation Committee’s charter generally permits it to delegate authority, duties and responsibilities or functions to one or more members of the Compensation Committee or to the Corporation’s officers other than for matters which laws or listing standards prohibit delegation. Under our Equity Incentive Plan (the “Plan”), our Compensation Committee is also permitted to delegate its power and authority to our officers. In February 2009, the Compensation Committee authorized our Chief Executive Officer to grant up to 1,600,000 shares (underlying stock option or restricted stock unit awards) to our non-executive employees in compliance with the terms and conditions of such delegation, the plan and applicable law and regulation.

Our Compensation Committee periodically reviews the compensation of non-employee directors, including the Chairman of the Board, and the principles upon which their compensation is determined, and periodically reports to our Board how the non-employee directors’ compensation practices compare with those of other similarly situated public corporations and, if the Compensation Committee deems it appropriate, recommends changes to our director compensation practices to our Board for approval.

Outside consulting firms retained by our Compensation Committee and management also provide assistance to the Compensation Committee in making its compensation-related decisions. In 2009, our Compensation Committee directly engaged Deloitte Consulting LLP (“Deloitte”) to assist with an evaluation of our compensation program for executive officers and directors. The scope of our consultants’ work for the Compensation Committee included, among other matters:

•	develop a relevant peer group of companies;

•	benchmark the components of our compensation program with the peer group;

•	assist our Compensation Committee with the development of performance goals related to the Long-Term Incentive Program under the Plan;

•	assess our stock ownership guidelines applicable to our directors and executive officers;

•	assess the overall competitiveness of our compensation program;

•	assess Board compensation relative to the same peer group used to benchmark executive compensation and make recommendations based on the market analysis; and

•	assist in calculating the estimated potential Internal Revenue Code Section 280G tax gross-up for named executives.

Our Compensation Committee has a charter, which is available on the Corporation’s website at www.consolenergy.com. For additional information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive officer compensation, see “Compensation Discussion and Analysis” on page 25.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which currently consists of three directors, is responsible for recommending to the Board nominees for election of directors at the Annual Meeting or appointment of directors in the event of any vacancy, generally monitoring CONSOL Energy’s corporate governance system and performing any other functions or duties deemed appropriate by the Board. In making director recommendations, the Nominating and Corporate Governance Committee will consider for nomination candidates whose names are submitted by shareholders. Shareholders should submit the names of candidates to the Corporate Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317. See “Additional Matters” on page 85 for more information on submitting director nominations.

The Nominating and Corporate Governance Committee reviews with our Board the size, function, and needs of the Board and, in doing so, takes into account that the Board as a whole should have competency in the following areas:

•	industry knowledge;

•	accounting and finance;

•	business judgment;

•	management;

•	leadership;

•	international markets;

•	business strategy;

•	crisis management;

•	corporate governance; and

•	risk management.

Directors must have experience in positions with a high degree of responsibility and leadership experience in the companies or institutions with which they are or have been affiliated. Directors are selected based upon contributions that they can make to CONSOL Energy. The Nominating and Corporate Governance Committee’s process for identifying and evaluating director nominees is as follows:

•	determines what types of backgrounds, skills, and attributes of Board members are needed to help strengthen and balance it, taking into account the competencies described above;

•	at appropriate times, actively seeks individuals qualified to become members of the Board; and

•	evaluates and recommends to our Board the slate of nominees for directors to be elected by the shareholders at CONSOL Energy’s next annual meeting of shareholders.

CONSOL Energy does not maintain a separate policy regarding the diversity of its Board members. However, the charter of the Nominating and Corporate Governance Committee provides that in recommending potential nominees to the Board, the Committee seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Consistent with its charter, the Nominating and Corporate Governance Committee and ultimately the Board seek nominees with distinct professional backgrounds, experience and perspectives so that the Board as a whole has the appropriate mix of skills, perspectives, personal and professional experiences and backgrounds necessary to fulfill the needs of the Corporation with respect to the current issues facing the Corporation. Recommendations include a review by the Nominating and Corporate Governance Committee of the contribution of fellow directors, as well as the qualifications of new nominees.

On January 16, 2009, our Chairman and our CEO recommended to the Board that Philip W. Baxter rejoin the Board, and this recommendation was approved by the Board on such date.

Finance Committee

The Finance Committee, which currently consists of four directors, monitors and provides advice and counsel to our Board and management regarding our asset mix, potential mergers and acquisitions, capital structure and policies, financial position and policies, financing activities, compliance with debt covenants, dividend policies and material investments and contracts. No member of the Finance Committee may be an officer or employee of CONSOL Energy or any of our subsidiaries.

Health, Safety and Environmental Committee

The Health, Safety and Environmental Committee, which currently consists of four directors, provides oversight of the Corporation’s policies and management systems with respect to health, safety and environmental matters. Our Health, Safety and Environmental Committee is generally responsible for:

•	reviewing the Corporation’s strategy, including objectives and policies, relative to the protection of the safety and health of employees, contractors, customers and the public, and the environment;

•

reviewing (i) any material compliance issues with health, safety and environmental laws, (ii) any material pending or threatened administrative, regulatory, or judicial proceedings regarding health, safety or environmental matters, and (iii) management’s response to the foregoing legal matters; and

•

reviewing any significant health, safety and environmental public policy, legislative, political and social issues and trends that may materially affect the business operations, financial performance, or public image of the Corporation or the industry, and management’s response to such matters.

Corporate Governance Web Page and Available Documents

We maintain a corporate governance page on our website at www.consolenergy.com that includes information about our corporate governance. The following documents are currently included on the website:

•	CONSOL Energy Corporate Governance Guidelines;

•	CONSOL Energy Code of Director Business Conduct and Ethics;

•	CONSOL Energy Code of Employee Business Conduct and Ethics, which covers all employees of CONSOL Energy, including executive employees; and

•	Charters of the Audit, Nominating and Corporate Governance, Compensation, Finance and Health, Safety and Environmental Committees.

We will also provide a printed copy of these documents free of charge if you contact the Investor Relations department in writing at CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317.

Compensation Committee Interlocks and Insider Participation

Effective April 28, 2009, the members of the Compensation Committee are Messrs. Powell, Baxter, Mills and Williams. However, prior to April 28, 2009, the members of the Compensation Committee were Messrs. Powell, Altmeyer, Mills and Ms. Hammick.

Mr. Altmeyer, a member of the Board (and former member of the CNX Gas board of directors (which we refer to as the “CNX Gas Board”)) has a brother who is a member of Phillips, Gardill, Kaiser & Altmeyer, PLLC, a twelve attorney law firm based in Wheeling, West Virginia. The Corporation and CNX Gas paid this law firm approximately $453,505 and $89,884, respectively, in 2009 for workmen’s compensation, litigation and land-related legal services, which amounts represented approximately 2.0% and 0.8% of total amounts paid by the Corporation and CNX Gas, respectively, to all law firms retained in 2009. CONSOL Energy engaged Phillips Gardill Kaiser & Altmeyer PLLC many years prior to Mr. Altmeyer becoming a member of the Board.

Membership and Meetings of the Board of Directors and its Committees

All of the incumbent directors attended no fewer than 92% of the sum of:

•	the total number of meetings held by our Board (held during the period for which he or she was a director during 2009); and

•	the total number of meetings held by all committees of our Board on which he or she served (during the period that he or she served).

Current committee membership and the number of meetings of the full Board and its committees are shown in the following table:

	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance Committee	Health, Safety and Environmental Committee
John Whitmire(1)	Chair	-	-	-	-	-
James E. Altmeyer, Sr.	Member	-	-	-	Member	Chair
Philip W. Baxter	Member	Member	Member	-	-	-
William E. Davis	Member	-	-	Chair	-	Member
Raj K. Gupta	Member	Chair	-	-	-	Member
Patricia A. Hammick	Member	-	-	Member	Member	-
David C. Hardesty, Jr.	Member	-	-	-	Member	Member
J. Brett Harvey	Member	-	-	-	-	-
William P. Powell	Member	-	Chair	Member	-	-
Joseph T. Williams	Member	-	Member	-	Chair	-
John T. Mills	Member	Member	Member	-	-	-
Number of 2009 Meetings	9(2)	10	6	7	6	3

(1)	Mr. Whitmire serves ex officio, meaning, as Chairman of the Board of CONSOL Energy, he attends and participates in meetings of the committees of the Board but is not a voting member of such committees.

(2)	Of the 9 Board meetings, 5 were “Regularly Scheduled” and 4 were “Special Meetings.”

During 2009, the non-management directors held 4 executive sessions of the Board. The presiding director for these sessions was the Chairman of the Board.

Communication with the Board of Directors

Shareholders and other interested persons who wish to communicate with the Board may do so by writing to it and should address their communications to the attention of the Corporate Secretary at CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317 or by sending an e-mail to directors@consolenergy.com. The Corporate Secretary will relay all such communication to the Board in its entirety or individual directors (as appropriate) at the next regularly scheduled Board meeting (or earlier as necessary). In accordance with instructions from the Board, the Corporate Secretary reviews all correspondence, organizes the communications for review by the Board and delivers communications to the full Board or individual directors, as appropriate. In the ordinary course, the Corporate Secretary does not deliver certain items that are unrelated to the Board’s duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquiries. Communications that are intended specifically for the chairman, the independent directors or the non-management directors should be sent to the street address or e-mail address noted above, to the attention of the chairman. Information concerning communications with the Board also is contained on CONSOL Energy’s website at www.consolenergy.com.

DIRECTOR COMPENSATION TABLE - 2009

The following table sets forth the compensation of the Board for the 2009 fiscal year, and includes fees paid for service on the CONSOL and CNX Gas Boards, as applicable:

Name(1)	Fees Earned or Paid in Cash		Stock Awards(2)		Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
John Whitmire	$100,000	(4)	$250,000	(5)	-	-	-	$30,000	(6)	$380,000
James E. Altmeyer, Sr.	$113,285	(7)	$95,000		-	-	-	-		$208,285
Philip W. Baxter	$100,404	(8)	$95,000		-	-	-	-		$195,404
William E. Davis	$90,000		$95,000	(10)	-	-	-	-		$185,000
Raj K. Gupta	$128,028	(9)	$95,000		-	-	-	-		$223,028
Patricia A. Hammick	$80,000		$95,000	(11)	-	-	-	-		$175,000
David C. Hardesty, Jr.	$80,000		$95,000	(12)	-	-	-	-		$175,000
John T. Mills	$87,500		$95,000	(13)	-	-	-	-		$182,500
William P. Powell	$87,500		$95,000	(14)	-	-	-	-		$182,500
Joseph T. Williams	$91,539	(15)	$95,000		-	-	-	-		$186,539

(1)	Mr. Harvey is a member of the Boards of Directors of CONSOL Energy and CNX Gas. Mr. Harvey’s compensation is reported in the Summary Compensation Table and other sections of this Proxy Statement. As an employee of CONSOL Energy, he does not receive any additional compensation in connection with his service on the Boards of Directors of CONSOL Energy and CNX Gas.

(2)	The values set forth in this column are based on the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”) (disregarding any estimate of forfeitures related to service-based vesting conditions) and relate to equity awards granted by CONSOL Energy and CNX Gas. The grant date fair value for CONSOL Energy is computed based upon the closing price of CONSOL Energy’s stock on the date of grant. The values reflect the awards’ fair market value at the date of grant, and do not correspond to the actual value that will be recognized by the directors.

With respect to CONSOL Energy stock awards, the aggregate grant date fair value for 2009 stock awards for each director was $95,000, other than for Mr. Whitmire for whom it was $250,000. As of December 31, 2009, with respect to restricted stock units outstanding, the number held by our non-employee directors was: (i) 4,722 for Messrs. Altmeyer, Gupta and Williams; (ii) 6,500 for Mr. Baxter; (iii) 3,937 for Messrs. Davis, Hardesty, Mills, Powell and Ms. Hammick, and (iv) 8,567 for Mr. Whitmire. In addition, as of December 31, 2009: (i) Ms. Hammick, Messrs. Hardesty and Powell each had 3,562 deferred restricted stock units outstanding (ii) Mr. Williams had 2,580 deferred restricted stock units outstanding; (iii) Mr. Gupta had 2,200 deferred restricted stock units outstanding ; (iv) Mr. Mills had 1,218 deferred restricted stock units, and (v) Messrs. Whitmire and Gupta had 10,699 and 2,350 deferred stock units, respectively.

(3)	No options were granted to Directors in 2009 by CONSOL or CNX Gas.

As of December 31, 2009 with respect to CONSOL Energy, the number of options held by our non-employee directors was: (i) 12,962 for Messrs. Davis and Gupta, and Ms. Hammick, (ii) 15,010 for Mr. Whitmire; (iii) 15,962 for Mr. Powell; (iv) 2,692 for Mr. Hardesty; (v) 2,962 for Mr. Williams; (vi) 8,592 for Mr. Mills, and (vii) 3,643 for Mr. Altmeyer.

As of December 31, 2009 with respect to CNX Gas, the number of CNX Gas options held by the non-employee directors was 10,173 for Mr. Baxter, 2,544 for each of Messrs. Altmeyer and Gupta, and 7,184 for Mr. Williams.

(4)	Mr. Whitmire elected to defer $33,333 of his cash fees earned in 2009 under the Corporation’s 1999 Directors Deferred Compensation Plan, into which he chose to hypothetically invest such amounts in the Corporation’s common stock thereunder. 1,800 units, including dividend equivalent rights, were allocated to him, which shall be settled and paid in cash upon his termination from service on our Board.

(5)	Mr. Whitmire elected to receive 8,507 deferred stock units in lieu of $250,000 of common stock of CONSOL Energy. Please see “Understanding Our Director Compensation Table” on page 10 for a description of deferred stock units granted under our Plan. The aggregate grant date fair value of these deferred stock units was $250,021, and was computed in accordance with FASB ASC Topic 718 (disregarding any estimate for forfeitures related to service-based vesting conditions).

(6)	Mr. Whitmire is provided clerical support by CONSOL Energy at an annual cost not to exceed $30,000, which for 2009 totaled $30,000.

(7)	Mr. Altmeyer’s fees include $86,875 for service on CONSOL Energy’s Board, which was paid by CONSOL Energy, and $26,410 for service on the CNX Gas Board, which was paid by CNX Gas.

(8)	Mr. Baxter’s fees include $83,578 for service on CONSOL Energy’s Board, which was paid by CONSOL Energy, and $16,826 for service on the CNX Gas Board, which was paid by CNX Gas.

(9)	Mr. Gupta’s fees include $95,000 for service on CONSOL Energy’s Board, which was paid by CONSOL Energy, and $33,028 for service on the CNX Gas Board, which was paid by CNX Gas. Mr. Gupta elected to defer $31,667 of his 2009 Board fees into the CONSOL Energy Directors Deferred Fee Plan and $26,362 of his 2009 CNX Gas Board fees into the CNX Gas Directors Deferred Fee Plan. Please see “Understanding Our Director Compensation Table” on page 10 for a description of the Directors Deferred Fee Plan and deferred stock units granted under our Plan.

(10)	Mr. Davis elected to defer until termination of service 100% (or 3,233 restricted stock units) of his restricted stock unit award granted on April 28, 2009. Upon termination of service, all of the shares underlying this restricted stock unit award will be delivered to him.

(11)	Ms. Hammick elected to defer until termination of service 100% (or 3,233 restricted stock units) of her restricted stock unit award granted on April 28, 2009. Upon termination of service, all of the shares underlying this restricted stock unit award will be delivered to her.

(12)	Mr. Hardesty elected to defer until termination of service, 100% (or 3,233 restricted stock units) of his restricted stock unit award granted on April 28, 2009. Upon termination of service, shares underlying the restricted stock unit award will be delivered to him.

(13)	Mr. Mills elected to defer until termination of service, 100% (or 3,233 restricted stock units) of his restricted stock unit award granted on April 28, 2009. Upon termination of service, shares underlying the restricted stock unit award will be delivered to him.

(14)	Mr. Powell elected to defer until termination of service, 100% (or 3,233 restricted stock units) of his restricted stock unit award granted on April 28, 2009. Upon termination of service, shares underlying the restricted stock unit award will be delivered to him.

(15)	Mr. Williams’ fees include $87,500 for service on CONSOL Energy’s Board, which was paid by CONSOL Energy, and $4,039 for service on the CNX Gas Board. Mr. Williams elected to defer $14,583 of his 2009 Board fees into the CONSOL Energy Directors Deferred Fee Plan and $4,039 of his 2009 Board fees into the CNX Gas Directors Deferred Fee Plan. Please see “Understanding Our Director Compensation Table” on page 10 for a description of the Directors Deferred Fee Plan and deferred stock units granted under our Plan.

UNDERSTANDING OUR DIRECTOR COMPENSATION TABLE

Executive Summary of Director Compensatory Arrangements

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board. Each of our non-employee directors is entitled to receive annual fees for their service, any portion of which may be deferred at such director’s election. In lieu of all or any portion of the annual retainer otherwise payable to our non-employee directors, our Board may grant deferred stock units, which carry dividend equivalent rights. The nature of each of these fees and awards are described in greater detail below.

CONSOL Energy Non-Employee Director Annual Fees and Awards

Our non-employee director compensation program is set forth in the following table:

Element of Annual Compensation	Dollar Value
Board Retainer	$80,000
Committee Chair Retainer (excluding Audit Committee Chair Retainer)	$7,500
Audit Committee Chair Retainer	$15,000
Audit Committee Member Retainer (excluding Audit Committee Chair Retainer)	$7,500
Equity Award (restricted stock units)	$95,000

CONSOL Energy Non-Employee Director Stock Options

Prior to October 2006, our non-employee directors received nonqualified stock options to acquire shares of the Corporation’s common stock. The exercise price per share of each nonqualified stock option award granted to a director was the fair market value of the Corporation’s common stock on the grant date and, accordingly, was intended to be exempt from coverage under Section 409A of the Internal Revenue Code (the “Code”). The options vest ratably and become exercisable in one-third increments on each anniversary of the grant date. Subject to the provisions of the particular nonqualified stock option agreement and the Plan, the holder of the option may exercise all or any part of the vested portion of the option at any time prior to the tenth anniversary of the grant date, which is the expiration date.

Upon a “change in control,” the unvested portion of option awards vest, and, unless otherwise provided, remain exercisable for the lesser of a one-year period or until the expiration date of the option award.

If the director ceases to be a director of the Corporation on account of death, disability or retirement at normal retirement age for directors, all unvested option awards immediately vest and become exercisable and remain exercisable until the normal expiration of the option award. If the director is terminated for any other reason other than “cause,” unvested option awards are forfeited and vested option awards remain exercisable for three months following the termination date. If the director is terminated for “cause,” all options, whether vested or not, are forfeited as of the termination date. See “CONSOL Energy Equity Incentive Plan Definitions” on page 73 for definitions of change in control, cause and disability under the Plan.

CONSOL Energy Non-Employee Director Restricted Stock Units

Each restricted stock unit received as part of an award represents the right to receive one share of common stock following the vesting date of that unit. Upon a change in control, restricted stock unit awards accelerate and vest.

Prior to February 19, 2008, restricted stock units were paid in three successive equal annual installments upon each director’s completion of continued service with us over the three-year period measured from the award date (subject to any deferral election that may have been made with respect to the payment of such shares). On February 19, 2008, the Board approved changes to the vesting schedule of restricted stock units, such that an award now vests one year from the grant date or the next shareholders’ meeting, whichever comes first. Directors may make an elective deferral under the terms of their restricted stock units agreements, to delay distribution of restricted stock units until their separation from service. Subject to any such deferral election, restricted stock units are structured to be paid concurrent with vesting and are intended to comply with the short-term deferral exception under Section 409A of the Code.

As with the deferred stock units, a director is not entitled to shareholder rights until the director becomes the record holder of the shares following their actual issuance. Should a regular cash dividend be declared on our common stock at a time when unissued shares of common stock are subject to an award, then the number of shares subject to the award will automatically be increased by an amount determined in accordance with a pre-established formula. The additional shares resulting from this calculation will be subject to the same terms and conditions as the unissued shares of common stock to which they relate under the award.

For awards granted prior to February 19, 2008, if a director ceases to be a director on account of death, disability or retirement at normal retirement age (as defined in our Plan) for directors, all shares subject to such award will vest automatically and be delivered to the director immediately, or as soon as administratively practical thereafter (but in no event later than the 15th day of the third month following that date). If the director is terminated for “cause” (as defined in our Plan) or ceases to provide services for any reason other than death, disability or retirement at a normal age, the director’s award will be cancelled with respect to any unvested shares, and the number of restricted stock units will be reduced accordingly. The director will then cease to have any rights or entitlements to receive any shares of common stock under those cancelled units. In addition, in the event of a termination for “cause” or a breach of the proprietary information covenant, (i) the director will also forfeit all of his or her right, title and interest in and to any shares which have vested under the award and which are either held by him or her at that time or are otherwise subject to deferred issuance and (ii) to the extent the director sold any vested shares within the six (6) month period ending with the date of termination for “cause” or breach of the proprietary information covenant, the director will be required to repay to CONSOL Energy the cash proceeds received upon each such sale (which we refer to as the “clawback provisions”). In January 2008, the Board approved changes to the non-employee director restricted stock unit awards going forward, which include eliminating retirement as a trigger event for accelerated vesting and the clawback provisions. See “CONSOL Energy Equity Incentive Plan Definitions” on page 73 for definitions of cause and disability under our Plan.

As a condition to a director’s right and entitlement to receive shares subject to an award, the director must agree to abide by the terms and conditions of the proprietary information covenant and must return Corporation materials also as described above.

CONSOL Energy Chairman Agreement with Mr. Whitmire

We entered into an agreement with Mr. Whitmire on February 22, 1999 pursuant to which he was engaged as the non-executive Chairman of our Board, subject to election by our shareholders. In order to more formally and completely document his duties and responsibilities as Chairman, as well as his compensation arrangements, a new agreement was entered into with him as of April 27, 2004. This agreement was amended and restated on April 29, 2008. Under the terms of this agreement, as amended and restated, Mr. Whitmire receives annual compensation as follows:

•	$100,000, in quarterly installments; and

•	restricted stock units having a fair market value of $250,000 on the grant date

The above-described compensation will be in lieu of any and all cash, equity or other compensation to which other Board members are entitled to receive in connection with their service on our Board. In addition, Mr. Whitmire is provided clerical support by us at an annual cost not to exceed $30,000 and is reimbursed for business expenses for performing his duties for the Corporation.

Mr. Whitmire’s term of service as Chairman will continue until the earlier of the date on which he ceases to serve as a member of our Board for any reason, or the date on which he ceases to serve as Chairman, while remaining a member of our Board. Mr. Whitmire’s service as Chairman may be terminated by either Mr. Whitmire or us, with or without “cause” (as defined in this agreement), on at least 90 days prior written notice to the other party or at any time by mutual consent of the parties and provided, further, that the service period will terminate immediately and automatically upon Mr. Whitmire’s death or permanent disability or incapacity, as determined in the good faith judgment of our Board.

In the event that Mr. Whitmire’s service as Chairman terminates during a service year, then he will thereafter receive no additional cash compensation under the agreement but he will retain his entire grant of restricted stock units for the service year in which the termination occurs. If, following such termination, he remains on our Board, he will thereafter be entitled to compensation as is provided by us to our other non-employee directors; provided that for the remainder of that service year, he will not be entitled to any additional stock, option or restricted stock unit grants by virtue of non-Chairman Board service.

CONSOL Energy Non-Employee Directors Deferred Compensation Plan (adopted 1999)

The CONSOL Energy Directors Deferred Compensation Plan was adopted on October 25, 1999. The CONSOL Energy Directors Deferred Compensation Plan permits members of our Board to defer all or a portion of any Board fees, such as the annual retainer, meeting fees or other amounts earned for services performed as a member of our Board and allows each participant’s earnings under the plan to be based on the performance of specified authorized hypothetical investments that participants may periodically designate. These hypothetical investment options may include hypothetical investments in CONSOL Energy’s common stock. The CONSOL Energy Directors Deferred Compensation Plan is an unfunded and unsecured liability of CONSOL Energy, and benefits will be paid from our general assets. Accordingly, participants are general unsecured creditors of the Corporation with respect to the benefits. Currently, Mr. Whitmire is the only participant in the CONSOL Energy Directors Deferred Compensation Plan.

CONSOL Energy Non-Employee Directors Deferred Fee Plan (adopted 2004)

The CONSOL Energy Directors Deferred Fee Plan was adopted on July 20, 2004 to allow non-employee directors of the Corporation to defer payment of all or a portion of their annual cash Board retainer and director meeting fees. Participation is at the election of the particular director and, upon the Corporation receiving a deferral agreement from a director, we will establish an account on behalf of such person which will be credited with the deferred fees. Previously, the account of each participant was credited, on a quarterly basis, with interest based on the interest rate in effect on the last day of the applicable quarter. On February 21, 2006, our Board approved an amendment to the CONSOL Energy Directors Deferred Fee Plan which provides that a participant’s account will be adjusted by an amount equal to the amount that would have been earned (or lost) if amounts deferred under the plan had been invested in hypothetical investments designated by the participant based on a list of hypothetical investments provided by the plan administrator from time to time or, in the event that a participant fails to designate such hypothetical investments, the participant’s account shall earn interest as provided in the plan. Earnings will be credited to the participant’s account quarterly. The amount payable to a director participant will be paid in cash as soon as administratively practicable after the earlier of: the director’s termination of service as a director or the date elected by such director which must be at least two years after the end of the plan year for which fees are deferred. The CONSOL Energy Directors Deferred Fee Plan is an unfunded and unsecured liability of the Corporation, and benefits will be paid from our general assets. Accordingly, participants are general unsecured creditors of the Corporation with respect to the benefits. Currently, Messrs. Gupta and Williams are the only participants in the Directors Deferred Fee Plan.

CONSOL Energy Non-Employee Director Deferred Stock Units

Our Board may grant deferred stock units to directors who are not employees of CONSOL Energy or any of its affiliates, referred to as eligible directors, in lieu of all or any portion of the annual cash retainer otherwise payable to the eligible directors. Under the terms of our Plan, the Board may permit a director to elect to receive deferred stock units in lieu of all or any portion of the annual retainer or meeting fees otherwise payable to an eligible director in cash, or to defer receipt of shares or cash to be paid pursuant to deferred stock units. The deferred stock units have dividend equivalent rights. Deferred stock units that have vested are paid following the earlier of: the director’s separation from service; or the date elected by the director on his or her payment date election form previously filed with the Corporation. Upon a change in control, unvested deferred stock units will accelerate and vest.

A director is not entitled to shareholder rights, including voting rights and actual dividend rights, with respect to the shares subject to an award until the director becomes the record holder of the shares following their actual issuance. Should a regular cash dividend be declared on the Corporation’s common stock at a time when the director holds deferred stock units, he or she will be entitled to dividend equivalent payments equal to the cash dividends declared on the shares. Dividend equivalents are converted into additional deferred stock units based on a pre-established formula. The additional deferred stock units resulting from this calculation will be subject to the same terms and conditions as the deferred stock units subject to the award.

If the director ceases to be a director on account of death, disability, or retirement at normal retirement age for directors, all unvested deferred stock units granted to a director will automatically vest and become non-forfeitable. If the director is terminated for “cause” or ceases to provide services for any reason other than death, disability or retirement at a normal age, all unvested deferred stock units and any rights to the underlying shares are immediately forfeited for no consideration. In addition, in the event of a termination for “cause” or a breach of the proprietary information covenant, the director will also forfeit all of his or her right, title and interest in and to any shares which have vested under their award. See “CONSOL Energy Equity Incentive Plan Definitions” on page 73 for definitions of cause and disability under our Plan. Deferred stock units are structured to comply with Section 409A of the Code.

CONSOL Energy Stock Ownership Guidelines for Directors

Our Board has adopted stock ownership guidelines for the directors to further align their interests with our shareholders and ensure that they maintain an appropriate financial stake in CONSOL Energy. The stock ownership guidelines provide, among other things, that directors hold CONSOL Energy common stock (not including shares issuable upon the exercise of options) equal to three times the annual Board cash retainer on or before the fifth anniversary of becoming a Board member. As of March 11, 2010, each Board member was in compliance with our stock ownership guidelines.

CNX Gas Non-Employee Director Annual Fees and Awards

In addition to compensation for their service as directors of CONSOL Energy, certain directors are also directors of CNX Gas, CONSOL Energy’s 83.3% owned subsidiary, and receive compensation in their capacity as directors of CNX Gas. The CNX Gas Board amended the compensation program for non-employee directors. Changes were made in January 2009, including the elimination of the CNX Gas Board’s Compensation, Finance and Nominating and Corporate Governance Committees.

Element of Annual Compensation	Dollar Value
Board Retainer (Mr. Pipski)	$70,000
Audit Committee Chair Retainer	$15,000
Audit Committee Member Retainer (excluding Audit Committee Chair)	$10,000
Annual Equity Award (Mr. Pipski) (restricted stock units)	$120,000

All cash payments are to be made quarterly in arrears.

Mr. John R. Pipski is the only director of CNX Gas who is not a director of CONSOL Energy, and consistent with the table above, he is the only director of CNX Gas who currently receives a board retainer and an award of CNX Gas restricted stock units.

CNX Gas Non-Employee Director Stock Options

The exercise price per share of each nonqualified stock option award granted to a CNX Gas director is the fair market value of CNX Gas’ common stock on the grant date. Options vest and become exercisable in one-third increments on each of the first three anniversaries of the grant date. Subject to the provisions of the particular nonqualified stock option agreement and CNX Gas’ Equity Incentive Plan, the holder of the option may exercise all or any part of the vested portion of the option at any time prior to the tenth anniversary of the grant date. CNX Gas directors no longer receive CNX Gas stock options.

CNX Gas Non-Employee Director Restricted Stock Units

CNX Gas restricted stock unit awards entitle a CNX Gas director to receive shares of CNX Gas’ common stock in a series of installments over their period of continued service with CNX Gas. The restricted stock unit awards (including associated dividend equivalent rights) are made annually. Effective January 16, 2009, Mr. John R. Pipski, one of the independent directors on the CNX Gas Board, is the only CNX Gas Board member who will receive restricted stock unit awards and, on March 31, 2009, the other members of the CNX Gas Board exchanged their outstanding CNX Gas restricted stock unit awards for CONSOL Energy restricted stock unit awards, with the same vesting schedule as the CNX Gas awards described below.

Beginning with the restricted stock unit grants made in 2008, those annual grants vest in their entirety on the one-year anniversary of the grant date. For grants made prior to 2008, the restricted stock units vest in 3 equal annual amounts over the 3-year period measured from the grant date. With respect to all grants, each unit represents the right to receive one share of CNX Gas common stock following the vesting date of that unit. A CNX Gas director is not entitled to shareholder rights until the CNX Gas director becomes the record holder of the shares following their actual issuance. Should a regular cash dividend be declared on CNX Gas’ common stock at a time when unissued shares of common stock are subject to an award, then the number of shares subject to the award will automatically be increased by an amount determined in accordance with a pre-established formula. The additional shares resulting from this calculation will be subject to the same terms and conditions as the unissued shares of common stock to which they relate under the award. Upon a change in control, the award accelerates and vests.

CNX Gas Non-Employee Directors Deferred Fee Plan

The CNX Gas Corporation Directors Deferred Fee Plan was adopted on December 10, 2007 to allow non-employee directors of CNX Gas to defer payment of all or a portion of their annual cash fees paid in 2008 or thereafter with respect to service in 2008 or thereafter. Participation is at the election of the particular director and, upon CNX Gas receiving a deferral agreement from a director, CNX Gas establishes an account on behalf of such person which is credited with the deferred fees. A participant’s account will be adjusted by an amount equal to the amount that would have been earned (or lost) if amounts deferred under the plan had been invested in hypothetical investments designated by the participant based on a list of hypothetical investments provided by the plan administrator from time to time or, in the event that a participant fails to designate such hypothetical investments, the participant’s account shall earn interest as provided in the plan. These hypothetical investment options may include hypothetical investments in CNX Gas common stock. The amount payable to a director participant will be paid in cash as soon as administratively practicable after the earlier of: the director’s termination of service as a director or the date elected by such director, which must be at least two years after the end of the plan year for which fees are deferred. The CNX Gas Corporation Directors Deferred Fee Plan is an unfunded and unsecured liability of CNX Gas, and benefits will be paid from its general assets. Accordingly, participants are general unsecured creditors of CNX Gas with respect to the benefits. Currently, Messrs. Gupta and Williams are the only participants in the CNX Gas Directors Deferred Fee Plan.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information with respect to beneficial ownership of the Corporation’s common stock by:

•	beneficial owners of more than five percent of CONSOL Energy’s common stock as of December 31, 2009, based upon information filed with the SEC; and

•

each director and each nominee for director, each executive officer named in the Summary Compensation Table set forth below, and all directors and executive officers of the Corporation as a group, based on information known to the Corporation as of March 11, 2010.

Amounts shown include options that are currently exercisable or that may become exercisable within 60 days and the shares underlying deferred stock units and restricted stock units which a person listed below may acquire within 60 days. Unless otherwise indicated, the named person has the sole voting and dispositive powers with respect to shares of CONSOL Energy common stock set forth opposite such person’s name.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	22,466,101	12.4%

Capital World Investors(3) 333 South Hope Street Los Angeles, CA 90071	17,556,400	9.7%

Wellington Management Company, LLP(4) 75 State Street Boston, MA 02109	17,287,984	9.5%

T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MD 21202	11,809,669	6.5%

The Growth Fund of America, Inc.(6) 333 South Hope Street Los Angeles, CA 90071	10,856,400	6.0%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
FMR LLC(7) 82 Devonshire Street Boston, MA 02109	9,222,318	5.1%

J. Brett Harvey(8)(9)	1,580,421	*

William J. Lyons(8)	252,682	*

Nicholas J. DeIuliis(8)	112,877	*

P. Jerome Richey(8)	49,155	*

Robert P. King(8)	32,066	*

John Whitmire(8)(10)	42,264	*

David C. Hardesty, Jr.(8)	12,279	*

Patricia A. Hammick(8)	25,559	*

Raj K. Gupta(8)(10)	33,254	*

William E. Davis(8)	26,470	*

Joseph T. Williams(8)	20,338	*

James E. Altmeyer, Sr.(8)(11)	26,503	*

William P. Powell(8)	27,473	*

John T. Mills(8)	28,080	*

Philip W. Baxter(12)	14,482	*

All directors and executive officers as a group (16)(8)	2,315,775	1.3%

*	Indicates less than one percent (1%) ownership.

(1)	As of March 11, 2010, there were 181,421,854 shares of CONSOL Energy common stock outstanding.

(2)	Based on a Schedule 13G/A filed by BlackRock, Inc. on January 8, 2010, BlackRock, Inc., as a parent holding company for a number of investment management subsidiaries, is deemed to be the beneficial owner of, and have sole voting and dispositive power with respect to all 22,466,101 shares. The following subsidiaries of BlackRock, Inc. are investment advisors which hold shares of our common stock: BlackRock Advisors LLC, BlackRock Advisors (UK) Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Japan Limited, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock Fund Managers Ltd, BlackRock International Ltd, BlackRock International Ltd, BlackRock Investment Management UK Ltd and Slate Street Research & Management Co.

(3)	Based on a Schedule 13G/A filed by Capital World Investors, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, with the SEC on February 11, 2010. Capital World Investors is deemed to be the beneficial owner of and has sole dispositive power with respect to 17,556,400 shares and has no sole or shared voting power with respect to such shares.

(4)	Based on a Schedule 13G/A filed by Wellington Management Company, LLP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, on February 12, 2010. Wellington Management Company, LLP is deemed to be the beneficial owner of and have shared dispositive power with respect to 17,287,984 shares and shared voting power with respect to 8,865,464 shares.

(5)	Based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, on February 12, 2010. T. Rowe Price Associates, Inc. is deemed to be the beneficial owner of and have sole dispositive power with respect to 11,809,669 shares and sole voting power with respect to 2,636,064 shares.

(6)	Based on a Schedule 13G/A filed by The Growth Fund of America, Inc., an investment company registered under Section 8 of the Investment Company Act of 1940, on February 12, 2010. The Growth Fund of America is deemed to be the beneficial owner of and has sole voting power with respect to 10,856,400 shares and has no sole or shared dispositive power with respect to such shares.

(7)	Based on a Schedule 13G filed by FMR LLC, a parent holding company, on February 16, 2010. FMR LLC is deemed to be the beneficial owner of and has sole dispositive power with respect to 9,222,318 shares and has sole voting power with respect to 1,487,249 shares.

(8)	Includes shares issuable pursuant to options that are currently exercisable (or may become exercisable on or before May 10, 2010) as follows: Mr. Harvey, 1,296,706; Mr. Lyons, 181,591; Mr. DeIuliis, 18,963; Mr. Richey, 28,621; Mr. King, 17,063; Mr. Whitmire, 15,010; Ms. Hammick, 12,962; Mr. Williams, 2,962; Mr. Altmeyer, 3,643; Mr. Davis, 12,962; Mr. Powell, 15,962; Mr. Gupta, 12,962; Mr. Mills, 8,592; Mr. Hardesty, 2,692; and for all directors and executive officers as a group, 1,649,927. Also includes restricted stock units that will be vested on or before May 10, 2010, as follows: Mr. Harvey, 11,052; Mr. Lyons, 2,713; Mr. Richey, 920; Mr. Whitmire, 8,584; Ms. Hammick, 3,944; Mr. Williams, 4,730; Mr. Altmeyer, 4,730; Mr. Davis, 3,944; Mr. Powell, 3,944; Mr. Gupta, 4,730; Mr. Mills, 3,944; Mr. Hardesty, 3,944, Mr. Baxter, 5,510 and for all directors and executive officers as a group, 63,308.

(9)	Includes 72,014 shares of common stock held in a GRAT. Also includes 2,000 shares of common stock held in Mr. Harvey’s wife’s Amended and Restated Revocable Trust, dated December 17, 2007, in which Mr. and Mrs. Harvey serve as trustees, and 47,697 shares of common stock held in Mr. Harvey’s Amended and Restated Revocable Trust, dated December 17, 2007, in which Mr. and Mrs. Harvey serve as trustees.

(10)	Includes 10,719 and 2,353 deferred stock units held by Messrs. Whitmire and Gupta, respectively.

(11)	Includes 1,600 shares of common stock held in a trust established for the benefit of Mr. Altmeyer’s spouse. Mr. Altmeyer disclaims beneficial ownership of such shares, and the inclusion of such shares shall not be an admission that the reporting person is the beneficial owner for purposes of Section 16 under the Securities Exchange Act of 1934.

Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course. Shares shown in the table for the directors and executive officers may be subject to this type of security interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CONSOL Energy’s directors and its executive officers are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of CONSOL Energy common stock with the SEC and the New York Stock Exchange. Based upon a review of filings with the SEC, written representations that no other reports were required, and on CONSOL Energy’s records, CONSOL Energy believes that during 2009, all Section 16(a) filing requirements applicable to its executive officers and directors were complied with.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The nominees for election as directors are identified as follows. Each director holds office until the next annual election of directors at the Annual Meeting and until the director’s successor is elected and qualified. All nominees are current members of the Board. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may designate following recommendation by the Nominating and Corporate Governance Committee, or the Board may reduce the number of directors to eliminate the vacancy.

Biographies of Directors

The following contains information concerning the nominees, including their recent employment, positions with CONSOL Energy, other directorships, and ages as of March 11, 2010.

John Whitmire

Chairman of the Board, age 69

John Whitmire has served as Chairman of the Board of CONSOL Energy since March 3, 1999. Mr. Whitmire currently serves ex officio on the Audit, Compensation, Finance, Nominating and Corporate Governance and Health, Safety and Environmental Committees. Mr. Whitmire is also a director of Transocean Inc. (formerly Global Santa Fe Corporation before it was merged into Transocean Inc.), which is engaged in the business of offshore drilling for oil and natural gas reserves and El Paso Corporation, which provides natural gas and related energy products. Mr. Whitmire currently serves as Chair of the Transocean Inc. executive compensation committee, and Chair of the El Paso Corporation health, safety and environmental committee.

Qualifications: Having served as Chairman of our Board for over ten years, Mr. Whitmire provides valuable insight into the Company’s business, including the challenges and material risks it faces. Mr. Whitmire offers tremendous senior leadership and energy industry expertise to our Board as well, with more than 45 years experience in engineering, operations and the management of exploration and production companies worldwide. In addition, as a result of his having served on a number of public company boards for the past 16 years, Mr. Whitmire contributes significant corporate governance expertise to our Board.

J. Brett Harvey

President, Chief Executive Officer and Director, age 59

J. Brett Harvey has been President and Chief Executive Officer and a director of CONSOL Energy since January 1998. He has been a director of CNX Gas since June 30, 2005, the date of its formation, and was appointed as chairman of the CNX Gas Board in January 2009. Mr. Harvey was also elected to the position of chairman and chief executive officer of CNX Gas in January 2009. Mr. Harvey is a member of the board of directors of the Bituminous Coal Operators’ Association and a member of the executive committee and the board of the American Coalition for Clean Coal Energy. In December 2005, Mr. Harvey was elected to the board of directors of Barrick Gold Corporation, the world’s largest gold producer (“Barrick”). He serves on the Barrick compensation and environmental, health and safety committees. In December of 2007, Mr. Harvey was also elected to the board of directors of Allegheny Technologies Incorporated, a specialty metals producer, and serves on its nominating and corporate governance and compensation committees.

Qualifications: As Chief Executive Officer of the Company and of CNX Gas, Mr. Harvey is the most senior executive of the Company and as such provides our Board with the greatest insight into the Company’s business and the challenges and material risks it faces. Mr. Harvey has more than 30 years of natural resources industry experience and is especially qualified to understand the risks and leadership challenges facing a diversified energy company. Mr. Harvey also brings substantial corporate governance expertise to our Board, which he acquired through his years of service on multiple public company boards, including Barrick Gold Corporation and Allegheny Technologies Incorporated.

James E. Altmeyer, Sr.

Director, age 71

James E. Altmeyer, Sr. has been a director of CONSOL Energy since November 2003. He was a director of CNX Gas from June 30, 2005, the date of its formation, until April 28, 2009. During his tenure on the CNX Gas Board, he served as a member of the Audit Committee and Chairman of the Compensation Committee. He currently serves as Chairman of the Health, Safety and Environmental Committee and as a member of the Finance Committee of CONSOL Energy. Mr. Altmeyer served as President and Chief Executive Officer of Altmeyer Funeral Homes, Inc. of West Virginia, Ohio, Virginia and North Carolina from 1972 until 2007, at which time he became Chairman of Altmeyer Funeral Homes, Inc. He has also been President of Altmeyer Realty, a real estate holding company, and of Martin-Steadfast Insurance Company since 1972. Since 1987, Mr. Altmeyer has served on the board of directors of WesBanco, Inc., a multi-state bank holding company. Mr. Altmeyer is also a member of the executive committee of the Wheeling Hospital Board of Directors; Vice Chairman of the Chambers Foundation and a director of the General Douglas MacArthur Foundation.

Qualifications: Mr. Altmeyer brings over 35 years business experience to our Board and more than 20 years of board experience. In addition to his service on our Board and his previous service on the board of directors of CNX Gas, Mr. Altmeyer has served as a director on the board of directors of WesBanco, Inc. for over 20 years and that of Wheeling Hospital for 30 years and as such offers significant corporate governance and financial expertise to our Board. Mr. Altmeyer graduated from the United States Military Academy at West Point in 1961 and served on active duty until October 1972. Among his numerous combat (Vietnam) awards are a Silver Star and three Bronze Stars.

Philip W. Baxter

Director, age 61

Philip W. Baxter rejoined the Board in January 2009. He currently serves as a member of the Audit and Compensation Committees. Mr. Baxter previously served as a director of CONSOL Energy (as well as Chairman of its Audit Committee and a member of its Finance Committee) from August 1999 until August 2005. Mr. Baxter also serves as a director of CNX Gas, and was the Chairman of the Board from June 30, 2005 until January 2009. With respect to the CNX Gas Board, he currently serves as a member of the Audit Committee and has also served on the Finance Committee. Mr. Baxter has been the President of Stan Johnson Company, a nationally recognized leader in commercial real estate brokerage specializing in single-tenant properties, since September 2002. He was Chief Financial Officer and Executive Vice President of the Tulsa-based energy conglomerate, Mapco Inc., until March 1998 when it merged with The Williams Company. During his 18-year career at Mapco, Mr. Baxter held a number of officer level positions including Chief Information Officer and Senior Vice President of Strategic Planning. Prior to his career at Mapco, he held a number of financial positions with Williams Energy Company, a subsidiary of The Williams Company.

Qualifications: Mr. Baxter brings over 40 years of business experience to our Board, including over 30 years of energy industry experience, accumulated principally in the areas of finance, strategic planning, mergers and acquisitions, technology, government affairs and human resources. Having served in various supervisory executive-level positions over the course of his career, Mr. Baxter has developed significant management and leadership skills and is well accustomed to interfacing with rating agencies, investors, analysts, auditors, outside advisors and governmental officials. He has served as a member of our Board and the board of directors of CNX Gas for the past 12 years, collectively, and has served on each of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee.

William E. Davis

Director, age 67

William E. Davis joined the CONSOL Energy Board in January 2004. He currently serves as Chairman of the Nominating and Corporate Governance Committee and as a member of the Health, Safety and Environmental Committee. Since November 2007, Mr. Davis has been a director of AbitibiBowater Inc., which produces a broad range of paper and forest products marketed around the world, and serves on its nominating and governance and audit committees. Mr. Davis was a director of Abitibi Consolidated Inc, which produced newsprint and commercial printing paper and other wood products, from April 2003 to November 2007, and served on its audit and nominating and governance committees. Mr. Davis was also the chairman of the board of directors and Chief Executive Officer of Niagara Mohawk Power Corporation, an electricity and natural gas utility located in upstate New York from May 1993 to February 2002. Following the sale of Niagara Mohawk in February 2002 and until his retirement in April 2003, Mr. Davis served as chairman of National Grid USA and as an executive director of National Grid (UK), owner and operator of the electricity transmission network in England and Wales. He served as Chairman and Chief Executive Officer of the Metropolitan Development Foundation of Central New York until December 4, 2008.

Qualifications: Having served as chairman and chief executive officer of Niagara Mohawk Power Corporation, a major investor owned gas and electric utility, for nine years, and as chairman of National Grid USA and executive director of National Grid (UK), Mr. Davis provides our Board with substantial insight into the energy industry. Mr. Davis also contributes significant knowledge with respect to corporate governance matters acquired through his years of multiple board service and a unique corporate governance insight having graduated from the National Association of Corporate Directors certification course.

Raj K. Gupta

Director, age 67

Raj K. Gupta has been a director of CONSOL Energy since 2004 and a director of CNX Gas since June 30, 2005, the date of its formation. He currently serves as Chairman of the Audit Committee and a member of the Health, Safety and Environmental Committee. He is also a member of the audit committee of CNX Gas. From July 2007 to April 2009, Mr. Gupta also served as Chairman of the board of directors of Quetzal Energy Inc., a Canadian-based international oil and gas company operating in Guatemala, Central America. From 1965 until his retirement in 2000, Mr. Gupta held various management positions with Phillips Petroleum Company, an international integrated oil and gas company now part of ConocoPhillips, including Vice President of Strategic Planning, managing business development, strategic growth and globalization efforts in South America, China, the Middle East and the former Soviet Union. From 2000 to December 2004, Mr. Gupta served on the board of directors of Yukos Oil Company, Moscow, Russia, chaired its compensation committee and was a member of its audit and finance committees. From

2000-2009, Mr. Gupta was a member of the Advisory Council of the Industrial and Manufacturing Systems Engineering Department at Kansas State University. He also serves on the board of Preng & Associates in Houston. Mr. Gupta currently works as an independent management consultant.

Qualifications: Mr. Gupta brings over 40 years of business experience in the integrated oil and gas industry – including upstream and downstream businesses in the areas of strategic planning, finance, operations and technology. Through his more than ten years of collective service on the boards of CONSOL Energy, Quetzal Energy, Inc and Yukos Oil Company, Mr. Gupta has acquired a wealth of knowledge regarding the natural resources industry and the challenges and risks it faces, knowledge which he is able to share with our Board. In addition, his financial experience, and in particular his experience overseeing and assessing the performance of companies and independent public accounting firms, including (i) conduct regarding the corporate financial reporting process, and (ii) the preparation and integrity of financial information and statements, makes him an invaluable asset to our Company and our Audit Committee. Having served as a member of the Board of Directors of CONSOL Energy for the past six years and as a member of the CNX Gas board since that company’s formation in 2005, Mr. Gupta is very familiar with our business and the challenges and material risks it faces.

Patricia A. Hammick

Director, age 63

Patricia A. Hammick has served on the Board since June 2001. She currently serves on the Nominating and Corporate Governance and Finance Committees. Mrs. Hammick also currently serves as lead independent director for the board of directors of Dynegy Inc., an independent power producer to which she was elected in April of 2003. Since January 2007, she has also been a director of SNC – Lavalin Group, Inc. (“SNC”), a company engaged in engineering and construction, infrastructure ownership and management, and facilities and operations management. She serves as a member of SNC’s audit and health, safety & environment committees. She is a member of the National Association of Corporate Directors and was an adjunct professor in graduate studies at The George Washington University from 2001 to 2003.

Qualifications: Ms. Hammick brings 34 years of progressively senior level management experience in the energy industry to our board and an abundance of knowledge in the areas of natural gas exploration and production, transmission, distribution, oil production and power generation and development, shareholder relations and merger and acquisitions management. As a member of the National Association of Corporate Directors and as a result of her more than ten years service on multiple public company boards in sectors directly relevant to the Company, Ms. Hammick offers expertise in corporate governance matters, the assessment of company exposure to risks associated with economic factors, financial matters and competitive market and regulatory compliance. She is also experienced in the identification, development and execution of risk response strategies.

David C. Hardesty, Jr.

Director, age 64

David C. Hardesty, Jr. joined the Board in October 2005. He currently serves as a member of the Health, Safety and Environmental and Finance Committees. Mr. Hardesty is President Emeritus and Professor of Law at West Virginia University (WVU). He was President of WVU from 1995 to 2007. While serving as President, he was also a member of the National Security Higher Education Advisory Board. In addition, Mr. Hardesty served as the permanent chair of WVU’s affiliated research corporation, teaching hospital and the hospital’s parent health care system of hospitals. He is a member of numerous professional and civic organizations. Prior to his career in academia, Mr. Hardesty was a partner in the law firm of Bowles Rice McDavid Graff & Love in Charleston, West Virginia, where he practiced in the areas of state and local taxation, corporate and banking and administrative law for 18 years. He is currently Of Counsel at this law firm. Mr. Hardesty was a State Tax Commissioner during Senator John D. Rockefeller IV’s first term as governor of West Virginia (1977-1980). He also served as chairman of the National 4-H Council, a director and officer in the Big East Conference, and a member of the Bowl Championship Series Presidential Oversight Committee, as well as a founding directors of the Blanchettee Rockefeller Neurosciences Institute.

Qualifications: Mr. Hardesty brings more than 16 years of senior level executive experience to our Board. Mr. Hardesty also offers a unique and invaluable perspective into corporate governance matters, having practiced as an attorney in the areas of corporate law, banking and administrative law and state and local taxation for 18 years. Mr. Hardesty has developed significant leadership skills over the course of his career, having been a CEO of a major higher education institution, an agency head in state government, a law professor, and chair of a large health care system. He has also been a member of numerous civic and charitable boards and commissions, including the National Security Higher Education Advisory Board.

John T. Mills

Director, age 62

John T. Mills joined the Board in March 2006. Mr. Mills currently serves as a member of the Audit and the Compensation Committees. In January 2008, Mr. Mills became a member of the board of directors and audit, conflicts and risk management committees of Regency GP, LLC, the general partner of Regency GP, LP, the general partner of Regency Energy Partners LP, a natural gas gathering, processing and transportation master limited partnership. Mr. Mills joined the board of directors of Horizon Offshore, Inc., a marine construction company, in June 2002 and served as the chairman of the board of directors from September 2004 until December 11, 2007, when Horizon Offshore, Inc. was acquired by Cal Dive International, Inc. He currently serves on the board of directors of Cal Dive International Inc., a marine contractor providing manned diving, derrick, pipelay and pipe burial services to the offshore oil and natural gas industry, and serves on the audit, compensation and corporate governance and nominating committees. Mr. Mills was the Chief Financial Officer of Marathon Oil Corporation, an integrated energy company, from January 2002 until his retirement in December 2003.

Qualifications: As a licensed attorney with 35 years of business experience, including 16 years as an officer of Marathon Oil Corporation and USX Corporation, Mr. Mills brings significant knowledge and experience to our Board. In particular, Mr. Mills brings an in depth understanding of the evaluation of organic growth capital projects and acquisition and disposition opportunities, and the importance of maintaining a competitive capital structure and liquidity. In addition, having previously served as senior vice president, finance and administration and later the chief financial officer of Marathon Oil Corporation, Mr. Mills has developed a wealth of financial knowledge with respect to the oversight of (i) the preparation of consolidated financial statements, (ii) internal audit functions and (iii) public accountants, skills which are critical to our Company and particularly our Audit Committee.

William P. Powell

Director, age 54

William P. Powell has served on the Board since January 2004. He currently serves as Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee. Since 1993, Mr. Powell has also been a director of Cytec Industries, a global specialty chemicals and materials company, where he chairs the governance committee and has served on the audit committee. Until May 2007, Mr. Powell was a managing director of Williams Street Advisors, a New York City-based merchant banking boutique. Mr. Powell resigned from William Street Advisors to establish a family office, 535 Partners LLC. Mr. Powell serves as managing partner of 535 Partners LLC.

Qualifications: With an MBA degree and over 30 years of financial, management and investment experience, Mr. Powell brings a wealth of knowledge to our Board. Having served on multiple public company boards for over 16 years, Mr. Powell also has significant expertise in corporate governance matters.

Joseph T. Williams

Director, age 72

Joseph T. Williams has been a director of CONSOL Energy since January 2004. He currently serves as Chairman of the Finance Committee and a member of the Compensation Committee. Mr. Williams also served as a director of CNX Gas from July 10, 2006 until January 2009. Mr. Williams is a retired oil and natural gas industry executive who has held positions as chairman or Chief Executive Officer or both for NASDAQ, American, and New York Stock Exchange listed companies. He has served as a member of a number of industry organizations over the course of his career and currently serves as a member of the Society of Petroleum Engineers and the Dallas Wildcat Committee.

Qualifications: Mr. Williams brings 49 years of operational, engineering and corporate business experience to our Board. Mr. Williams has served in senior executive positions for a number of private and public companies in the oil and natural gas industry, including Chevron Corporation, Mitchell Energy and Development Corp., Lear Petroleum Corporation, PG & E Resources, Enserch Exploration, Inc., MCN Investment Corporation and DevX Energy Inc. Having served in these positions, Mr. Williams provides our Board with a broad understanding of the energy industry generally and the challenges and material risks inherent in the Company’s businesses.

Resignation Policy

On September 9, 2009, the Board approved an amendment to Section 2.9 of the Bylaws to provide that, among other matters, any nominee for director who receives a greater number of votes “withheld” than “for” his or her election in an uncontested election will, following certification of the election results, promptly render his or her offer of resignation to the Chairman of the Board. The Nominating and Corporate Governance Committee of the Board will consider any such tendered resignation as it deems appropriate and within 75 days following the date on which the election occurred, make a recommendation to the Board concerning the acceptance or rejection of such resignation. The Board will take formal action on the committee’s recommendation no later than 90 days following the date on which the election occurred.

Related Party Policy and Procedures

Our Audit Committee adopted a written Related Party Policy and Procedures for the review and approval or ratification of related party transactions with directors, nominees for director and executive officers. A copy of the policy is available on our website at www.consolenergy.com.

Under the policy, prior to entering into a related person transaction, a director, nominee or executive officer is to notify our chief financial officer and general counsel of the material facts regarding it. If our chief financial officer and general counsel determine that the proposed transaction is a related person transaction, it is presented to our Audit Committee (or if it is not practicable or desirable to wait until the next Audit Committee meeting, to the chairman of the Audit Committee) for approval. The Audit Committee will consider all relevant facts and circumstances including the terms of the transaction and terms that would be available to unrelated parties, the benefits to us, and, if it involves an independent director, any impact on independence. The Audit Committee will also inform our Nominating and Corporate Governance Committee of any related party transactions involving directors or nominees. Since the SEC’s related party regulation also applies to directors’ and executive officers’ family members as well as entities in which they may be deemed to have an indirect material interest, it is possible that related person transactions could occur without a director or executive officer being aware of them and bringing them to us for approval. When we become aware of a related person transaction that has not been previously approved, the policy provides that it will be presented to our Audit Committee for ratification or other action. The policy also provides that our Audit Committee will review on an annual basis ongoing related person transactions having a remaining term of more than six months or a remaining amount in excess of $120,000. The transactions described above in “Related Party Transactions” and the transactions that were described in “Compensation Committee Interlocks and Insider Participation” on page 7 were ratified under this policy. We also require that officers and directors complete director and officer questionnaires annually and that they adhere to written codes of business conduct and ethics regarding various topics including conflicts of interest, loans from the Corporation, the receipt of gifts, service in outside organizations, political activity and corporate opportunities; officers and directors certify compliance with these codes in writing each year. With respect to CNX Gas, its audit committee’s charter addresses its review, and, if appropriate, approval or ratification of transactions between it (including its subsidiaries) and related persons that are required to be reported by it under the SEC’s related party regulation.

For a description of certain relationships and related transactions, see “Compensation Committee Interlocks and Insider Participation” on page 7.

Determination of Director Independence

Our Board is required under the New York Stock Exchange rules to affirmatively determine the independence of each director and to disclose this determination in the Proxy Statement for each annual meeting of shareholders of CONSOL Energy. Based on the independence standards set forth in our Corporate Governance Guidelines which are described below, our Board at its meeting held on February 16, 2010, determined that all non-employee directors (i.e., all directors except J. Brett Harvey) had no material relationship with CONSOL Energy (either directly or indirectly, including as a partner, shareholder, or officer of an organization that has a relationship with CONSOL Energy) and are “independent” under our Corporate Governance Guidelines and the corporate governance rules of the New York Stock Exchange codified in Section 303A of the NYSE Listed Company Manual. The Board considered the transactions described in “Compensation Committee Interlocks and Insider Participation” on page 7 with respect to Mr. Altmeyer. Each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE listing standards and the SEC rules.

The Board established the following standards for determining director independence in our Corporate Governance Guidelines, which are available on the Corporate Governance section of the Corporation’s website at www.consolenergy.com.

A director will not be deemed independent if:

•

(i) the director is, or has been within the previous three years, employed by CONSOL Energy, or an immediate family member is, or has been within the previous three years, an executive officer of CONSOL Energy; provided, that employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment;

•

(ii) the director or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from CONSOL Energy, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided, that compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this paragraph (ii) and provided, further, that compensation received by an immediate family member for service as an employee of CONSOL Energy (other than an executive officer) need not be considered in determining independence under this paragraph (ii);

•

(iii) (A) the director or an immediate family member is a current partner of the firm that is CONSOL Energy’s internal auditor or external auditor (each an “Audit Firm”); (B) the director is a current employee of an Audit Firm; (C) the director has an immediate family member who is a current employee of an Audit Firm and who personally works on CONSOL Energy’s audit; or (D) the director or an immediate family member was, within the previous three years (but is no longer), a partner or employee of an Audit Firm and personally worked on CONSOL Energy’s audit within that time;

•

(iv) the director or an immediate family member is, or has been within the previous three years, employed as an executive officer of another company where any of CONSOL Energy’s present executive officers at the same time serves or served on such company’s compensation (or equivalent) committee of the board of directors; or

•

(v) the director is a current employee, or an immediate family member is an executive officer, of a company that has made payments to, or received payments from, CONSOL Energy for property or services in an amount which, in any of the previous three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. For purposes of the foregoing, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year; and

•

(vi) for members of the audit committee only: other than in the capacity as a member of the audit committee, the Board, or any other committee of the Board, the director (A) does not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from CONSOL Energy, provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with CONSOL Energy (provided that such compensation is not contingent in any way on continued service), or (B) is not an affiliated person of CONSOL Energy.

“Immediate family members” of a director are the director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such person’s home. When applying the look-back period referenced in clauses (i) – (v) above, directors need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

“Executive officer” has the meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

Any related person transaction required to be disclosed under SEC Regulation S-K, Item 404, shall be considered in determining the independence of a director or nominee.

Required Vote

As more fully set forth in Section 2.9 of CONSOL Energy’s Amended and Restated Bylaws, the affirmative vote of a plurality of the votes cast at the Annual Meeting shall elect directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE ABOVE-NAMED NOMINEES FOR THE BOARD OF DIRECTORS.

EXECUTIVE COMPENSATION AND STOCK OPTION INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis section is designed to explain the material elements of compensation paid to our executive officers and to describe the manner and context in which compensation is awarded to and earned by these individuals.

The five individuals identified in the Summary Compensation Table of this Proxy Statement comprise our “named executives.” The five employees of CONSOL Energy are: our Chief Executive Officer (Mr. Harvey), our Chief Financial Officer (Mr. Lyons), our Chief Operating Officer (Mr. DeIuliis), our Chief Legal Officer (Mr. Richey) and our Executive Vice President – Business Advancement and Support Services (Mr. King or “EVP – Business Advancement”). Each of our named executive officer’s compensation in 2009 was approved by our Compensation Committee (and the independent members of our Board in the case of our Chief Executive Officer).

As a result of a management reorganization of CONSOL Energy and CNX Gas in January 2009 (as described below), Mr. DeIuliis, the President and Chief Operating Officer of CNX Gas, became an employee of CONSOL Energy and became the Executive Vice President and Chief Operating Officer of CONSOL Energy. Although the CNX Gas Board and its compensation committee approved his 2009 compensation package in December 2008, the Compensation Committee for CONSOL Energy also reviewed and approved his 2009 compensation package in February 2009 since he is now the Chief Operating Officer of CONSOL Energy.

Our executive compensation program consists of base salary, time-based restricted stock units and at-risk compensation, both short- and long-term. The elements of our executive compensation program include base salary, annual cash incentive awards, long-term incentive awards, retirement and other post-employment programs and perquisites.

The Compensation Committee uses a variety of resources, including tally sheets, competitive market analysis, and input from independent consultants to make decisions regarding our executives’ compensation that are consistent with our executive compensation philosophy and objectives. The Compensation Committee considers the Corporation’s business performance, financial goals, the current industry environment and various tax considerations in determining how to apply the Corporation’s executive compensation philosophy to decisions regarding executive compensation.

The analysis that follows describes the material elements of CONSOL Energy’s compensation programs for each of the named executives.

Elements of Our Executive Compensation Program

The Compensation Committee seeks to achieve its objectives through the following elements of our executive compensation program:

•	Base Salary

•	Short-Term Incentive Compensation

•	Long-Term Incentive Compensation

-  Restricted Stock Units

-  Stock Options

-  Performance Share Units

•	Post-Employment Compensation

-  Retirement Benefits

-  Employment and Letter Agreements

-  Change in Control Agreements

•	Perquisites

Objectives of Our Executive Compensation Program

One of the primary objectives of our executive compensation program is to attract and retain talented individuals to manage and lead CONSOL Energy. Accordingly, our Compensation Committee is responsible for approving the compensation of our executive officers and, in the case of our Chief Executive Officer, recommending his compensation to the independent members of the Board for final approval.

We believe that the quality, skills and dedication of our named executives are critical factors affecting the short- and long-term value of CONSOL Energy. As a result, the objectives of our compensation program are as follows:

•	promote the achievement by CONSOL Energy of annual and long-term performance objectives;

•	provide incentives for our named executives to achieve performance goals;

•	reward our named executives for the achievement of performance goals;

•	align our named executives’ interests with the interests of CONSOL Energy and its shareholders; and

•	provide compensation opportunities that will attract and retain superior executive personnel who will make significant contributions to CONSOL Energy’s short- and long-term success.

Through the use of our long-term compensation program, executive officers have the opportunity to receive total compensation at the top quartile among our peer group of companies, only if absolute and/or relative performance warrant such a payout.

Role of Outside Compensation Consultant

The Compensation Committee has engaged an outside compensation consulting firm to assist it with the development of our compensation program, and this consultant works for the Compensation Committee in coordination with management.

The Compensation Committee looks to the outside compensation consultant to review the elements of our compensation program and recommend any modifications thereto, including the appropriate mix of short- and long-term incentives, based on the consultant’s review of the market practices of a peer group of companies (which are recommended by the consultant after discussions with the Compensation Committee and management, and approved by the Compensation Committee). The consultant also provides ongoing input on the design of our incentive programs and the underlying performance metrics.

The Compensation Committee also uses the compensation consultant’s benchmarking studies to determine the market pay practices of similarly situated executives to our named executives. The Compensation Committee’s policy is to use the data prepared and presented by the outside compensation consultant as a reference point or guideline. Actual compensation may be higher or lower than the compensation for executives in similar positions at comparable companies.

In connection with the 2009 compensation program, the compensation consultant benchmarked the proposed compensation packages against (i) proxy data of fifteen similarly-sized energy industry companies (the “Peer Group”), and (ii) published survey data. Proposed compensation packages for total direct compensation were also compared to the trended energy industry peer group data.

The rationale for having higher or lower compensation than other executives at comparable companies is a function of that person’s performance, skills, experience and specific role in the organization, as well as CONSOL Energy’s overall performance. For example, with respect to each of our named executives, the compensation consultant found in February 2009, that the 2009 compensation packages recommended to the Compensation Committee were between the 44th and 81st percentiles of proxy data, or the 32nd to 74th percentiles of trended proxy data (that is proxy data that is trended forward by 5% per year to account for the fact that the proxy data available at the time reflected

2007 compensation information). It was determined that for each of these individuals, their history with the Corporation, the depth and breadth of their experiences, their job responsibilities and CONSOL Energy’s performance in 2008 warranted the recommended level of compensation. Additionally, when reviewing the ranking of CONSOL Energy’s compensation packages to its peers, the Compensation Committee analyzes the size of CONSOL Energy relative to the Peer Group. In early 2009, CONSOL Energy’s revenues of $4.3 billion positioned it at the 72nd percentile of the Peer Group (based on the last quarter in 2007 and first three quarters in 2008), and CONSOL Energy’s market capitalization of $4.9 billion was positioned at the 52nd percentile of the Peer Group (based on data as of February 2, 2009).

2009 Peer Group

For purposes of establishing 2009 compensation, the Compensation Committee approved a Peer Group that consisted of the following 15 companies:

Allegheny Energy Inc.	Noble Energy, Inc.
Alpha Natural Resources, Inc.	Patriot Coal Corporation
Arch Coal, Inc.	Peabody Energy Corporation
Chesapeake Energy Corporation	PPL Corporation
EQT Corporation	Questar Corporation
EOG Resources, Inc.	Teco Energy, Inc.
Foundation Coal Holdings, Inc.	Vectren Corporation
Massey Energy Company

The Peer Group was modified in 2009 to include Patriot Coal Corporation, a company that was spun off from Peabody Energy Corporation in November 2007. While it is one of the smaller companies in the Peer Group based on revenue and market capitalizations, it is an appropriate comparator company based on business focus and geographic location of its operations.

The consultant’s standard methodology is to recommend that peer companies are in the same sub-industry (coal) and/or industry (energy) as CONSOL Energy and then to examine the size of companies based on revenues and market capitalization to identify the most comparable companies.

2010 Peer Group

In December 2009, our outside compensation consultant reviewed additional companies in the coal and energy industries. Based on that review, our Compensation Committee approved eliminating Foundation Coal Holdings, Inc., as it merged with Alpha Natural Resources, Inc. in July 2009. The other companies in the Peer Group remained the same as 2009.

Considerations of the Compensation Committee

The Compensation Committee relies on its own judgment in setting each executive officer’s compensation and not on any rigid guidelines or strict formulas. To establish compensation for a particular executive officer, the Corporation’s human resources personnel make an initial assessment and submit it to our Chief Executive Officer for review (except in the case of the Chief Executive Officer’s compensation). This assessment considers relevant industry salary practices, the position’s complexity and level of responsibility, its importance to us in relation to other executive positions, and the competitiveness of an executive officer’s total compensation. Our Chief Executive Officer may make appropriate changes to this assessment based on his determination of such named executive’s past performance. The Compensation Committee then reviews:

•	our Chief Executive Officer’s compensation alternatives for each named executive (other than himself);

•	our Chief Executive Officer’s evaluation of each named executive’s performance and internal value; and

•	the benchmarking studies compiled by the outside compensation consultant.

From this information, the Compensation Committee approves, in consultation with the Chief Executive Officer and the outside compensation consultant, the amount of each executive officer’s annual base salary, short- and long-term incentive compensation.

To establish compensation for our Chief Executive Officer, the Compensation Committee reviews:

•	the benchmarking studies and compensation alternatives compiled by the outside compensation consultant; and

•	the Chief Executive Officer’s self-evaluation of his performance in light of the prior year’s goals and objectives, and the Board of Directors’ evaluation of his performance.

The Compensation Committee’s current intent is to perform at least annually a strategic review of our named executives’ overall compensation packages to determine whether they provide competitive incentives and whether they properly compensate our executive officers relative to comparable officers in other companies with which we compete for talent. Our Compensation Committee’s most recent overall compensation review occurred in February 2010. Our Chief Executive Officer, Chief Financial Officer and Chief Legal Officer typically attend all or a portion of the Compensation Committee meetings. However, the named executives are not present during that portion of the meeting in which their compensation is considered and approved.

Performance of CONSOL Energy in 2009

In 2009, CONSOL Energy had several significant achievements in a number of important areas in which we judge our performance:

•

We recorded our best safety performance in the history of CONSOL Energy, with our reportable incidence rate improving by approximately 9% from 2008 (approximately 2.6 times better than the industry average).

•

As a result of the weak economy, CONSOL Energy exercised coal sales and production discipline to preserve cash and stabilize the market. Despite the weak economy, coal sales revenue increased by over $300 million above our 2008 results.

•

The weak economy resulted in a collapse of gas prices during 2009; however, the Company’s strong hedge position preserved value and resulted in strong revenues for the year. We sold 100% of our production with zero curtailment by interstate pipelines.

•

In 2009, we produced 59.4 million tons of coal and 94.4 Bcf of natural gas, resulting in approximately $540 million of total Net Income and approximately $1.2 billion of EBITDA (please refer to “EBITDA Reconciliations” on page 41 for information on the calculation of actual EBITDA for 2009). This represents an increase of 21% for Net Income and 9% for EBITDA relative to 2008.

•	We acquired approximately 63,700 acres of Marcellus Shale leases and 19,000 acres of coal-bed methane leases.

•	We successfully recruited talented employees within the energy industry by positioning the Company as a safe, stable, and growing workplace.

Objectives and Performance of Named Executives

2009 Performance Goals and Objectives

As mentioned above, the performance of our named executives is considered when establishing individual compensation. This means that the individual’s performance is taken into account when compensating a named executive for prior performance and/or approving a targeted compensation package for the following year.

The Compensation Committee did not separately consider each individual goal and objective identified below, nor did it assign any relative weights to these goals and objectives. For purposes of considering an individual’s performance, the Compensation Committee made a subjective determination based on a review of each named executive officer’s overall performance relative to such goals and objectives.

Our Corporation takes a team approach to achieving our strategic vision for CONSOL Energy. For 2009, our named executives had the following as their combined primary performance goals and objectives:

Executives’ Primary Goals and Objectives for 2009

Safety	Improving safety by continuing CONSOL Energy’s efforts to achieve a zero incidence rate. The Company’s efforts to achieve zero accidents are not measured by the safety incidence rate (as no accidents are acceptable), but rather how and whether the Company established an effective incentive program and training program.

Productivity	Continuing to optimize production rates and offsetting rising costs through efficient deployment of CONSOL Energy’s resources (such as investment in upgrading older mines with new technology). The Company’s efforts to optimize production rates are not measured by the amount of coal the Company produces, but rather the efficiency by which the Company produces that coal.

Sales and Marketing	Expanding both financial margins and market share for CONSOL Energy’s coal. Specific targets regarding financial margins and market share are generally not determined. Rather, the Compensation Committee in a very general manner considers, at end of the year, sales prices under the Company’s sales contracts for the year and the Company’s market share. However, the Company does consider costs per ton with respect to coal results and costs per Mcf with respect to gas results (see “2009 Short-Term Incentive Compensation” set forth below on page 31 for 2009 target information).

Finance	Protecting the Company’s current financial position measured by CONSOL Energy’s (i) Net Income and (ii) earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization (which we refer to as EBITDA).*

Organization	Continuing to analyze CONSOL Energy’s corporate and management structure to identify opportunities for enhancement and to unlock value.

Business Development	Expanding core business and business support via acquisitions and joint ventures.

Environmental	Participating in greenhouse gas initiatives and developing innovative environmental mitigation measures to maintain regulatory compliance.

Recruiting	Continuing to enhance CONSOL Energy’s image as an employer and becoming the employer of choice for prospective employees.

Corporate Governance	Effectuating good corporate governance by continuing to assist the Board in its oversight of CONSOL Energy and further enhancing communication between management and the Board.

*	CONSOL Energy’s EBITDA and Net Income targets for 2009 were $1,285,000,000 and $570,333,000, respectively. Please refer to “EBITDA Reconciliations” on page 41 for information on the calculation of the target EBITDA for 2009.

These performance measures are used in exercising negative discretion to reduce awards (when appropriate) under the Short-Term Plan and the LTIP. The Compensation Committee also considers, in part, individual performance against these goals in determining the compensation package for each named executive officer for the current year.

The Compensation Committee, in conjunction with our Chief Executive Officer, determined that our named executives exceeded their 2009 goals and objectives.

2010 Performance Goals and Objectives

Our named executives’ collective goals and objectives for 2010 are substantially similar to their goals and objectives for 2009, with the following two additions:

•

Public Image & Branding. We will continue to enhance CONSOL Energy’s corporate image and build its reputation as a leader in energy and environmental policy, as well as a community leader. These efforts are also consistent with our commitment to recruiting and enhancing the Company’s image as an employer.

•	Regulation Risk. We will actively manage potential adverse risk associated with new governmental regulations.

The 2010 goals and objectives largely remained the same because these goals are long-term objectives which will be realized over time and which will drive CONSOL Energy’s strategic success. The Compensation Committee will review in 2011, as it did in 2010 prior to approving award pay-outs for 2009 performance, whether our named executives made strides toward the achievement of these goals in the one-year period.

Mix of Total Compensation

The Compensation Committee analyzed the mix of salary, short-term incentive compensation and long-term compensation for purposes of setting 2009 compensation.

2009 TARGETED PAY MIX
Named Executive	Base Salary	Annual Incentive Compensation Awards*	Long-Term Incentive Compensation**	Total At-Risk Compensation (Short- Term Incentive Compensation,* Options and Performance Share Units**)
Chief Executive Officer	11.2%	14.6%	74.2%	77.5%
Chief Financial Officer	23.8%	16.7%	59.5%	56.3%
Chief Operating Officer	18.5%	18.5%	63.0%	60.5%
Chief Legal Officer	37.4%	22.5%	40.1%	49.2%
EVP – Business Advancement	36.5%	21.9%	41.6%	49.6%

*	For purposes of short-term incentive compensation awards, assumes target payout.
**	For purposes of Performance Share Unit awards, assumes target payout.

Base Salary

2009 Base Salary

The objectives of base salary are to provide fixed compensation necessary to attract and retain key executives and to offset the cyclicality in our business that may impact variable pay year-to-year. Factors considered in establishing base salaries include competitiveness with external market data, internal worth and value assigned to the named executive’s role and responsibilities at CONSOL Energy, and the named executive’s skill and performance.

The Compensation Committee (and in the case of the Chief Executive Officer, the independent members of the Board) approved the base salaries of our named executives in February 2009 after the 2008 proxy data (containing 2007 compensation information) and survey data became available.

In February 2009 and as a result of the management reorganization, the Compensation Committee approved annual base salary increases for each of our named executives, except the Chief Executive Officer, whose base salary was not increased, but instead, his target payout under the Short-Term Plan was increased to more closely link his cash compensation to performance. These increases occurred in large part due to the additional responsibilities that each of the named executives assumed as a part of the management reorganization. For those named executives receiving an annual base salary increase, the increases ranged from 6.0% to 15.0% from 2008.

The annual base salaries for 2009 were approved as follows:

Named Executive	Salaries for 2009
Chief Executive Officer	$1,000,000
Chief Financial Officer	$511,200
Chief Operating Officer	$600,000
Chief Legal Officer	$402,800
EVP – Business Advancement	$368,000

Based in part on each person’s 2008 performance and their additional responsibilities, it was deemed reasonable to have salaries for each of the executive officers that are positioned between the 71st and 99th percentiles of the Peer Group. Our Chief Legal Officer’s salary was at the 99th percentile, but this was due in large part to the fact that relatively few Peer Group companies have a Chief Legal Officer listed in their proxy, and of those positions, our Chief Legal Officer’s responsibilities are substantially broader. In general, the salary levels of our named executives are consistent with our revenue and market capitalization position relative to our Peer Group and the additional responsibilities assumed by the executive officers as a result of the management reorganization.

2010 Base Salary

In February 2010, the Compensation Committee approved annual base salary increases for each of our named executive officers, and in the case of our Chief Executive Officer, the independent members of the Board ratified the Compensation Committee’s recommendation. The increases ranged from 5.5% to 10.0% from 2009. These increases were attributable, in part, to outstanding performances in 2009 and additional responsibilities assumed by certain of the named executives.

Short-Term Incentive Compensation

2009 Short-Term Incentive Compensation

In February 2009, we implemented the Short-Term Incentive Compensation Plan (which we call the “Short-Term Plan”) under the Executive Annual Incentive Plan to provide incentives to our employees to achieve performance goals and to reward our employees for the achievement of those goals. The Short-Term Plan is designed to deliver greater cash awards when CONSOL Energy and the employees are successful in meeting or exceeding established targets and to pay less when CONSOL Energy and/or the employee fall short of these targets. The Short-Term Plan is also designed to provide incentive compensation (measured at target) that is comparable to compensation provided by companies with which CONSOL Energy competes for executive talent.

Each of the named executives had an opportunity to earn a 2009 bonus if CONSOL Energy achieved threshold level goals for any of the following reasons: (i) total shareholder return relative to the Shareholder Return Peer Group was at or exceeded the 50th percentile, (ii) EBITDA of $642,500,000 (50% of targeted EBITDA for 2009),* or (iii) annual Net Income of $285,166,500 (50% of targeted Net Income for 2009), and in the case of (ii) and (iii), are developed from the Board-approved profit objective for the year. If any of the thresholds were achieved, each named executive had the opportunity to earn his maximum bonus which the Compensation Committee may, in its discretion, reduce through the exercise of negative discretion.

In February 2010, the Compensation Committee determined that CONSOL Energy had achieved all three of its performance goals in 2009. To summarize, the Compensation Committee determined that:

•	Total Shareholder Return relative to the peer companies was at the 68th percentile (more than the benchmark 50th percentile of the Total Shareholder Return Peer Group for 2009).

•	Annual EBITDA (adjusted pursuant to the terms of the Short-Term Plan) for fiscal year 2009 was $1,234,068,131 (i.e., exceeding $642,500,000 (50% of the target EBITDA for 2009)).*

•	Annual Net Income for fiscal year 2009 was $546,915,169 (i.e., exceeding $285,166,500 (50% of the target Net Income for 2009)).

* Please refer to “EBITDA Reconciliations” on page 41 for information on the calculation of the target EBITDA, the actual EBITDA and the Short-Term Plan adjusted EBITDA for 2009.

As a result, the awards funded at maximum, and then the Compensation Committee determined to review its negative discretion guidelines. In exercising its negative discretion, the Compensation Committee may rely on a number of factors, including the following formula, to determine the amount actually paid:

Base Salary	x	Opportunity Percentage	x	Annual Incentive Compensation Factor	=	Annual Award Payment

The “Opportunity Percentage” referenced in the above formula is expressed as a percentage of base salary. In early 2009, the Compensation Committee determined the Opportunity Percentages for our named executives based on a review of competitive data and performance. The Compensation Committee (and in the case of the Chief Executive Officer, the independent members of the Board) approved the Opportunity Percentages as follows:

Named Executive	Opportunity Percentages for 2009	Target Payout under the Short-Term Plan*
Chief Executive Officer	130%	$1,300,000
Chief Financial Officer	70%	$357,840
Chief Operating Officer	100%	$600,000
Chief Legal Officer	60%	$241,680
EVP – Business Advancement	60%	$220,800

*	The 2009 target payout amounts for the named executives under the Short-Term Plan ranged from a 7.1% to a 25.5% increase from the 2008 target payout amounts, including an 8.3% increase from 2008 in the case of the Chief Executive Officer. The Compensation Committee increased the Chief Executive Officer’s target payout under the Short-Term Plan, as opposed to his annual salary (which remained constant relative to his salary in 2008), in order to more closely link his cash compensation to performance.

The “Opportunity Percentages” and target payouts are benchmarked against the Peer Group and survey data (as available). This data was utilized to ensure that the recommendations were within market. As a result of this study, the Compensation Committee approved the named executives’ Opportunity Percentages and target payouts, with the target payouts being generally competitive between the 45th and 75th percentile levels of the Peer Group.

The “Annual Incentive Compensation Award Factor,” as referred to in the above formula, consists of the following three targets (each weighted equally):

•	Coal Results Target (which is based on 1/3 production, 1/3 costs and 1/3 safety)

•	Gas Results Target (which is based on 1/3 production, 1/3 costs and 1/3 safety)

•	Individual Performance Target (which includes those objectives set forth in the section above)

Each of these targets is measured independently such that if one target is not achieved, an opportunity exists for the other targets to be achieved, resulting in an annual award payment. The scores may range from 70-200% for each target, with a 100% score indicating achievement of a target and a higher score (up to 200%) indicating that the target was exceeded. If the minimum score of 70% is not reached for a target, a score of zero will be recorded for that target.

Coal Results for 2009

In early 2010, the Compensation Committee and the independent members of the Board reviewed and evaluated the Coal Results for 2009, and determined the following scores for Coal:

Element	Original Target	Revised Target*	Actual Results	Coal Score (Based on Revised Targets)
Production	62,906,367 tons	59,345,548 tons	59,389,348	101%
Cost/Ton	$33.69	$34.91	$34.41	114%
Safety	Zero Accidents	Zero Accidents	-	151%
Total	-	-	-	122%

*	The production and cost/ton targets were revised because CONSOL Energy exercised market discipline and intentionally pulled back on production, and thus, increased costs slightly, to better match supply with demand and protect shareholder value.

Gas Results for 2009

In early 2010, the Compensation Committee and the independent members of the Board reviewed and evaluated the Gas Results for 2009, and determined the following scores for Gas:

Element	Original Target	Actual Results	Gas Score
Production	85.6 Bcf	94.4 Bcf	200%
Cost/Mcf	$4.09	$3.62	200%
Safety	Zero Accidents	Zero Accidents	200%
Total	-	-	200%

Individual Results for 2009

In February 2010, our Chief Executive Officer reviewed and discussed with the Compensation Committee his assessment of the other named executives’ performances in 2009 relative to the target goals referenced above. Our Compensation Committee concurred with our Chief Executive Officer’s assessment of executive performance and approved performance scores for our Chief Financial Officer, Chief Operating Officer, Chief Legal Officer and EVP – Business Advancement that were at or within the following range: 190% to 200%. Similarly, the Compensation Committee and the independent members of the Board reviewed and evaluated the Chief Executive Officer’s self-assessment in light of his stated goals and objectives and agreed to an individual performance score of 200.

Exercising Negative Discretion

After reviewing the Coal Results, the Gas Results and the Individual Results, the Compensation Committee exercised negative discretion, consistent with the formula referenced on page 32 of the proxy. Information regarding the maximum payouts, the amount by which the payouts were reduced from the maximum payouts, and the amount of the actual payouts, is set forth below:

Named Executive	Maximum Payout under the Short-Term Plan	Amount by which the Maximum Payout was Reduced under the Short-Term Plan	Actual Payout under the Short-Term Plan
Chief Executive Officer	$2,600,000	$338,000	$2,262,000
Chief Financial Officer	$715,680	$95,680	$620,000
Chief Operating Officer	$1,200,000	$150,000	$1,050,000
Chief Legal Officer	$483,360	$63,360	$420,000
EVP – Business Advancement	$441,600	$51,600	$390,000

Section 162(m)

With some exceptions, Section 162(m) of the federal income tax laws limits CONSOL Energy’s deduction for compensation in excess of $1 million paid to certain covered employees (generally our Chief Executive Officer and the three next highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Awards made under our Short-Term Plan and our Long-Term Incentive Program (discussed below) are intended to comply with Section 162(m) of the Code.

2010 Short-Term Incentive Compensation

In February 2010, the Compensation Committee approved the 2010 Short-Term Plan award opportunities which, if earned, would be paid to the Company’s officers and other employees in the first quarter of 2011. Similar to the 2009 Short-Term Plan, 2010 award opportunities were approved under the Executive Annual Incentive Plan so that awards to be granted thereunder to covered employees would comply with Section 162(m) of the Code. In consultation with the outside compensation consultant and management, the Compensation Committee determined to retain the design of the Short-Term Plan and approved 2010 target awards with substantially similar terms and conditions to the 2009 Short-Term Plan awards, and target awards (in dollars) increased by 5.5%-18.5% from 2009, which increase was primarily attributable to increases in base salary effective for 2010.

Long-Term Incentive Compensation

Mix of Long-Term Incentive Compensation

The Compensation Committee believes that combined grants of stock options, restricted stock units and performance share units provide a balance for our named executives between risk and potential reward consistent with the market trends of our peers. In February 2009, the Compensation Committee determined that target long-term incentive expected values for all named executives except the CEO would be derived 1/3 from stock options, 1/3 from restricted stock units and 1/3 from performance share units (assuming target performance is achieved). This allocation was based primarily on a desire to balance risk and retention. It was further determined by the Compensation Committee that this general mix, for officer awards, provided rewards for stock price appreciation and financial performance over the short- and long-term.

For the Chief Executive Officer, the Compensation Committee recommended, and the independent members of the Board approved, maintaining a long-term incentive mix that is more performance-oriented (options and performance share units), and less time-based (restricted stock units). Accordingly, his target long-term incentive expected value in 2009 was derived 45.4% from stock options, 39.4% from performance share units and 15.2% from restricted stock units. The rationale for this mix was to link our Chief Executive Officer’s compensation more to performance-related equity (as opposed to time-based restricted stock units).

The number of units and stock options received by an individual is based on the closing market price of CONSOL Energy’s common stock on the grant date and the Company’s calculation of the Black-Scholes value for stock options, respectively.

2009 Long-Term Incentive Compensation

In February 2009, the Compensation Committee reviewed the mix of total compensation matters described above for purposes of establishing each executive’s target long-term incentive value. The Compensation Committee, in coordination with our Chief Executive Officer, approved maintaining the same mix of restricted stock units, options and performance share units to be granted to our named executives, other than the Chief Executive Officer. As discussed above, the Compensation Committee in 2009 decided to maintain its emphasis on the long-term performance component of our named executives’ 2009 total direct compensation to incentivize our key management members to achieve our longer-term performance objectives and strategic plan.

In light of these objectives, the Compensation Committee approved an increase from 2008 in the long-term incentive opportunity for each of our Chief Executive Officer, our Chief Financial Officer, our Chief Operating

Officer, our Chief Legal Officer and our EVP – Business Advancement of 6.5%, 6.3%, -1.7%, 7.9% and 19.8% respectively. As a result, the Compensation Committee approved the following equity awards (in the dollar amounts shown below):

Named Executive	Stock Options	Restricted Stock Units	Performance Share Units (Target)	Total
Chief Executive Officer	$3,000,000	$1,000,000	$2,600,000	$6,600,000
Chief Financial Officer	$424,987	$424,987	$424,987	$1,274,961
Chief Operating Officer	$681,667	$681,667	$681,667	$2,045,001
Chief Legal Officer	$143,840	$143,840	$143,840	$431,520
EVP – Business Advancement	$139,733	$139,733	$139,733	$419,200

These 2009 long-term incentive opportunities were positioned between the 42nd and 81st percentiles of the Peer Group. Additional information regarding each of the equity grants and their terms and conditions is more fully described in “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables” on page 47.

2010 Long-Term Incentive Compensation

In February 2010, the Compensation Committee in coordination with our Chief Executive Officer, approved maintaining the same mix of restricted stock units, options and performance share units to be granted to our named executives, other than the Chief Executive Officer for the 2010 compensation year. Consistent with its decisions in 2009, the Compensation Committee decided to place more emphasis on the long-term performance component of our named executives’ 2010 total direct compensation to incentivize our key management members to achieve our longer-term performance objectives consistent with our strategic plan. Accordingly, the Compensation Committee approved increases from 2009 in long-term incentive dollars for each of our Chief Financial Officer, Chief Operating Officer, Chief Legal Officer and EVP – Business Advancement, ranging from 9.8% to 67.4%. Our Chief Legal Officer received a 67.4% increase in long-term incentive dollars based on his outstanding performance in 2009 and his increased job responsibilities, as well as for internal pay equity purposes.

With respect to our Chief Executive Officer, the Compensation Committee recommended, and the independent members of the Board approved, maintaining a long-term incentive mix that is more performance-oriented (options and performance share units), and less time-based (restricted stock units). Accordingly, our Chief Executive Officer’s target long-term incentive expected value for 2010 is derived 37% from stock options, 50% from performance share units and 13% from restricted stock units.

Options and Restricted Stock Units

The Compensation Committee has the authority to administer the Plan and make annual awards of non-qualified options to purchase our common stock and restricted stock units (along with associated dividend equivalent rights, which accrue and are ultimately paid in stock only if the underlying units vest) to our named executives. The Compensation Committee believes that our stock option and restricted stock unit awards promote the achievement by CONSOL Energy of short- and long-term performance objectives, while aligning our named executives’ interests with CONSOL Energy’s shareholders.

The stock option and restricted stock unit awards vest ratably over a three-year period to enhance our retention objectives. The stock option and restricted stock unit awards also provide that, upon a change in control, the unvested portion of the awards will vest. In the event of a potential change in control transaction, this provision will motivate executives to take actions that are in the best interests of CONSOL Energy and its shareholders and reduce the distraction regarding the impact of such a transaction on the personal situation of the executives.

Additionally, our award agreements contain confidentiality provisions, two-year non-competition and two-year non-solicitation provisions, which protect our business by, for example, causing a forfeiture of awards if a named executive violates these covenants. See “CONSOL Energy Stock Options” on page 71 and “CONSOL Energy Restricted Stock Units” on page 72 for a more detailed description of the restrictive covenants in option and restricted stock unit awards and the effects of employment termination.

The Compensation Committee has determined that it should grant equity awards at the beginning of the year that follows the year in which performance occurred, and therefore, such awards will generally be granted (when and as appropriate) at the first regularly scheduled Compensation Committee and Board meetings during the year in which comprehensive compensation packages are approved. By doing so, equity awards will be granted closer in time to a review of each named executive’s year-end performance.

Payout Under the 2007 Long-Term Incentive Program (“LTIP”)

In March 2007, the Compensation Committee (and in the case of our Chief Executive Officer, the independent members of the Board) granted performance share units to the named executive officers and other key employees which awards had a performance period from January 1, 2007 to December 31, 2009. The vesting of the awards was conditioned on the achievement of the following criteria (each weighted equally) over the three-year performance period: first, total shareholder return (that is, stock price appreciation/depreciation plus the compounding effect of reinvested dividends) compared to the companies in a shareholder return peer group (as defined in the 2007 proxy); and second, CONSOL Energy’s cumulative EBITDA for 2007-2009.

The applicable schedules follow:

OUTCOME RELATIVE TO PEER GROUP TOTAL SHAREHOLDER RETURN (2007-2009)
Level of Performance	Percentage Ranking in TSR	Percent of Performance Units Earned
Below Threshold	Below 25th percentile	0%
Threshold	25th percentile	50%
Target	50th percentile	100%
Outstanding	75th percentile and Above	200%

CUMULATIVE EBITDA (2007-2009)
Level of Performance	Absolute EBITDA	Percent of Performance Units Earned
Below Threshold	Below $2,798,741,600	0%
Threshold (80% of Target)	Equal to $2,798,741,600	50%
Target	Equal to $3,498,427,000*	100%
Outstanding (120% of Target)	Equal to or Greater than $4,198,112,400	200%

For the 2007-2009 performance period, our total shareholder return was ranked at the 90th percentile, and our aggregate EBITDA (adjusted per the LTIP program document) was $3,272,009,500.* After performing an interpolation between the relevant levels of performance, it was determined that the total shareholder return metric was achieved at 200%, and the EBITDA metric was achieved at 83.8%. In accordance with the plan, it was then determined that the officers and other participating employees were eligible to receive the average of the total shareholder return and EBITDA payout percentages, or 141.9% of the targeted amount of their 2007 performance share units.

*	Please refer to “EBITDA Reconciliations” on page 41 for information on the calculation of the target EBITDA, the actual EBITDA and the LTIP adjusted EBITDA for 2007-2009.

As a result of the above performance, the performance share units were settled as follows:

Named Executive	Performance Share Units Granted in March 2007 (including subsequent dividends)	Shares of Common Stock (settling performance share units)
Chief Executive Officer	46,840	66,466
Chief Financial Officer	9,640	13,679
Chief Operating Officer	-	-
Chief Legal Officer	3,263	4,630
EVP – Business Advancement	2,057	2,919

Additional information regarding the 2007 LTIP is included in the CONSOL Energy proxy statement filed on March 30, 2007.

2009 LTIP

In February 2009, the Compensation Committee (and the independent members of the Board with respect to the Chief Executive Officer) approved performance unit awards for each of our named executive officers. For the performance period of January 1, 2009 through December 31, 2011, the program provides that each named executive’s maximum award will be eligible for potential vesting if a threshold level of performance is achieved for any one of the following three performance goals: (i) total shareholder return relative to CONSOL Energy’s peers that meets or exceeds the 50th percentile, (ii) cumulative EBITDA for the period, or (iii) cumulative Net Income for the period. If any of these goals is achieved, the maximum awards will be subject to Compensation Committee discretion to reduce the awards by exercising negative discretion, which negative discretion may include consideration of CONSOL Energy’s performance relative to total shareholder return to its peers during the period and EBITDA performance. The incorporation of “negative discretion” will provide flexibility to reduce an award, after taking into account each executive’s performance and the performance of CONSOL Energy.

The target information for our total shareholder return performance metric is as follows:

OUTCOME RELATIVE TO PEER GROUP TOTAL SHAREHOLDER RETURN (2009-2011)
Level of Performance	Percentage Ranking in TSR	Percent of Performance Units Earned
Below Threshold	Below 25th percentile	0%
Threshold	25th percentile	12.5%
Target	50th percentile	50%
Outstanding	75th percentile and Above	100%

The target information for our EBITDA performance metric is as follows:

CUMULATIVE EBITDA (2009-2011)
Level of Performance	Absolute EBITDA	Percent of Performance Units Earned
Below Threshold	*	0%
Threshold (80% of Target)	*	25%
Target	*	50%
Outstanding (120% of Target)	*	100%

*	The Compensation Committee determined that the EBITDA and Net Income target numbers for 2010 and 2011 constitute confidential information. When EBITDA and Net Income goals were established, the Compensation Committee believed that they were challenging, yet achievable target levels based upon a review of CONSOL Energy’s performance in the prior three-year period and its business goals and objectives for the performance period covering 2009-2011. The target goals will be disclosed in the 2012 proxy once the performance cycle has been completed and earned awards are reported.

The performance share unit award agreements include a change in control provision, which provides that in the event of a change in control of CONSOL Energy, the units will accelerate and vest at target. In the event of a potential change in control transaction, this provision will motivate executives to take actions that are in the best interests of CONSOL Energy and its shareholders and reduce the distraction regarding the impact of such a transaction on the personal situation of the executives.

The Shareholder Return Peer Group (as referenced above) is comprised of the following 28 companies:

Alliance Resource Partners, L.P.	International Coal Group, Inc.
Alpha Natural Resources, Inc.*	James River Coal Company
Anadarko Petroleum Corporation	Massey Energy Company
Apache Corp.	Newfield Exploration Company
Arch Coal, Inc.	Nexen Inc.
Cabot Oil & Gas Corporation	Noble Energy, Inc.
Callon Petroleum Company	Peabody Energy Corporation
Chesapeake Energy Corporation	Penn Virginia Corporation
Cimarex Energy Co.	Pioneer Natural Resources Company
Comstock Resources, Inc.	Rio Tinto Group (GBR) – ADR
Denbury Resources Inc.	St. Mary Land & Exploration Company
Devon Energy Corporation	Stone Energy Corporation
Encana Corporation	Ultra Petroleum Corporation
EOG Resources, Inc.	Westmoreland Coal Company

*	Foundation Coal Holdings, Inc. merged with Alpha Natural Resources, Inc. in July 2009 and thus is no longer in this group as a standalone company.

For purposes of measuring total shareholder return, the Compensation Committee selected the above group of 28 energy companies in which we compete for capital in the market. How well CONSOL Energy performs in that competition is measured by our respective total shareholder return. The Compensation Committee further believes that these companies are similar to CONSOL Energy from an investor’s perspective. Unlike the 14-company (formerly 15-company) Peer Group used to benchmark pay levels, this peer group was not selected based on company size, and represents a broader mix of energy companies.

2010 LTIP

In February 2010, the Compensation Committee (and the independent members of the Board with respect to the Chief Executive Officer) approved new performance unit awards for each of our named executives. The program is structured substantially similar to the 2009 Long-Term Incentive Program and covers the performance period of January 1, 2010 through December 31, 2012.

Exchange Offer

On January 16, 2009, the boards of CONSOL Energy and CNX Gas decided to consolidate the management teams of the companies. Among other matters, our Chief Executive Officer became the Chief Executive Officer of CNX Gas, while the former Chief Executive Officer of CNX Gas became our and CNX Gas’ Chief Operating Officer (while remaining as President of CNX Gas), and our other executive officers became the executive officers of CNX Gas. Prior to this management reorganization, CNX Gas had adopted three long-term performance share award programs for its executives and management, or as we call them, “PSUs”: the 2007 PSUs, the 2008 PSUs and the 2009 PSUs. None of our executive officers have any PSUs other than our Chief Operating Officer who received them prior to the management reorganization in his capacity as the then Chief Executive Officer of CNX Gas.

Due to the management reorganization, no awards were made nor will be made relative to the CNX Gas 2009 PSUs, as these were cancelled by the CNX Gas board. With respect to the outstanding 2007 PSUs and 2008 PSUs, due to our executives becoming the executive officers of CNX Gas and the CNX Gas Chief Executive Officer becoming our Chief Operating Officer and former CNX Gas employees assuming responsibilities at CONSOL Energy, we decided that we should treat those awards as though they had ended effective on the date of the management reorganization. Thus, we computed the value of those awards assuming that the end date for measurement purposes was January 16, 2009 (the date of the management reorganization). Although earned 2007 PSUs and 2008 PSUs were to be settled in cash following the end of the performance period, the Compensation Committee decided to pay them in CONSOL Energy restricted stock units (“CONSOL RSUs”) to incentivize (i) performance for both companies, (ii) former CNX Gas employees who assumed responsibilities with CONSOL Energy to stay with

CONSOL Energy, and (iii) other employees who remained at CNX Gas to continue employment, all through the original measurement date. The shares for the 2007 PSUs vested on December 31, 2009 and the shares for the 2008 PSUs will vest on December 31, 2010 based on continued service.

To achieve these goals, we took the value of the CNX Gas PSUs and determined what an equivalent value at January 16, 2009 would be for the CONSOL RSUs. In order to effectuate this, on March 13, 2009, CONSOL Energy filed a registration statement on Form S-4 relating to the registration of CONSOL Energy RSUs and the common stock underlying those RSUs, to be issued to the holders of the 2007 PSUs and 2008 PSUs. On August 6, 2009, the holders of the PSUs surrendered them to CNX Gas in exchange for CONSOL Energy issuing to them CONSOL RSUs on substantially similar terms (including but not limited to vesting periods and forfeiture terms). With respect to our Chief Operating Officer, he had 73,306 outstanding 2007 PSUs and 66,902 outstanding 2008 PSUs that were surrendered and exchanged for 145,312 and 146,313 CONSOL RSUs, respectively.

Stock Ownership Guidelines for Executives

The stock ownership guidelines provide that all employees designated as officers for purposes of the policy should own shares of the Corporation’s stock, the value of which is a multiple of that employee’s base salary. Shares issuable upon the exercise of options or settlement of performance share units held by an individual are not counted for purposes of determining whether an individual has satisfied the ownership guideline requirement. For the named executives, the stock ownership guidelines are as follows:

Named Executive	Multiple of Base Salary
Chief Executive Officer	5
Chief Financial Officer	3
Chief Operating Officer	3
Chief Legal Officer	2
EVP – Business Advancement	2

Our stock ownership guidelines were implemented by the Compensation Committee in order to further align our named executives’ interest with shareholders and to comply with best practices. The Compensation Committee believes that long-term stock ownership by our named executives further ensures that their interests are aligned with those of other shareholders. CONSOL Energy reviews compliance with the stock ownership guidelines annually. As of early 2010, all of our named executives had satisfied their stock ownership guidelines.

Post Employment Benefits

Retirement Benefits

After a review of the Retirement Restoration Plan (the “Restoration Plan”) and based on an outside compensation consultant’s analysis and recommendations, our Compensation Committee determined in December 2006 that it was advisable to restore benefits offered to certain levels of employees through the adoption of the Supplemental Retirement Plan. The CONSOL Energy Supplemental Retirement Plan (the “SERP”), unlike the Restoration Plan, is independent of the Pension Plan formula. Benefits under the SERP are calculated by taking 50% of the average of the highest five consecutive annual compensation amounts (including short-term incentive compensation payments), and multiplying by a service fraction.

In light of the foregoing, the Compensation Committee recommended to our Board, and our Board authorized, that the Restoration Plan be frozen, effective December 31, 2006, for CONSOL Energy employees and that the Restoration Plan be replaced prospectively with the SERP effective January 1, 2007. The objective of the SERP is to promote the interests of CONSOL Energy and our shareholders by facilitating the attraction and retention of key employees vital to our success.

On September 8, 2009, the Compensation Committee adopted amendments to the SERP to, among other things, include certain employees of its majority-owned subsidiary, CNX Gas, and to give service credit under the SERP for service with CNX Gas to all participants in the Plan who are or formerly were employees of CNX Gas, including

Mr. DeIuliis, Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of CNX Gas. The amendments to the SERP are consistent with the integration of CNX Gas’ compensatory arrangements into Company programs as part of the management reorganization which occurred in January 2009.

Additional details regarding the Pension Plan, the Restoration Plan and the CONSOL Energy Supplemental Retirement Plan are more fully described in “Understanding Our Pension Benefits Table” on page 55.

Employment and Letter Agreements

We have entered into an employment agreement with our Chief Executive Officer and into a letter agreement with our Chief Legal Officer. CONSOL Energy entered into each of these agreements for purposes of attracting the named executive to CONSOL Energy. In the case of our Chief Executive Officer’s most recent employment agreement, the Compensation Committee believed that such an agreement was necessary for purposes of maintaining consistency with market and past practice and retaining our Chief Executive Officer. For a description of the additional terms of each of these agreements, see “Understanding our Summary Compensation and Grants of Plan-Based Awards Tables” on page 47 and “Understanding Our Change in Control and Employment Termination Tables” on page 66.

Change in Control Agreements

We have entered into Change in Control Agreements with each of our named executives (which we refer to as “CIC Agreements”). The Compensation Committee believes that the CIC Agreements will motivate executives to take actions that are in the best interests of CONSOL Energy and its shareholders and reduce the distraction regarding the impact of such a transaction on the personal situation of the executives. Under the CIC Agreements, each named executive will receive severance benefits if such named executive’s employment is terminated or constructively terminated after, or in connection with, a change in control (as defined in the respective CIC Agreements) if such named executive enters into a general release of claims reasonably satisfactory to us. Under these circumstances, these named executives would be entitled to, among other severance payments and benefits, a lump sum cash payment equal to a multiple of base pay plus a multiple of incentive pay (as defined in their respective CIC Agreements) as follows:

Named Executive	Multiple of Base Salary and Incentive Pay
Chief Executive Officer	3
Chief Financial Officer	2.5
Chief Operating Officer	2.5
Chief Legal Officer	2
EVP – Business Advancement	2

Additionally, the vesting of equity grants would accelerate. To protect our business interests, the CIC Agreements also contain confidentiality obligations, a one-year non-competition covenant and a two-year non-solicitation covenant. Additional terms of these agreements are more fully described in “Understanding Our Change in Control and Employment Termination Tables” on page 66.

In connection with the sale of approximately 18.5% of CNX Gas to investors in 2005, CONSOL Energy and CNX Gas wanted to ensure the retention and smooth transition of executive officers of CONSOL Energy to CNX Gas by providing them with agreements substantially similar to the CONSOL Energy CIC Agreements. The Compensation Committee reviewed with CONSOL Energy’s executive officers information regarding the potential cost of entering into change in control agreements with key employees of CNX Gas if a change in control triggering event occurred (including cost by individual agreement, total cost with respect to all agreements and market analysis of such costs). After consideration of this information, our Compensation Committee determined that the potential costs were consistent with market practice and such agreements were approved and authorized by the Compensation Committee.

Change in Control Tax Gross-Up

In connection with the Compensation Committee’s objective to provide compensation opportunities that will attract and retain superior executive personnel who will make significant contributions to CONSOL Energy, our CIC agreements provide for tax gross-ups in the event of a change in control. If a change in control of CONSOL Energy causes compensation, including performance-based compensation or awards, to be paid or result in accelerating the vesting, a disqualified individual could, in some cases, be considered to have received “parachute payments” within the meaning of Section 4999 and Section 280G of the federal income tax laws. Pursuant to Section 4999, a disqualified individual can be subject to a 20% excise tax on excess parachute payments. Similarly, under Section 280G, CONSOL Energy is denied a deduction for excess parachute payments. As indicated above, CONSOL Energy and CNX Gas have entered into change in control agreements whereby, if it is determined that any payment or distribution by CONSOL Energy or CNX Gas (in the case of its Chief Operating Officer) to or for the disqualified person’s benefit would constitute an “excess parachute payment,” CONSOL Energy or CNX Gas (in the case of its Chief Operating Officer) will pay to the disqualified person a gross-up payment, subject to certain limitations, such that the net amount retained by the disqualified person after deduction of any excise tax imposed under Section 4999, and any tax imposed upon the gross-up payment, will be equal to the excise tax on such payments or distributions. Gross-up payments will not be deductible by CONSOL Energy or CNX Gas (in the case of its Chief Executive Officer). In connection with incorporating gross-up provisions in the CIC agreements, the Compensation Committee determined that such gross-up payments were consistent with general market practice at the time these agreements were entered into and ensured that each executive received the intended level of severance benefits, unencumbered by the 20% excise tax. In 2009, CONSOL Energy did not enter into any new agreements or amend any existing agreements, to provide for the gross-ups described above.

Perquisites

We provide our named executives and other senior officers with perquisites that we believe are reasonable, competitive and consistent with CONSOL Energy’s compensation program. We believe that our perquisites help maximize an executive’s time, and assist us in recruiting and retaining our named executives and senior officers. Our principal perquisite programs primarily include the personal use of the corporate aircraft in accordance with the terms and conditions of the Aircraft Policy, country club memberships, financial planning assistance, and a vehicle allowance. These programs are more fully described in the footnotes to the Summary Compensation Table and “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables” on page 47. In early 2009, management and our Board collectively decided to eliminate tax gross-ups on Company-provided perquisite programs for our executive officers.

EBITDA Reconciliations

We define EBITDA as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization.

Reconciliations for the 2009 Performance Period

•

Target EBITDA (2009). Our target EBITDA for the 2009 performance period of $1,285,000,000 was calculated as follows: Net Income ($570,000,000), plus net interest expense ($47,000,000), plus income taxes ($239,000,000), plus DD&A ($429,000,000).

•

Actual EBITDA (2009). For information on the calculation of our actual EBITDA for 2009 of $1,223,937,000, please refer to Part II, Item 6 (page 61) of the CONSOL Energy Form 10-K filed on February 9, 2010.

•

Short-Term Plan Adjusted EBITDA (2009). Pursuant to the Short-Term Plan for the 2009 performance period, certain specified adjustments can be made to the final EBITDA calculation. Accordingly, the actual EBITDA for the 2009 performance period was increased from $1,223,937,000 (as referred to immediately above) to $1,234,068,131. This $10,131,131 increase was attributable to the following program permitted adjustments: (i) expenses associated with reorganizations, and (ii) intangible and tangible impairments pursuant to FAS 144.

Reconciliations for the 2007-09 Performance Period

•

Target EBITDA (2007-09). Our target EBITDA for the 2007-09 performance period of $3,498,427,000 was calculated as follows: Net Income ($1,650,597,000), less net interest ($30,573,000), plus income taxes ($795,081,000), plus DD&A ($1,083,322,000).

•

Actual EBITDA (2007-09). For information on the calculation of our actual EBITDA for 2007-09 of $3,045,825,000, please refer to Part II, Item 6 (page 61) of the CONSOL Energy Form 10-K filed on February 9, 2010.

•

LTIP Adjusted EBITDA (2007-09). Pursuant to the LTIP program document for the 2007-09 performance period, certain specified adjustments can be made to the final EBITDA calculation. Accordingly, the actual EBITDA for the 2007-09 performance period was increased from $3,045,825,000 (as referred to immediately above) to $3,272,009,500. This $226,184,500 increase was attributable to the following program permitted adjustments: (i) fluctuations in natural gas prices, (ii) expenses associated with reorganizations, and (iii) intangible and tangible impairments pursuant to FAS 144.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with CONSOL Energy’s management and, based upon such review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement. The Compensation Committee’s charter is available on our website at www.consolenergy.com.

Members of the Compensation Committee:

              William P. Powell, Chairman

              Philip W. Baxter

              John T. Mills

              Joseph T. Williams

March 19, 2010

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CONSOL Energy under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates the Report by reference therein.

SUMMARY COMPENSATION TABLE - 2009, 2008 AND 2007

The following table discloses the compensation for Mr. Harvey, the principal executive officer of CONSOL Energy, William J. Lyons, the principal financial officer of CONSOL Energy, and the other three most highly compensated executive officers of CONSOL Energy who were serving as executive officers at the fiscal year ended December 31, 2009, whose total annual compensation (excluding items described in the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings”) exceeded $100,000.

Name and Principal Position (a)	Year (b)	Salary (c)	Stock Awards(1) (d)		Option Awards(2) (e)	Non-Equity Incentive Plan Compensation(3) (f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) (g)		All Other Compensation (h)(21)		Total (i)
J. Brett Harvey(5)	2009	$1,038,462	$4,220,646	(16)	$3,000,000	$2,262,000	$3,100,964		$128,854	(6)	$13,750,926
President and CEO –	2008	$1,000,000	$4,222,659	(16)	$2,600,000	$1,832,400	$1,825,480		$171,307	(6)	$11,651,846
CONSOL, and CEO – CNX Gas	2007	$996,108	$3,532,442	(16)	$1,590,000	$1,470,000	$2,335,863		$123,069	(6)	$10,047,482
William J. Lyons(7)	2009	$525,342	$951,404	(17)	$424,986	$620,000	$1,305,681		$41,997	(8)	$3,869,410
Executive Vice President &	2008	$477,404	$895,809	(17)	$400,000	$550,000	$732,849		$45,023	(8)	$3,101,085
CFO – CONSOL & CNX Gas	2007	$450,400	$727,240	(17)	$327,333	$434,000	$402,229		$39,837	(8)	$2,381,039
Nicholas J. DeIuliis	2009	$621,077	$1,526,036	(9)(18)	$681,666	$1,050,000	$1,249,608		$62,957	(10)	$5,191,344
Executive VP & COO –	2008	$546,154	$2,079,983	(9)(18)	$-	$1,106,000	$22,663		$59,915	(10)	$3,814,715
CONSOL, and President & COO – CNX Gas	2007	$495,769	$1,687,504	(9)(18)	$-	$755,300	$377,661	(11)	$48,954	(10)	$3,365,188
P. Jerome Richey	2009	$414,258	$322,031	(19)	$143,840	$420,000	$206,778		$38,739	(13)	$1,545,646
Executive VP – Corporate	2008	$376,885	$298,570	(12)(19)	$133,333	$350,000	$148,738		$39,442	(13)	$1,346,968
Affairs, CLO & Secretary – CONSOL & CNX Gas	2007	$346,462	$246,601	(14)(19)	$111,000	$282,000	$225,302		$40,111	(13)	$1,251,476
Robert P. King	2009	$373,662	$312,809	(20)	$139,733	$390,000	$142,134		$42,361	(15)	$1,400,699
Executive Vice President – Business Advancement and Support Services – CONSOL & CNX Gas

(1)	The values set forth in this column reflect awards of restricted stock units and/or performance share units, and are based on the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 (disregarding the impact of estimated forfeitures related to service-based vesting conditions). For restricted stock units and performance share units, the grant date fair value is computed based upon the closing price of CONSOL Energy’s stock on the date of grant, except that for performance share units, there is an adjustment based on management’s estimate of the probability that the performance conditions required for vesting will be achieved. The values do not correspond to the actual value that will be recognized by the named executives.

(2)	The values set forth in this column reflect stock option awards and are based on the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 (disregarding the impact of estimated forfeitures related to service-based vesting conditions). A discussion of the relevant assumptions made in the valuation of these awards is stated in CONSOL Energy’s applicable Form 10-Ks (Note 18 in the 2009 Form 10-K for the 2009 awards, Note 18 in the 2008 Form 10-K for the 2008 awards, and Note 19 in the 2007 Form 10-K for the 2007 awards). The values do not correspond to the actual value that will be recognized by the named executives.

(3)	Includes cash bonuses earned in the applicable year. Under the CONSOL Energy Short-Term Incentive Compensation Plan, the relevant performance measures for the cash awards are satisfied in the applicable annual performance period.

(4)	Amounts reflect the actuarial increase in the present value of the named executive’s benefits under the CONSOL Energy Employee Retirement Plan, CONSOL Energy Retirement Restoration Plan and the CONSOL Energy Supplemental Retirement Plan. This increase includes amounts which the named executive may not be entitled to receive such as unvested amounts. Amounts determined using the interest rate and mortality assumptions consistent with those used in CONSOL Energy’s applicable Form 10-Ks (Note 15 in the Form 10-K for the 2009 and 2008 amounts, and Note 16 in the Form 10-K for the 2007 amount).

(5)	Mr. Harvey does not receive any compensation from CONSOL Energy or CNX Gas in connection with his service as a director on each of their respective boards of directors.

(6)	Mr. Harvey’s personal benefits include:

•

For 2009: an annual vehicle allowance, annual physical exam, country club membership, luncheon and city club dues, financial planning, and certain associated tax gross ups, including: $3,359 for country club membership and $149 for spousal travel. These gross-ups were provided prior to April 6, 2009, the date in which CONSOL Energy ceased providing gross-ups to its executive officers (see footnote 21). The total in column (h) also includes $14,700 in matching contributions made by CONSOL Energy under its 401(k) plan and $48,302 for air travel on the Corporation’s airplane.

•

For 2008: an annual vehicle allowance, annual physical exam, country club membership, financial planning, and certain associated tax gross ups, including $3,061 for financial planning and $3,247 for country club membership. The total in column (h) also includes $13,800 in matching contributions made by CONSOL Energy under its 401(k) plan and $94,009 for air travel on the Corporation’s airplane, plus an associated tax gross up of $10,275.

•

For 2007: an annual vehicle allowance, annual physical exam, country club membership, luncheon and city club dues, financial planning, use of company lodge and certain associated tax gross ups, including $3,079 for financial planning, $1,622 for country club dues and 1,684 for use of company lodge. The total in column (h) also includes $13,500 in matching contributions made by CONSOL Energy under its 401(k) plan and $40,579 for air travel on the Corporation’s airplane, plus an associated tax gross up of $1,525.

The aggregate incremental cost of Mr. Harvey’s personal use of the corporate aircraft is determined on a per flight basis and includes the cost of fuel used, the cost of onboard catering, landing fees, trip related hangar and parking costs, crew expenses (including hotel lodging and meals) and other variable costs specifically incurred. On occasion, Mr. Harvey had one or more family members accompanying him on the airplane. Mr. Harvey has also used for personal matters administrative and other staff, of which there has been no additional incremental cost to the Corporation.

(7)	Mr. Lyons did not receive any compensation from CONSOL Energy or CNX Gas in connection with his service as a director on the CNX Gas Board (which terminated on January 16, 2009).

(8)	Mr. Lyons’ personal benefits include:

•

For 2009: an annual vehicle allowance, country club membership, financial planning and certain associated tax gross ups, including: $447 for country club membership. This gross-up was provided prior to April 6, 2009, the date in which CONSOL Energy ceased providing gross-ups to its executive officers (see footnote 21). The total in column (h) also includes $14,700 in matching contributions made by CONSOL Energy under its 401(k) plan.

•

For 2008: an annual vehicle allowance, annual physical exam, country club membership, financial planning and certain associated tax gross ups, including: $3,680 for financial planning and $545 for country club membership. The total in column (h) also includes $13,800 in matching contributions made by CONSOL Energy under its 401(k) plan.

•

For 2007: an annual vehicle allowance, annual physical exam, financial planning, and certain associated tax gross ups, including: $3,528 for financial planning. The total in column (h) also includes $13,500 in matching contributions made by CONSOL Energy under its 401(k) plan. On one occasion, Mr. Lyons had one family member accompanying him on the airplane.

(9)	The 2009 award was granted by CONSOL Energy and consists of restricted stock units and performance share units. However, the 2008 and 2007 awards consisted solely of performance share units granted by CNX Gas. These performance share units were then surrendered and exchanged for CONSOL Energy restricted stock units on August 6, 2009 pursuant to an exchange offer in which Mr. DeIuliis participated. As described in the “Compensation Discussion and Analysis – Exchange Offer” below, Mr. DeIuliis had 73,306 outstanding 2007 PSUs and 66,902 outstanding 2008 PSUs that were surrendered and exchanged for 145,312 and 146,313 CONSOL Energy restricted stock units, respectively.

(10)	Mr. DeIuliis’ personal benefits include:

•

For 2009, an annual vehicle allowance, annual physical exam, country club membership, financial planning, and certain associated tax gross ups, including: $4,939 for country club membership. This gross-up was provided prior to April 6, 2009, the date in which CONSOL Energy ceased providing gross-ups to its executive officers (see footnote 21). The total in column (h) also includes $14,700 in matching contributions paid by CONSOL Energy’s 401(k) plan.

•

For 2008, an annual vehicle allowance, annual physical exam, country club membership, financial planning, and certain associated tax gross ups, including: $1,880 for country club membership and 3,143 for financial planning. The total in column (h) also includes $13,800 in matching contributions paid by CNX Gas under CONSOL Energy’s 401(k) plan. On one occasion, Mr. DeIuliis had one family member accompanying him on the airplane.

•

For 2007, an annual vehicle allowance, country club membership, financial planning and certain associated tax gross ups, including: $748 for country club membership and $3,001 for financial planning. The total in column (h) also includes $12,981 in matching contributions paid by CNX Gas under CONSOL Energy’s 401(k) plan.

(11)	The positive change in Mr. DeIuliis’ pension value in 2007 is primarily due to: (i) his election to be paid a lump sum for all benefits accrued through December 31, 2005 under the CONSOL Energy Retirement Restoration Plan and (ii) a lump sum payment to him of the benefits that would have accrued in 2006 under the CONSOL Energy Retirement Restoration Plan in exchange for his entering into a letter agreement in which among other matters he agreed he had no further claim under this plan. Unlike the actuarial increase in the present value of Mr. DeIuliis’ benefits under the CONSOL Energy Employee Retirement Plan and CONSOL Energy Retirement Restoration Plan which are determined based on FAS 87 assumptions as stated in Footnote 4 above, these payments were determined using the PBGC rate in effect at January 1, 2007 and assumed mortality in accordance with the 1971 Group Annuity Mortality Table set back two years.

(12)	Mr. Richey elected to defer until retirement 100% (or 1,695 restricted stock units) of a restricted stock unit award granted on February 19, 2008 under our Plan. For more information, please see the “Nonqualified Deferred Compensation Table” on page 58.

(13)	Mr. Richey’s personal benefits include:

•

For 2009: an annual vehicle allowance, financial planning and air travel on the Corporation’s plane. The total in column (h) also includes $14,700 in matching contributions made by CONSOL Energy under its 401 (k) plan.

•

For 2008: an annual vehicle allowance, financial planning, and certain associated tax gross ups, including: $2,682 for financial planning. The total in column (h) also includes $13,800 in matching contributions made by CONSOL Energy under its 401(k) plan.

•

For 2007: an annual vehicle allowance, financial planning, air travel on the Corporation’s plane and certain associated tax gross ups, including: $2,556 for financial planning. The total in column (h) also includes $13,500 in matching contributions made by CONSOL Energy under its 401(k) plan.

(14)	Mr. Richey elected to defer until retirement 100% (or 3,185 restricted stock units) of a restricted stock unit award granted on February 20, 2007 under our Plan. For more information, please see the “Nonqualified Deferred Compensation Table” on page 58.

(15)	Mr. King’s personal benefits for 2009 include an annual vehicle allowance, financial planning and certain associated tax gross ups, including $491 for country club membership. This gross-up was provided prior to April 6, 2009, the date in which CONSOL Energy ceased providing gross-ups to its executive officers (see footnote 21). The total in column (h) also includes $14,700 in matching contributions made by CONSOL Energy under its 401(k) plan.

(16)	With respect to Mr. Harvey’s LTIP awards for 2007, 2008 and 2009, the maximum payout would be $3,180,000, $5,200,000 and $5,200,000, respectively. The values do not correspond to the actual value that will be recognized by the named executive.

(17)	With respect to Mr. Lyons’ LTIP awards for 2007, 2008 and 2009, the maximum payout would be $654,666, $800,000 and $849,972, respectively. The values do not correspond to the actual value that will be recognized by the named executive.

(18)	With respect to Mr. DeIuliis’ CNX Gas LTIP awards for 2007 and 2008 and his CONSOL Energy LTIP award for 2009, the maximum payout would be $3,375,008, $4,159,966 and $1,363,332, respectively. The values do not correspond to the actual value that will be recognized by the named executive.

(19)	With respect to Mr. Richey’s LTIP awards for 2007, 2008 and 2009, the maximum payout would be $222,000, $266,666 and $287,680, respectively. The values do not correspond to the actual value that will be recognized by the named executive.

(20)	With respect to Mr. King’s LTIP award for 2009, the maximum payout would be $279,466. The value does not correspond to the actual value that will be recognized by the named executive.

(21)	On April 6, 2009, CONSOL Energy filed a Form 8-K stating that it would no longer provide tax gross-ups to its officers, as defined under Section 16 of the Securities Exchange Act of 1934, in connection with company-maintained perquisite programs.

GRANTS OF PLAN-BASED AWARDS - 2009

The following table sets forth each grant of awards made to a named executive in the 2009 fiscal year under plans established by CONSOL Energy.

Name (a)	Grant Date (b)		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (STIC Awards)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (LTIP Awards)(2)			All Other Stock Awards: Number of Shares of Stock or Units (RSUs)(3) (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (Target)(5) ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

J. Brett Harvey	2/17/09	(4)	-	-	-	-	-	-	35,842	-	-	1,000,000
	2/17/09	(4)	-	-	-	-	-	-	-	211,566	27.90	3,000,000
	2/17/09	(4)	-	-	-	46,595	93,190	186,380	-	-	-	2,600,000
	-		455,000	1,300,000	2,600,000	-	-	-	-	-	-	-
William J. Lyons	2/17/09	(4)	-	-	-	-	-	-	15,232	-	-	424,987
	2/17/09	(4)	-	-	-	-	-	-	-	29,971	27.90	424,987
	2/17/09	(4)	-	-	-	7,616	15,232	30,464	-	-	-	424,987
	-		125,244	357,840	715,680	-	-	-	-	-	-	-
Nicholas J. DeIuliis	2/17/09	(4)	-	-	-	-	-	-	24,432	-	-	681,667
	2/17/09	(4)	-	-	-	-	-	-	-	48,072	27.90	681,667
	2/17/09	(4)	-	-	-	12,216	24,432	48,864	-	-	-	681,667
	-		210,000	600,000	1,200,000	-	-	-	-	-	-	-
P. Jerome Richey	2/17/09	(4)	-	-	-	-	-	-	5,156	-	-	143,840
	2/17/09	(4)	-	-	-	-	-	-	-	10,144	27.90	143,840
	2/17/09	(4)	-	-	-	2,578	5,156	10,312	-	-	-	143,840
	-		84,588	241,680	483,360	-	-	-	-	-	-	-
Robert P. King	2/17/09	(4)	-	-	-	-	-	-	5,008	-	-	139,733
	2/17/09	(4)	-	-	-	-	-	-	-	9,854	27.90	139,733
	2/17/09	(4)	-	-	-	2,504	5,008	10,016	-	-	-	139,733
	-		77,280	220,800	441,600	-	-	-	-	-	-	-

(1)	Payments were made pursuant to the CONSOL Energy Short-Term Incentive Compensation Plan under the Executive Annual Incentive Plan.

(2)	These columns report the number of performance share units that may be earned based on the awards granted under the CONSOL Energy 2009 Long-Term Incentive Program under the Plan. The amounts reflect threshold (50%), target (100%), and maximum (200%) performance levels.

(3)	Each of the restricted stock unit awards included in this column have associated dividend equivalent rights and were granted under the Plan.

(4)	Grants were made under the Plan.

(5)	The values set forth in this column reflect awards of restricted stock units, performance share units and/or options, and are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 (disregarding the impact of estimated forfeitures related to service-based vesting conditions).

•

For restricted stock units and performance share units, the grant date fair value is computed based upon the closing price of CONSOL Energy’s stock on the date of grant. The values do not correspond to the actual value that will be recognized by the named executives.

•

For stock options, a discussion of the relevant assumptions made in the valuation of these awards is stated in Note 18 in CONSOL Energy’s Form 10-K for the year ended December 31, 2009. The values do not correspond to the actual value that will be recognized by the named executives.

UNDERSTANDING OUR SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

Executive Summary of CONSOL Energy Plans and Agreements with Named Executive Officers

In addition to their base salary, our executive officers receive a mix of at-risk compensation, both short and long-term, for their services. Pursuant to various plans which have been adopted by the Corporation, our executive officers are eligible to receive annual cash incentive awards based on the achievement of certain performance targets, stock options, restricted stock units and performance share units. Executive officers are also entitled to use of the Corporation’s owned and chartered aircraft, pursuant to certain terms and conditions set forth below. Each of these elements of compensation and the plans under which they are awarded are discussed below in greater detail.

Certain of our executive officers have executed agreements with the Corporation or its subsidiary, CNX Gas, entitling them to additional benefits aside from those available under our various plans. The following is a list of agreements relating to the compensation arrangements between the Corporation or CNX Gas and those individuals (each of which are discussed below in greater detail):

•	Employment Agreement with our Chief Executive Officer;

•	Letter Agreement with our Chief Legal Officer; and

•	Time Sharing Agreement with our Chief Executive Officer

Employment Agreement with our Chief Executive Officer

Mr. Harvey entered into an employment agreement with CONSOL Energy on June 3, 2005. The Employment Agreement was amended and restated on December 2, 2008. The following is a description of the Employment Agreement, as amended and restated (the “Employment Agreement”).

The current term of the Employment Agreement ends on June 3, 2009, unless sooner terminated, and is automatically extended for additional one year terms thereafter, unless not later than ninety (90) days immediately preceding such anniversary, the Corporation or Mr. Harvey shall have given written notice to the other that it does not wish to extend the Employment Agreement. Under the Original Employment Agreement, Mr. Harvey received an annual base salary of $850,000. Under the Employment Agreement, Mr. Harvey will receive an annual base salary of $1,000,000. The Employment Agreement further provides that Mr. Harvey is eligible to participate in an annual bonus plan on terms established from time to time by the Board. His annual target bonus under that plan will not be less than 100% of his then current base salary. During the term of the Employment agreement, he is also eligible to participate in any Corporation long-term incentive plan, and in all employee benefit and fringe benefit plans and arrangements made available by the Corporation to its executives and key management employees upon the terms and subject to the conditions set forth in the applicable plan or arrangement.

The Employment Agreement provides, among other matters, that if our Chief Executive Officer resigns for good reason (as defined in the Employment Agreement) or is terminated without cause (as defined in the Employment Agreement) and in each such case has delivered a signed release of claims reasonably satisfactory to the Corporation to the Corporation’s General Counsel within thirty (30) days of the date of his termination and not revoked such release within the seven-day revocation period provided for in such release, he is entitled to receive, among other severance payments and benefits, an amount equal to two times his then current base salary and two times the target annual bonus amount (subject to his compliance with the confidentiality, non-competition and non-solicitation restrictions set forth in the employment agreement). The confidentiality provisions survive the termination of his employment with us and the non-competition and non-solicitation provisions survive for a period of two years following the termination of his employment.

Additionally, the employment agreement provides our Chief Executive Officer with service credit for eleven additional years of service under the CONSOL Energy Employee Retirement Plan and our retiree medical plan, which benefits represent his years of service at PacifiCorp Energy Inc. and its affiliates; and provided further that if this credit cannot be provided under the CONSOL Energy Employee Retirement Plan, CONSOL Energy will provide these benefits under a supplemental retirement plan. The amount of unreduced retirement benefits payable to Mr. Harvey (i.e., amount owed to him at normal retirement age) from PacifiCorp Energy Inc. will be deducted from benefits paid by the Corporation to Mr. Harvey under the CONSOL Energy Retirement Restoration Plan or the CONSOL Energy Supplemental Retirement Plan, as applicable. Credited service was negotiated and agreed to with our Chief Executive Officer in 1997, as an inducement for him to leave PacifiCorp Energy Inc. and join our Corporation as its Chief Executive Officer, and was re-affirmed in the 2005 employment agreement.

For more information regarding Mr. Harvey’s employment agreement, see “Understanding our Change in Control and Employment Termination Tables” on page 66.

Letter Agreement with our Chief Legal Officer

Mr. Richey’s agreement provides for the following:

•	an annual base salary of $280,000;

•	an annual incentive compensation opportunity to earn up to 50% of his annual base salary;

•	participation in the Corporation’s Plan with an initial grant equal in fair market value to $300,000 on the grant date in the form of stock options and restricted stock units;

•	one year’s severance pay, in addition to all salary, compensation and benefits due; and

•	other benefits including a vehicle allowance and five weeks paid vacation per year.

CONSOL Energy Short-Term Incentive Compensation Plan

To be eligible for an annual award under the Short-Term Incentive Compensation Plan, a named executive must be an active, full-time, employee on December 31, have worked for at least three months of that same year and be an active employee on the date the annual award is distributed unless the named executive is an early, normal, or incapacity retiree then the named executive must only be an active, full-time employee on December 31. For more information on the Short-Term Incentive Compensation Plan, see “Compensation Discussion and Analysis” on page 25.

Stock Options Awarded under the CONSOL Energy Equity Incentive Plan

Our Plan permits the granting of options, both incentive stock options and non-qualified stock options, to purchase shares of CONSOL Energy common stock. Our Compensation Committee establishes the exercise price at the time each option is granted. The Plan provides that the option exercise price for each share covered by an option, including incentive and non-qualified options, must equal or exceed the fair market value of a share of CONSOL Energy common stock on the date the option is granted, and that the term of the option may not exceed ten years from the grant date. Accordingly, options are intended to be excepted from coverage under Section 409A of the Code.

The exercise price of options granted under the Plan may be paid for by (i) cash, or its equivalent, (ii) by exchanging shares of CONSOL Energy common stock (which are not the subject of any pledge or other security interest) with a fair market value on the exercise date equal to the aggregate exercise price of the options, or (iii) a participant electing to pay all or any portion of the aggregate exercise price by having shares with a fair market value on the exercise date equal to the aggregate exercise price withheld by CONSOL Energy or sold by a broker-dealer.

Our Plan also provides that the Compensation Committee may provide in an award agreement for the automatic grant of a restoration option to a participant who delivers shares in payment of the exercise price of any option granted under our Plan, or in the event that the withholding tax liability arising upon exercise of any such option by a participant is satisfied through the withholding by CONSOL Energy of shares otherwise deliverable upon exercise of the option. A restoration option entitles the holder to purchase a number of shares equal to the number of such shares delivered or withheld upon exercise of the original option. A restoration option must have an exercise price of not less than 100% of the fair market value on the grant date. To date, the Compensation Committee has not granted any options with a restoration provision.

Restricted Stock Units Awarded under the CONSOL Energy Equity Incentive Plan

Restricted stock units are also be granted under our Plan. Our Compensation Committee determines the number of restricted stock units to be granted to each participant, the duration of such awards, the conditions under which the restricted stock units may be forfeited to CONSOL Energy, and the other terms and conditions of such awards. Restricted stock units are structured to comply with Section 409A of the Code. Accordingly, distributions shall be made only upon a permissible distribution event, including upon separation from service, and the timing and implementation of deferral elections must occur with rules prescribed by Section 409A of the Code.

Variable Long-Term Incentive Compensation Award under the CONSOL Energy Equity Incentive Plan

In 2005, the Compensation Committee developed a variable long-term incentive compensation award (which we call the “LTIC”), which was payable in stock options and restricted stock units in 2007 to our Chief Executive Officer, if he attained certain pre-determined performance goals in 2006. The payout of this award, made in February 2007 is included in the “Summary Compensation Table – 2009, 2008 and 2007” on page 43.

The terms of this award provided that if at the time of the performance review of the Chief Executive Officer, the independent members of the Board determined that our Chief Executive Officer had achieved any of the pre-established performance goals during the performance period, the Chief Executive Officer would be entitled to a pro rata portion of the award. Additionally, our Board reserved the discretion to grant all or any portion of the award if any or none of the performance goals was achieved during the performance period. In February 2007, our Board determined that our Chief Executive Officer had met certain performance goals for 2006, and options and restricted stock units were granted to him under our Plan, and which grants are subject to the terms and conditions, including vesting restrictions, contained in the Corporation’s standard nonqualified stock option and restricted stock unit award agreements. The Board’s assessment of our Chief Executive Officer’s 2006 performance in connection with determining the LTIC award amounts is described in the “Compensation Discussion and Analysis” section in CONSOL Energy’s proxy statement filed on March 30, 2007. Options are valued using the Black-Scholes option valuation methodology. The exercise price of any options and the value of any shares underlying restricted stock units issued in satisfaction of an equity award are based on the fair market value of our common stock on the grant date as provided under the terms of our Plan.

Long-Term Incentive Performance Program

The 2009 LTIP, as approved by the Board upon recommendation of the Compensation Committee, provides each named executive and the other executives with a number of performance share units, including dividend rights. The number of performance share units is equal to the target cash value of the award as so determined for an executive, divided by the average closing price of a share of CONSOL Energy’s common stock on the grant date. The performance share units represent a contingent right to receive one share of CONSOL Energy common stock to the extent such unit is earned and becomes payable pursuant to the terms of the LTIP. Compensatory payments under the 2007, 2008 and 2009 LTIPs are structured to comply with the short-term deferral exception under Section 409A of the Code. For more information on the 2009 LTIP, see “Compensation Discussion and Analysis” on page 25.

Exchange Offer

See “Exchange Offer” in “Compensation Discussion and Analysis” on page 25.

Aircraft Policy

We have a policy titled the “Use of Corporate-Owned or – Leased or Chartered Aircraft” (which we refer to as the “Aircraft Policy”). To best utilize the time of directors, executive officers, and members of management as well as due to potential security concerns, we own, lease and charter aircraft for use by our directors, executives, members of management and their spouses in connection with business travel. To comply with applicable laws and prevent any abuse of this aircraft by having it used for personal reasons, we have instituted the Aircraft Policy. The policy sets forth the detailed procedures by which a person may use CONSOL Energy-owned or – leased aircraft and chartered aircraft including, without limitation, completing a request form which details the trip and a description of the business activities and accompanying persons and, in the case of CONSOL Energy-owned or – leased aircraft, the prior approval of our Chief Executive Officer for trips for which he is not present. In the case of flights on which our Chief Executive Officer is present, the flight manifest is approved by our Chief Financial Officer and Chief Legal Officer. The Aircraft Policy also informs any user of CONSOL Energy-owned or – leased or chartered aircraft that such use could result in imputed income, as a taxable employee benefit, to the director(s), executive(s) or member(s) of management under federal tax regulations relating to the non-business use of aircraft.

Time Sharing Agreement

On May 1, 2007, the Corporation entered into a Time Sharing Agreement (which we refer to as the “Time Sharing Agreement”) with Mr. Harvey. The Time Sharing Agreement provides that CONSOL Energy will, from time to time, lease its Gulfstream Aerospace G-II59 aircraft (the “Aircraft”) to Mr. Harvey with a flight crew for the operation thereof, as and when required by Mr. Harvey, so long as the Aircraft is not otherwise employed on behalf of the Corporation. Mr. Harvey’s use of the Aircraft will constitute a non-exclusive lease and the Time Sharing Agreement will only be applicable in instances in which the Corporation seeks partial reimbursement of Aircraft-related costs. Pursuant to the Time Sharing Agreement, Mr. Harvey has agreed that the rates to be charged for any particular flight (round-trip between Pittsburgh, Pennsylvania and Toronto, Canada) will be $1,500 unless otherwise modified by the Chairman of the Compensation Committee in compliance with the Time Sharing Agreement and applicable law. The Corporation has the right to charge Mr. Harvey on a flight-by-flight basis up to an amount which equals: (i) fuel, oil, lubricants, and other additives; (ii) travel expenses of the crew; (iii) hangar and tie-down costs away from the Aircraft’s base of operation; (iv) insurance obtained for the specific flight; (v) landing fees, airport taxes, and similar assessments; (vi) customs, foreign permit, and similar fees directly related to the flight, if applicable; (vii) in-flight food and beverages; (viii) passenger ground transportation; (ix) flight planning and weather contract services; and (x) an additional charge equal to 100% of the expenses listed in (i) above.

CONSOL Energy is also obligated to provide and maintain Aircraft third party aviation legal liability insurance under the Time Sharing Agreement, naming Mr. Harvey as an additional insured and to indemnify and agree to hold Mr. Harvey harmless from and against any and all liabilities, claims, demands, suits, judgments, damages, losses, costs and expenses (including reasonable legal expenses and attorneys’ fees) arising in connection with the Aircraft. The Corporation and Mr. Harvey will both have the right to terminate the Time Sharing Agreement with immediate effect upon written notice to the other party and the Time Sharing Agreement will automatically terminate upon the cessation of Mr. Harvey’s employment with us.

OUTSTANDING EQUITY AWARDS TABLES AT FISCAL YEAR-END - 2009

The following tables set forth all unexercised options, restricted stock units and performance share unit awards that have been awarded to our named executives by CONSOL Energy and CNX Gas (as applicable) and were outstanding as of December 31, 2009.

Outstanding Equity Awards at Fiscal Year End for CONSOL Energy - 2009

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (Exercisable) (#) (b)		Number of Securities Underlying Unexercised Options (Unexercisable) (#) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(15) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(16) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(15) ($) (j)
J. Brett Harvey	200	(1)	-		-	15.090	3/01/2011	-		-	-	-
	200,000	(2)	-		-	13.265	10/25/2011	-		-	-	-
	120,000	(3)	-		-	6.805	9/10/2012	-		-	-	-
	240,200	(4)	-		-	8.600	4/30/2013	-		-	-	-
	133,740	(5)	-		-	15.390	4/27/2014	-		-	-	-
	120,936	(6)	-		-	22.750	5/03/2015	-		-	-	-
	31,764	(7)	10,590	(7)	-	32.785	2/24/2016	-		-	-	-
	98,487	(8)	32,831	(8)	-	44.100	5/02/2016	-		-	-	-
	27,440	(10)	13,723	(10)	-	34.850	2/20/2017	-		-	-	-
	90,900	(11)	45,452	(11)	-	34.850	2/20/2017	-		-	-	-
	29,961	(12)	59,924	(12)	-	78.650	2/19/2018	-		-	-	-
	-		211,566	(13)	-	27.900	2/17/2019	-		-	-	-
	-		-		-	-	-	80,201	(10)(14)	3,994,010	-	-
	-		-		-	-	-	66,466	(17)	3,310,007	-	-
	-		-		-	-	-	-		-	219,438	10,928,012
William J. Lyons	200	(1)	-		-	15.090	3/01/2011	-		-	-	-
	38,200	(4)	-		-	8.600	4/30/2013	-		-	-	-
	41,240	(5)	-		-	15.390	4/27/2014	-		-	-	-
	22,416	(6)	-		-	22.750	5/03/2015	-		-	-	-
	24,192	(8)	8,064	(8)	-	44.100	5/02/2016	-		-	-	-
	18,712	(11)	9,359	(11)	-	34.850	2/20/2017	-		-	-	-
	4,609	(12)	9,219	(12)	-	78.650	2/19/2018	-		-	-	-
	-		29,971	(13)	-	27.900	2/17/2019	-		-	-	-
	-		-		-	-	-	24,732	(14)	1,231,654	-	-
	-		-		-	-	-	13,679	(17)	681,214	-	-
	-		-		-	-	-	-		-	35,550	1,770,390
Nicholas J. DeIuliis	2,940	(6)	-		-	22.750	5/03/2015	-		-	-	-
	-		48,072	(13)	-	27.900	2/17/2019	-		-	-	-
	-		-		-	-	-	171,597	(14)	8,545,531	-	-
	-		-		-	-	-	-		-	48,864	2,433,427
P. Jerome Richey	4,445	(6)	-		-	22.750	5/03/2015	-		-	-	-
	5,468	(8)	2,736	(8)	-	44.100	5/02/2016	-		-	-	-
	6,344	(11)	3,175	(11)	-	34.850	2/20/2017	-		-	-	-
	1,536	(12)	3,073	(12)	-	78.650	2/19/2018	-		-	-	-
	-		10,144	(13)	-	27.900	2/17/2019	-		-	-	-
	-		-		-	-	-	8,351	(14)	415,879	-	-
	-		-		-	-	-	4,630	(17)	230,574	-	-
	-		-		-	-	-	-		-	12,007	597,949
Robert P. King	5,088	(9)	1,697	(9)	-	39.36	8/21/2016	-		-	-	-
	4,000	(11)	2,003	(11)	-	34.85	2/20/2017	-		-	-	-
	1,344	(12)	2,689	(12)	-	78.65	2/19/2018	-		-	-	-
	-		9,854	(13)	-	27.90	2/17/2019	-		-	-	-
	-		-		-	-	-	7,383	(14)	367,673	-	-
	-		-		-	-	-	2,919	(17)	145,366	-	-
	-		-		-	-	-	-		-	11,499	572,650

(1)	Options granted March 1, 2001 vest and become exercisable in their entirety on the first anniversary of the grant date.

(2)	Options granted October 25, 2001 vest and become exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(3)	Options granted September 10, 2002 vest and become exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(4)	Options granted April 20, 2003 vest and become exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date, except for 200 shares, which vest and become exercisable in their entirety on the first anniversary of the grant date.

(5)	Options granted April 27, 2004 vest and become exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date, except for 200 shares, which vest and become exercisable in their entirety on the first anniversary of the grant date.

(6)	Options granted May 3, 2005 vest and become exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date, except for 200 shares, which vest and become exercisable in their entirety six months after the grant date.

(7)	Options granted February 24, 2006 vest and become exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(8)	Options granted May 2, 2006 vest and become exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(9)	Options granted August 21, 2006 vest and become exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(10)	Under the LTIC, Mr. Harvey’s option and restricted stock unit awards were granted on February 20, 2007 for 2006 performance. Mr. Harvey was granted 13,773 restricted stock units and options to purchase 41,163 shares of our common stock. The market value of the restricted stock units was $480,000 (which was determined by multiplying the closing market price of $34.85 of CONSOL Energy common stock on February 20, 2007 (the grant date) by the number of shares underlying the restricted stock unit award). And the options granted on that same date vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(11)	Options granted February 20, 2007 vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(12)	Options granted February 19, 2008 vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(13)	Options granted February 17, 2009 vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(14)	Restricted stock units granted on April 27, 2004, May 3, 2005, February 24, 2006 and May 2, 2006 vest in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date. However, certain restricted stock units granted on April 27, 2004, February 20, 2007, February 19, 2008 and February 17, 2009 vest in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(15)	The market value for restricted stock units and performance share units was determined by multiplying the closing market price for CONSOL Energy common stock on December 31, 2009 ($49.80) by the number of shares underlying the restricted stock unit awards and performance share units.

(16)	This column shows the aggregate number of unvested performance share units as of December 31, 2009. The performance period for each of the performance share unit awards granted in 2008 is January 1, 2008 through December 31, 2010 and for awards granted in 2009 is January 1, 2009 through December 31, 2011, assuming the achievement of pre-established performance objectives. The performance share unit amounts presented for the 2008 and 2009 performance share unit awards are based on achieving performance goals at target and maximum levels, respectively.

(17)	The performance period for the performance share awards is January 1, 2007 through December 31, 2009. The amounts are based on actual performance results for the period.

Outstanding Equity Awards At Fiscal Year End For CNX Gas - 2009

Name (a)	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
J. Brett Harvey	-		-	-	-	-	-	-	-	-
William J. Lyons	-		-	-	-	-	-	-	-	-
Nicholas J. DeIuliis	281,481	(1)	-	-	$16.00	8/8/2015	-	-	-	-
	162,768 -	(2)	- -	- -	$28.50 -	4/28/2016 -	- -	- -	-	-
P. Jerome Richey	-		-	-	-	-	-	-	-	-
Robert P. King	-		-	-	-	-	-	-	-	-

(1)	Options granted August 8, 2005 vest and become exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(2)	Options granted April 28, 2006 vest and become exercisable in their entirety on the third anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED TABLE - 2009

The following table set forth information concerning each exercise of CONSOL Energy stock options and the vesting of restricted stock units of CONSOL Energy during the 2009 fiscal year.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
J. Brett Harvey	-	-	50,855	(1)	$1,531,362	(1)
William J. Lyons	12,000	496,800	9,705	(2)	$296,077	(2)
Nicholas J. DeIuliis	-	-	147,036		$7,305,355
P. Jerome Richey	-	-	4,264	(3)	$133,174	(3)
Robert P. King	-		1,826		$58,591

(1)	Mr. Harvey elected to defer 50% of his restricted stock unit award, granted on May 2, 2006, to be paid in a lump sum at the time of termination. Included in the above number are 5,475 shares valued at $184,069 at vesting that have been deferred.

(2)	Mr. Lyons elected to defer 100% of his restricted stock unit award, granted on May, 2, 2006 to be paid in a lump sum at the time of termination. Included in the above number are 2,688 shares valued at $90,371 at vesting that have been deferred.

(3)	Mr. Richey elected to defer 100% of his restricted stock unit awards, granted on May 2, 2006, February 20, 2007 and February 19, 2008, to be paid in a lump sum at the time of termination. Included in the above number are 4,264 shares valued at $133,174 at vesting that have been deferred.

PENSION BENEFITS TABLE

The following table provides information with respect to each plan that provides for specified retirement payments or benefits, or payments or benefits that will be provided primarily following retirement, including tax-qualified defined benefit plans and supplemental employee retirement plans (which we refer to as the CONSOL Energy Supplemental Retirement Plan), but excluding defined contribution plans.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)		Present Value of Accumulated Benefit(1) ($) (d)	Payments During Last Fiscal Year ($) (e)
J. Brett Harvey	CONSOL Energy Employee Retirement Plan	12		$285,589	-
	CONSOL Energy Retirement Restoration Plan	20	(2)	$4,338,244	-
	CONSOL Energy Supplemental Retirement Plan	20	(2)	$5,535,596	-
William J. Lyons	CONSOL Energy Employee Retirement Plan	34		$1,065,706	-
	CONSOL Energy Retirement Restoration Plan	31		$2,312,139	-
	CONSOL Energy Supplemental Retirement Plan	20		$1,190,808	-
Nicholas J. DeIuliis	CONSOL Energy Employee Retirement Plan	19		$194,690	-
	CONSOL Energy Retirement Restoration Plan	16		$0	-
	CONSOL Energy Supplemental Retirement Plan	19		$1,185,543	-
P. Jerome Richey	CONSOL Energy Employee Retirement Plan	4		$38,813	-
	CONSOL Energy Retirement Restoration Plan	1		$5,561	-
	CONSOL Energy Supplemental Retirement Plan	5		$547,509	-
Robert P. King	CONSOL Energy Employee Retirement Plan	3		$26,320	-
	CONSOL Energy Retirement Restoration Plan	33		$284	-
	CONSOL Energy Supplemental Retirement Plan	3		$267,345	-

(1)	Accumulated benefit computed through December 31, 2009 computed using FAS 87 assumptions as stated in the Form 10-K (Note 15 in the Form 10-K). This increase includes amounts which the named executive may not be entitled to receive such as unvested amounts.

(2)	Mr. Harvey’s employment agreement provides service credit for eleven additional years of service under the CONSOL Energy Employee Retirement Plan and under our supplemental retirement plans (up to a total maximum of twenty years under the CONSOL Energy Supplemental Retirement Plan) which represent his years of service at PacifiCorp Energy Inc. and its affiliates. Of the amounts shown above, $2,420,732 and $1,547,362 represent the benefit resulting from service credit provided to Mr. Harvey for his service at PacifiCorp Energy Inc. under the CONSOL Energy Restoration Plan and CONSOL Energy Supplemental Retirement Plan, respectively. The amount of unreduced retirement benefits payable to Mr. Harvey (i.e., the amount owed to him at normal retirement age) from PacifiCorp Energy Inc. and its affiliates will be deducted from benefits paid by CONSOL Energy to Mr. Harvey under the CONSOL Energy Retirement Restoration Plan and the CONSOL Energy Supplemental Retirement Plan. Amounts shown have been reduced by amounts payable to Mr. Harvey by PacifiCorp Energy Inc. and its affiliates.

UNDERSTANDING OUR PENSION BENEFITS TABLE

Executive Summary of CONSOL Energy Pension Plans

This section provides information regarding the Corporation’s retirement programs, which include the following:

•	CONSOL Energy Employee Retirement Plan;

•	CONSOL Energy Retirement Restoration Plan; and

•	CONSOL Energy Supplemental Retirement Plan.

CONSOL Energy Employee Retirement Plan (the “Pension Plan”)

The Pension Plan is a defined benefit plan that pays retirement benefits based on years of service and compensation. It is a qualified plan, meaning that it is subject to a variety of IRS rules. These rules contain various requirements on coverage, funding, vesting, and the amount of compensation that can be taken into account in calculating benefits. The Pension Plan has a fairly broad application across the employee population, and forms a part of the general retirement benefit program available to employees.

Eligibility

Full-time (or those who have completed 1,000 or more hours of service during a twelve-month consecutive period beginning on the employment date), salaried, production and maintenance and operations and maintenance employees who have completed five years of employment with the Corporation, earn the right to receive benefits upon retirement at the normal retirement age of 65. Payments commencing prior to age 65 are reduced based on various early reduction schedules depending upon age at the payment commencement date and years of service at the time of termination. Payment under the Pension Plan may not commence prior to age 50 except in the event of an incapacity retirement as described below.

Incapacity Retirement

Employees who have attained age 40 with at least ten years of service who are deemed disabled and consequently receive a Social Security disability award (proving the disability occurred while engaged in employment with CONSOL Energy or CNX Gas) are eligible for an incapacity retirement resulting in an unreduced benefit, payable in the form of an annuity, commencing the month following termination. Messrs. Harvey, Lyons and DeIuliis would have been eligible for incapacity retirement under the Pension Plan as of December 31, 2009 if they had incurred a qualifying disability on that date.

Separation Retirement

Employees who terminate employment with five years or more of service prior to attaining age 50 or have attained age 50 but have fewer than ten years of service upon termination qualify for a separation retirement. Payment of the accrued vested benefit is payable at an amount reduced for age beginning at age 50, or the full benefit may be paid at age 65. Messrs. Richey and DeIuliis are currently eligible for separation retirement under the Pension Plan, however, Mr. DeIuliis would not be entitled to payment until he attained age 50. Mr. King will be eligible for Separation Retirement once he attains five years of service.

Early Retirement

Employees who have completed ten or more years of service with the Corporation and are age 50 or older upon termination are eligible for early retirement. Under early retirement, an employee may elect to defer payment to age 65 or elect to begin payment the first of any month up to age 65, subject to a reduction for age as mentioned above. Messrs. Harvey and Lyons are eligible for early retirement under the Pension Plan.

Normal Retirement

Employees who terminate employment with five or more years of service and have attained age 65 qualify for normal retirement. Payment of the full benefit commences the month following termination. None of the named executives qualify for normal retirement under the Pension Plan as of December 31, 2009.

Form of Payment

The portion of accrued pension benefit earned under the Pension Plan as of December 31, 2005 may be elected to be paid in the form of a lump-sum payment except in the case of an incapacity retirement as discussed above. Pension benefits earned after January 1, 2006 are payable in the form of a single life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity or 100% joint and survivor annuity.

Calculation of Benefits

Pension benefits for salaried employees under the Pension Plan, as amended, are based on an employee’s years of service and average monthly pay during the employee’s five highest-paid years, which is referred to as the covered compensation. Average monthly pay for this purpose includes regular compensation but excludes compensation in excess of limits imposed by the federal income tax laws. Such covered compensation is reflected in the “Salary” column of the Summary Compensation Table (up to $245,000). Prior to January 1, 2006, pension benefits under the Pension Plan were based on the average monthly pay during the employee’s three highest-paid years and included annual amounts payable under the Corporation’s Short-Term Incentive Compensation Plan not in excess of limits imposed by the federal income tax laws, which limits the amount of annual benefits which may be payable from the qualified pension trust. Retirement benefits provided under the Pension Plan in excess of these limitations are paid from the Corporation’s general revenues under the separate, non-funded, non-qualified Pension Plans, which are described below.

CNX Gas Employees

The CNX Gas Corporation Employee Retirement Plan (“CNX Plan”) was merged into the Pension Plan effective March 1, 2009. As a result of the merger, participants who are or formerly were employed at separate times by CNX Gas and CONSOL Energy and were eligible for benefits under the CNX Plan will receive one benefit payment from the Pension Plan. The merger did not change whether a CNX employee was eligible for the CNX Plan.

The benefit formulas and options under the CNX Plan and the Pension Plan are essentially the same. The merger will essentially cause service with both companies to be counted once under the merged CNX Plan and the Pension Plan. This merger affects only Mr. DeIuliis, and did not cause an increase in his overall benefits.

CONSOL Energy Retirement Restoration Plan (the “Restoration Plan”)

The Restoration Plan is an unfunded deferred compensation plan maintained by the Corporation for the benefit of employees whose eligible compensation under the Pension Plan exceeded limits imposed by the federal income tax laws. The Corporation established this plan in order to attract and maintain persons that the Corporation considered to be important to its success by providing retirement benefits that are not restricted by the artificial limits imposed by the Code. The reasons for the existence of this plan, and the reasons that changes were made to this plan, are also discussed above in the “Compensation Discussion and Analysis” on page 25.

In December 2006, the Board authorized amendments which froze the Restoration Plan effective December 31, 2006 for CONSOL Energy employees and December 31, 2005 for CNX Gas employees. After that date, no existing participant accrues benefits and no compensation or service is counted for purposes of the Restoration Plan. A participant’s benefit is calculated as of that date with reference to the participant’s benefits under the Pension Plan as of that date.

To comply with Section 409A of the federal income tax laws, the Restoration Plan was further amended to provide that all distributions of benefits accrued and vested under the plan as of December 31, 2006, and through December 31, 2005 for CNX Gas employees, will be paid in a lump sum, which will be paid no later than 30 days following the later to occur of the end of the month following the month in which the participant turns age 50 or the end of the month following the month in which the participant incurs a separation of service. The benefit will be calculated and actuarially reduced, as necessary (using assumptions specified in the Pension Plan), based on a participant’s benefit being initially expressed as a single life annuity payable commencing on such participant’s normal retirement date.

Payment under the plan may not commence prior to age 50 except in the event of an incapacity retirement or under a termination due to a change in control. Payments commencing prior to age 65 are reduced based on various early reduction schedules depending upon age at the payment commencement date and years of service at the time of termination. The Restoration Plan provides the same types of retirement options as described above for the Pension Plan. Messrs. Harvey and Lyons are eligible for early retirement under the Restoration Plan. Mr. Richey is eligible for separation retirement under Restoration Plan. Mr. King will be eligible for separation retirement under the Restoration Plan once he attains five years of service. In addition, CNX Gas employee participants were also eligible to elect to receive in 2007 lump sum payments of accrued benefits. Mr. DeIuliis made this election and is no longer entitled to any other benefits under the Restoration Plan.

CONSOL Energy Supplemental Retirement Plan

On December 5, 2006, the Corporation’s Board approved and adopted the CONSOL Energy Supplemental Retirement Plan, effective January 1, 2007. Certain modifications were made to the CONSOL Energy Supplemental Retirement Plan which became effective December 4, 2007. The CONSOL Energy Supplemental Retirement Plan is designed primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Corporation and its subsidiaries and is intended to qualify as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended. The CONSOL Energy Supplemental Retirement Plan is an unsecured obligation of the Corporation, the benefits of which will be paid from its general assets. CNX Gas’ employees did not participate in the CONSOL Energy Supplemental Retirement Plan.

Thus, the currently-employed named executives, and Mr. DeIuliis (as of January 16, 2009), and other eligible individuals are participants in the CONSOL Energy Supplemental Retirement Plan. On September 9, 2009, the Board of the Corporation adopted amendments to the Supplemental Retirement Plan to include certain employees of CNX Gas and to give service credit under the Plan for service with CNX Gas to all participants in the Plan who are or formerly were employees of CNX Gas. This included Mr. DeIuliis. The amendments to the Plan are consistent with the integration of CNX Gas’ compensatory arrangements into Company programs as part of the management reorganization which occurred in January 2009.

We established this Plan in order to attract and maintain persons that we considered to be important to our success by providing benefits that are not restricted by the artificial limits imposed by the federal income tax laws. The reasons for this Plan and the general change in the manner in which supplemental retirement compensation is described in the “Compensation Discussion and Analysis” on page 25.

The Compensation Committee has reserved the right to terminate a participant’s participation in the CONSOL Energy Supplemental Retirement Plan at any time. Additionally, if a participant’s employment is terminated or if a participant no longer meets the CONSOL Energy Supplemental Retirement Plan’s basic eligibility standards, the participant’s participation in the CONSOL Energy Supplemental Retirement Plan (and right to accrue any benefits under it) will terminate automatically, with no further action required. Final average compensation and years of service will be determined at this time.

The amount of each participant’s benefit as of age 65 (expressed as an annual amount) will be equal to 50% of “final average compensation” multiplied by the “service fraction” as calculated on the participant’s date of employment termination with the Corporation. “Final average compensation” means the average of a participant’s five highest consecutive annual compensation amounts (annual base salary plus amounts received under the Corporation’s Short-Term Incentive Compensation Plan) while employed by the Corporation or its subsidiaries. The “service fraction” means a fraction with a numerator equal to a participant’s number of years of service and with a denominator of 20. The service fraction can never exceed one.

The benefit described above will be reduced by a participant’s age 65 vested benefits (including benefits which have been paid or are payable in the future (converted to an annual amount)) under: (a) the Pension Plan; (b) the Restoration Plan; and (c) any other plan or arrangement providing retirement type benefits, including arrangements with prior employers, to the extent service with such other employer or under such arrangement is credited under the CONSOL Energy Supplemental Retirement Plan.

No benefit will be vested under the CONSOL Energy Supplemental Retirement Plan until a participant has five years of service with the Corporation or its participating subsidiaries while the participant meets the eligibility standards in the plan. For a description of the effect of employment termination or change in control upon a participant’s right to benefits under the CONSOL Energy Supplemental Retirement Plan, see “Understanding Our Change in Control and Employment Termination Tables” on page 66.

Benefits under the CONSOL Energy Supplemental Retirement Plan will be paid in the form of a life annuity with a guaranteed term of 20 years (which will be the actuarial equivalent of a single life annuity) commencing in the month following the later to occur of: (a) the end of the month following the month in which the participant turns age 50; or (b) the end of the month following the month in which the employment termination of a participant occurs. In the event the benefits commence prior to the participant’s normal retirement age, the benefit will be actuarially reduced, as necessary (using assumptions specified in the Pension Plan).

NONQUALIFIED DEFERRED COMPENSATION TABLE - 2009

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)		Aggregate Withdrawals/Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
J. Brett Harvey	-	-	$126,330	(1)(2)	-	$1,093,763
Williams J. Lyons	-	-	$142,339	(1)(3)	-	$1,231,255
Nicholas J. DeIuliis	-	-	-		-	-
P. Jerome Richey	-	-	$10,049	(1)(4)	-	$338,789
Robert P. King	-	-	-		-	-

(1)	Under our Plan, in the event the Corporation declares a cash dividend, the restricted stock units are automatically increased in connection with the associated dividend equivalent rights. The amount shown reflects the expense calculated on the dividend equivalent rights based on our closing stock price on the dividend payment date. The dividend amounts for each of the executives were as follows: $5,426 (Mr. Harvey); $8,154 (Mr. Lyons); and $1,531 (Mr. Richey). The remaining amount consists of stock price appreciation (or depreciation).

(2)	Mr. Harvey elected to defer until retirement, 50% (or 21,372 restricted stock units) of a restricted stock unit award granted to him on May 2, 2006.

(3)	Mr. Lyons elected to defer until retirement, 100% (or 10,500 restricted stock units) of a restricted stock unit award granted to him on May 2, 2006 and 50% (or 13,603 restricted stock units) of a restricted stock award granted to him on April 27, 2004.

(4)	Mr. Richey elected to defer until retirement, 100% (or 1,781 restricted stock units) of a restricted stock unit award granted to him on May 2, 2006, 100% (or 3,185 restricted stock units) of a restricted stock unit award granted to him on February 20, 2007 and 100% (or 1,695 restricted stock units) of a restricted stock unit award granted to him on February 19, 2008.

UNDERSTANDING OUR DEFERRED COMPENSATION TABLE

Our Plan permits the granting of restricted stock units (with associated dividend equivalent rights). A person may, prior to December 31 of the calendar year that precedes the beginning of the service period, file a deferral election with us pursuant to which the recipient may elect to defer the issuance of each annual share installment which vests under his or her award. The deferral may be 100% or 50% of each installment (i) until 5 years from the grant date, (ii) termination of employment or (iii) upon a “change in control.” The dividend equivalent rights associated with our restricted stock unit awards automatically increase the number of shares underlying a restricted stock unit award when we declare and pay a regular cash dividend on our common stock.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLES

Except as otherwise provided, the following narrative and tables set forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, including without limitation resignation, severance, retirement or a constructive termination of a named executive, or a “change in control” of CONSOL Energy or CNX Gas, in the case of Mr. DeIuliis, or a change in the named executive’s responsibilities, as such scenarios are contemplated in the contracts, agreements, plans or arrangements described below. For the currently employed named executives, the amounts in each table represent the total amount of benefits “payable” to an individual assuming an employment termination and/or change in control occurred on December 31, 2009. A description of some elements of the plans, arrangements and agreements covered by the following tables and which provide for payments or benefits in connection with a termination of employment or change in control are also described under “Compensation Discussion and Analysis” on page 25 and “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables” on page 47. The footnotes to the tables describe the assumptions that were used.

J. Brett Harvey*

Executive Benefits and Payments Upon Termination	Early Retirement	Incapacity Retirement (with a social security disability)	Termination for Good Reason or Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control(1)
Compensation:
Base Salary	-	-	$2,000,000	-	-	-	$3,000,000
Short-Term Incentive(2)	$1,300,000	$1,300,000	$2,600,000	-	$1,300,000	$1,300,000	$4,752,399
Severance Pay Plan(3)	-	-	-	-	-	-	-
Long-Term Incentive Compensation:(4)
CONSOL Energy Options: Unvested	$1,251,992	$5,885,287	$5,885,287	-	$5,885,287	$1,251,992	$5,885,287
CONSOL Energy Restricted Stock Units: Unvested	$2,196,130	$3,994,010	$3,994,010	-	$3,994,010	$2,196,130	$3,994,010
CONSOL Energy Performance Share Units: Unvested	$1,646,288	$6,287,150	$6,287,150	-	$6,287,150	$2,644,430	$6,287,150
Benefits and Perquisites:
Outplacement service	-	-	$25,000	-	-	-	$25,000
Retiree medical benefits(5)	$82,601	$82,601	$82,601	$82,601	$41,300	$82,601	$82,601
401(k) payment	-	-	-	-	-	-	$44,100
CONSOL Energy Employee Retirement Plan(6)	$374,053	$459,445	$374,053	$374,053	$149,677	$374,053	$374,053
CONSOL Energy Restoration Plan(7)	$6,139,638	$6,953,374	$6,139,638	$6,139,638	$2,896,085	$6,139,638	$6,650,348
CONSOL Energy Supplemental Retirement Plan(8)	$5,872,364	$8,598,097	$5,872,364	-	$5,425,785	$8,592,866	$8,713,601
Accrued Vacation Pay(9)	$96,154	$96,154	$96,154	-	$96,154	$96,154	$96,154
Disability Benefits(10)	-	-	-	-	-	-	-
Basic Life Insurance(11)	-	-	-	-	$1,000,000	-	-
Funeral Allowance(12)	-	-	-	-	$10,000	-	-
280G Tax Gross-up(13)	-	-	-	-	-	-	-
Total:	$18,959,220	$33,656,118	$33,356,257	$6,596,292	$27,085,448	$22,677,864	$39,904,703

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

William Lyons*

Executive Benefits and Payments Upon Termination	Early Retirement	Incapacity Retirement (with a social security disability)	Termination Not for Cause (reduction in force)	Termination for Cause	Death	Disability (without a social security disability)	Change in Control(1)
Compensation:
Base Salary	-	-	-	-	-	-	$1,278,000
Short-Term Incentive(2)	$312,000	$312,000	$312,000	-	$312,000	$312,000	$1,153,333
Severance Pay Plan(3)	-	-	$245,769	-	-	-	-
Long-Term Incentive Compensation:(4)
CONSOL Energy Options: Unvested	$185,882	$842,247	$842,247	-	$842,247	$185,882	$842,247
CONSOL Energy Restricted Stock Units: Unvested	$467,622	$1,231,654	$1,231,654	-	$1,231,654	$467,622	$1,231,654
CONSOL Energy Performance Share Units: Unvested	$253,283	$1,011,836	$1,011,836	-	$1,011,836	$421,657	$1,011,836
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	-	$25,000
Retiree medical benefits(5)	$103,658	$103,658	$103,658	$103,658	$51,829	$103,658	$103,658
401(k) payment	-	-	-	-	-	-	$36,750
CONSOL Energy Employee Retirement Plan(6)	$1,442,745	$1,477,722	$1,442,745	$1,442,745	$572,364	$1,442,745	$1,442,745
CONSOL Energy Restoration Plan(7)	$3,195,740	$3,272,683	$3,195,740	$3,195,740	$1,459,278	$3,195,740	$3,271,684
CONSOL Energy Supplemental Retirement Plan(8)	$1,236,112	$1,637,304	$1,236,112	-	$1,160,306	$1,622,833	$2,495,654
Accrued Vacation Pay(9)	$49,154	$49,154	$49,154	-	$49,154	$49,154	$49,154
Disability Benefits(10)	-	-	-	-	-	-	-
Basic Life Insurance(11)	-	-	-	-	$960,000	-	-
Funeral Allowance(12)	-	-	-	-	$10,000	-	-
280G Tax Gross-up(13)	-	-	-	-	-	-	-
Total:	$7,246,196	$9,938,258	$9,670,915	$4,742,143	$7,660,668	$7,801,291	$12,941,715

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

Nicholas DeIuliis*

Executive Benefits and Payments Upon Termination	Separation Retirement	Incapacity Retirement (with a social security disability)	Termination Not for Cause (reduction in force)	Termination for Cause	Death	Disability (without a social security disability)	Change in Control(1)
Compensation
Base Salary	-	-	-	-	-	-	$1,500,000
Short-Term Incentive(2)	-	-	-	-	-	-	$2,173,583
Severance Pay Plan(3)	-	-	$207,692	-	-	-	-
Long-Term Incentive Compensation:(4)
CONSOL Energy Options: Unvested	-	$1,052,777	$1,052,777	-	$1,052,777	-	$1,052,777
CONSOL Energy Restricted Stock Units: Unvested	-	$8,545,331	$1,225,528	-	$8,545,331	-	$8,545,331
CONSOL Energy Performance Share Units: Unvested	-	$1,216,714	$1,216,714	-	$1,216,714	$405,571	$1,216,714
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	-	$25,000
Estimated premiums for continued life/medical/dental benefits	-	-	-	-	-	-	$26,880
401(k) payment	-	-	-	-	-	-	$36,750
CONSOL Energy Employee Retirement Plan(6)	-	$1,197,925	-	-	-	-	-
CONSOL Energy Restoration Plan(7)	-	-	-	-	-	-	-
CONSOL Energy Supplemental Retirement Plan(8)	-	$6,445,626			$1,379,976	$6,404,539	$8,655,052
Accrued Vacation Pay(9)	-	$57,692	$57,692	-	$57,692	-	$57,692
Disability Benefits(10)	-	-	-	-	-	$2,435,604	-
Basic Life Insurance(11)	-	-	-	-	$1,000,000	-	-
Funeral Allowance(12)	-	-	-	-	$10,000	-	-
280G Tax Gross-up(13)	-	-	-	-	-	-	$5,760,656
Total:	-	$18,516,065	$3,760,403	-	$13,262,490	$9,245,714	$29,050,435

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

P. Jerome Richey*

Executive Benefits and Payments Upon Termination	Separation Retirement	Incapacity Retirement (with a social security disability)	Termination Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control(1)
Compensation:
Base Salary	-	-	$402,800	-	-	-	$805,600
Short-Term Incentive(2)	-	-	$241,680	-	-	-	$574,667
Severance Pay Plan(3)	-	-	$402,800	-	-	-	-
Long-Term Incentive Compensation:(4)
CONSOL Energy Options: Unvested	-	-	$285,204	-	$285,204	-	$285,204
CONSOL Energy Restricted Stock Units: Unvested	-	-	$415,880	-	$415,880	-	$415,880
CONSOL Energy Performance Share Units: Unvested	-	-	$341,180	-	$341,180	$141,830	$341,180
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	-	$25,000
Estimated premiums for continued life/medical/dental benefits	-	-	-	-	-	-	$21,504
401(k) payment	-	-	-	-	-	-	$29,400
CONSOL Energy Employee Retirement Plan(6)	$40,474	-	$40,474	$40,474	$20,052	$40,474	$40,474
CONSOL Energy Restoration Plan(7)	$5,978	-	$5,978	$5,978	$3,072	$5,978	$6,850
CONSOL Energy Supplemental Retirement Plan(8)	$570,943	$766,367	$570,943	-	$534,232	$766,367	$1,148,514
Accrued Vacation Pay(9)	-	-	$38,731	-	$38,731	-	$38,731
Disability Benefits(10)	-	-	-	-	-	$927,800	-
Basic Life Insurance(11)	-	-	-	-	$760,000	-	-
Funeral Allowance(12)	-	-	-	-	$10,000	-	-
280G Tax Gross-up(13)	-	-	-	-	-	-	-
Total:	$617,395	$766,367	$2,745,670	$46,452	$2,408,351	$1,882,449	$3,733,004

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

Robert P. King*

Executive Benefits and Payments Upon Termination	Separation Retirement	Incapacity Retirement (with a social security disability)	Termination Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control(1)
Compensation:
Base Salary	-	-	$-	-	-	-	$736,000
Short-Term Incentive(2)	-	-	$-	-	-	-	$441,600
Severance Pay Plan(3)	-	-	$21,231	-	-	-	-
Long-Term Incentive Compensation:(4)
CONSOL Energy Options: Unvested	-	-	$263,464	-	$263,464	-	$263,464
CONSOL Energy Restricted Stock Units: Unvested	-	-	$367,673	-	$367,673	-	$367,673
CONSOL Energy Performance Share Units: Unvested	-	-	$323,252	-	$323,252	$132,368	$323,252
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	-	$25,000
Estimated premiums for continued life/medical/dental benefits	-	-	-	-	-	-	$21,504
401(k) payment	-	-	-	-	-	-	$29,400
CONSOL Energy Employee Retirement Plan(6)	-	-	-	-	-	-	-
CONSOL Energy Restoration Plan(7)	-	-	-	-	-	-	$4,536
CONSOL Energy Supplemental Retirement Plan(8)	-	$495,301	-	-	$265,054	$495,301	$884,300
Accrued Vacation Pay(9)	-	-	$35,385	-	$35,385	-	$35,385
Disability Benefits(10)	-	-	-	-	-	$1,078,476	-
Basic Life Insurance(11)	-	-	-	-	$640,000	-	-
Funeral Allowance(12)	-	-	-	-	$10,000	-	-
280G Tax Gross-up(13)	-	-	-	-	-	-	$1,036,239
Total:	-	$495,301	$1,011,005	-	$1,904,828	$1,706,145	$4,168,353

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

(1)	If a change in control occurred and the executive’s employment did not terminate, the named executive would be entitled only to the payments and benefits shown under Long-Term Incentive Compensation. The narrative following these tables contains a description of a “change in control.”

(2)	The amount shown for the “short-term incentive” compensation, other than for the change in control, is the target bonus for which the executive was eligible for during the period ended December 31, 2009. In the event of a qualifying termination in connection with a change in control, each named executive, pursuant to his change in control agreement, would be entitled to a pro rated payment of his “short-term incentive” compensation based upon the length of service during the year in which the termination occurs. Using the assumption that a change in control occurred at year-end, the executive would have already earned the short-term incentive award and we have not, therefore, reflected this amount in the table. Assuming a target payout for 2009 and a change in control at year-end, each individual would receive—in addition to the amount shown in the table—the amounts set forth in the Grants of Plan-Based Awards Table under the target amounts for non-equity incentive plan awards. In the event of a termination not for cause or a termination for good reason, Mr. Harvey would also be entitled to the pro rated payment of his “short-term incentive” compensation for the year in which the termination occurs pursuant to his employment agreement, and assuming a target payout for 2009, he would receive the amount set forth in the Grants of Plan-Based Awards Table under the target amount for non-equity incentive plan awards.

(3)

The CONSOL Energy Inc. Severance Pay Plan for Salaried Employees, provides 1 week of severance for every year of service up to a maximum of 25 weeks in the event that employment is involuntarily terminated because of a reduction in workforce. Messrs. Harvey, Lyons, DeIuliis, King and Richey are entitled to 11 weeks, 25 weeks, 18 weeks, 3 weeks and 1 year, respectively, of severance. Mr. Richey is entitled to 1 year’s severance pursuant to his letter agreement, as more fully described in “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables.”

(4)	The values for long-term incentive compensation represent the value of the unvested CONSOL Energy stock options, restricted stock units, and/or performance share units (as applicable), which would, in the case of death or change in control, accelerate and vest and in all other termination scenarios would continue to vest according to the vesting schedule. The value of the CONSOL Energy unvested options and restricted stock units and performance share units was calculated using a closing market price of $49.80 for CONSOL Energy, and assumes target payout.

(5)	Messrs. Harvey and Lyons are entitled to receive retiree medical benefits under The CONSOL Energy Inc. Comprehensive Medical Expense Benefits Plan For Salaried Employees. Additionally, Mr. Harvey’s employment agreement provides service credit for eleven additional years of service under The CONSOL Energy Inc. Comprehensive Medical Expense Benefits Plan for Salaried Employees, which represents his years of service at PacifiCorp Energy Inc. and its affiliates.

(6)	Amounts represent the present value of accumulated benefit computed through December 31, 2009 payable January 1, 2010 using FAS 87 assumptions as stated in Note 15 to the Form 10-K. Amounts shown for Incapacity Retirement represent the unreduced benefit otherwise payable at age 65 for Messrs. Harvey, Lyons and DeIuliis. Amounts shown for death represent the Surviving Spouse Benefit under the Pension Plan payable in the form of an annuity to the spouse commencing the month following death if the employee had attained age 50 or the month following the month the deceased would have attained age 50. In the event of Separation Retirement, Mr. DeIuliis has accrued a vested benefit under the CONSOL Energy Employee Retirement Plan of $194,690 which is not payable until he attains age 50. Mr. King has less than five years of service as of December 31, 2009 therefore no benefits are vested as of this date.

(7)	Amounts represent the lump sum actuarial equivalent value of the accumulated benefit computed through December 31, 2006 for Messrs. Harvey, Lyons and Richey, in each case computed using the PBGC rate in effect January 1, 2010 and assumed mortality in accordance with the 1971 Group Annuity Mortality Table set back two years. See “CONSOL Energy Retirement Restoration Plan” on page 56 for a discussion on mandatory form of payment for the plan. Amounts shown for Incapacity Retirement represent the unreduced benefit otherwise payable at age 65. Amounts shown for death represent the Surviving Spouse Benefit under the Restoration Plan payable in the form of a lump sum payable the month following death if the employee had attained age 50 or the month following the month the deceased would have attained age 50. Amounts shown for termination under a change in control represent the full value payable at December 31, 2009. Mr. King has less than five years of service as of December 31, 2009, and therefore, no benefits are vested as of this date.

(8)	Amounts represent the present value of accumulated benefit computed through December 21, 2009 payable January 1, 2010 using FAS 87 assumptions as stated in Note 15 to the Form 10-K except for amounts shown for termination under a change in control which represent the lump sum actuarial equivalent value of accumulated benefits through December 31, 2009 using the PBGC rate in effect January 1, 2010 and assumed mortality in accordance with the 1971 Group Annuity Mortality Table set back two years. See “CONSOL Energy Supplemental Retirement Plan” on page 57 for a discussion on mandatory forms of payment for the plan. Amounts shown for Incapacity Retirement and Disability represent the unreduced benefit otherwise payable at age 65. Amounts shown for death represent the benefit payable to the participant’s beneficiary for a guaranteed twenty year term determined as if the participant had separated from service immediately prior to his death. Amounts shown for termination under a change of control represent the full value payable at December 31, 2009. Of the amount shown, $5,872,364 and $1,236,112 represent the amount due to benefit earned under Early Retirement for Messrs. Harvey and Lyons, respectively and $570,943 represents the amount due to benefit earned under Separation Retirement for Mr. Richey. In the event of Separation Retirement, Mr. DeIuliis has an accrued vested benefit of $1,185,543 which is not payable until he attains age 50. Mr. King has less than five years of service as of December 31, 2009 therefore no benefits are vested as of this date, except in the case of an Incapacity Retirement, Disability, Death or change in control where benefits vest immediately.

(9)	Accrued vacation is paid when an employee retires under a normal, early or incapacity retirement, or is terminated because of a reduction in force or dies. Each of the executives is entitled to 5 weeks of accrued vacation pay.

(10)	Disability benefits are paid up until age 65 at 60% of base salary in all cases except Mr. Richey whose benefits are paid at 70% of base salary pursuant to his election, and are offset by the amount of any social security disability benefits and retirement benefits received.

(11)	Basic life insurance is provided to the executive payable at two times base salary (with a maximum total benefit of $1,000,000).

(12)	A fixed amount of $10,000 is provided as an allowance for funeral expenses.

(13)	This calculation is an estimate for proxy disclosure purposes only. Payments on an actual change of control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, reasonable compensation analyses and the value of the covenant not to compete. Assumptions used in the Proxy Statement include:

•	Marginal federal, Pennsylvania state and FICA tax rates of 35%, 3.07% and 1.45%, respectively;

•	Any payments with respect to the 2009 bonus were not contingent on the change in control (and thus, not required to be included in the calculation);

•

Stock options are assumed to become fully vested and/or exercisable and are valued in accordance with Rev. Proc. 98-34 and Q&A 24(c) of Internal Code Section 280G based on expected life of the option; and

•

We did not attribute any value to non-competition covenants or take the position that any part of the value of the performance-based equity and long-term incentive plans provided to Mr. Harvey was reasonable compensation for services prior to the change of control, which would have reduced the estimated excise tax gross-up payment, if any.

UNDERSTANDING OUR CHANGE IN CONTROL AND EMPLOYMENT TERMINATION TABLES

Executive Summary Regarding CONSOL Energy Agreements and/or Programs with Change of Control Provisions

This section provides information regarding the following Corporation agreements and/or programs which provide for benefits to be paid to named executives, in connection with employment termination and/or a change in control of the Corporation or, with respect to Mr. DeIuliis, CNX Gas:

•	Employment Agreement with our Chief Executive Officer;

•	CONSOL Energy Change in Control Agreements;

•	CONSOL Energy Stock Options;

•	CONSOL Energy Restricted Stock Units;

•	CONSOL Energy Long-Term Incentive Program;

•	CONSOL Energy Supplemental Retirement Plan;

•	CONSOL Energy Severance Pay Plan for Salaried Employees;

•	CNX Gas Change in Control Agreements; and

•	CNX Gas Stock Options.

The severance provisions of Mr. Richey’s letter agreement with the Corporation are described in this Proxy Statement in “Understanding our Summary Compensation and Grants of Plan-Based Awards Tables” on page 47.

Employment Agreement with our Chief Executive Officer

As previously discussed in the “Compensation Discussion and Analysis” on page 25 and “Understanding our Summary Compensation and Grants of Plan-Based Awards Tables” on page 47, Mr. Harvey has an employment agreement with CONSOL Energy.

If Mr. Harvey resigns for “good reason” (as defined below) or is terminated without “cause” (as defined below), and in each case he delivers a signed release of claims reasonably satisfactory to the Corporation to the Corporation’s General Counsel within thirty (30) days of the date of his termination and does not revoke such release within the seven-day revocation period provided for in the release, he is entitled to receive severance payments in the form of:

•	his then current base salary through the date of termination and any annual bonus awarded in accordance with the Corporation’s bonus program but not yet paid;

•

an amount equal to two times his then current base salary and two times the target annual bonus amount (provided that Mr. Harvey has not breached the confidentiality, non-competition and non-solicitation restrictions set forth in the employment agreement);

•	payment of the pro-rata portion of his target bonus in the year of termination if the relevant performance goals are met;

•	medical benefits or reimbursements for a maximum period of 24 months;

•	payment of all accrued but unused vacation time;

•	payment for reasonable outplacement assistance services actually incurred by him in seeking other employment within 12 months of his termination; and

•	reimbursement for business expenses incurred prior to such termination.

Except for the payments relating to the pro-rata portion of Mr. Harvey’s target bonus and outplacement services, these amounts are to be paid in a single lump sum within 10 days after the date of termination, provided that no amount will be paid until expiration of the seven day statutory revocation period with respect to the release described above. The pro-rata portion of Mr. Harvey’s target bonus is to be paid in accordance with the terms of the applicable plan subject to the attainment of the performance goals applicable to such bonus award and the payment for outplacement services is to be paid no later than the end of the calendar year following the year in which such expense is incurred by Mr. Harvey. If Mr. Harvey’s employment is terminated for good reason or without cause, he and his dependents will continue to receive his medical insurance benefits from the Corporation, on terms substantially comparable to terms of the Corporation’s medical plan, for up to 24 months following the termination date.

If Mr. Harvey’s employment is terminated due to death or “permanent disability,” which is defined in accordance with the Corporation’s long-term disability plan applicable to Mr. Harvey, he (or his estate, if applicable) will be entitled to receive:

•	his then current base salary through the date of termination;

•	a pro-rata portion of his target bonus for the year of termination;

•	payment for all accrued, but unused vacation time; and

•	reimbursement for business expenses incurred prior to such termination, with such amounts payable in a single lump sum within 10 days following termination.

If Mr. Harvey’s employment is terminated for “cause” or by Mr. Harvey other than for good reason and not due to death or permanent disability, he will be entitled to receive solely his base salary through the termination date, payment for all accrued but unused vacation time through the termination date, and reimbursement of reimbursable expenses incurred prior to termination.

The employment agreement defines “Cause” as:

•	gross negligence in the performance of Mr. Harvey’s duties which results in material financial harm to the Corporation;

•	Mr. Harvey’s conviction of, or plea of guilty or nolo contendere to any felony, or any misdemeanor involving fraud, embezzlement or theft;

•	Mr. Harvey’s intentional failure or refusal to perform his duties and responsibilities with the Corporation, without the same being corrected within 15 days after being given written notice thereof;

•	the material breach by Mr. Harvey of any of the covenants contained in the employment agreement discussed below;

•	Mr. Harvey’s willful violation of any material provision of the Corporation’s code of conduct for executives and management employees; or

•	Mr. Harvey’s at will engagement in conduct that is demonstrably and materially injurious to the Corporation, monetarily or otherwise.

Mr. Harvey may be terminated for “cause” only by majority vote of all members of the Board (other than Mr. Harvey), which vote must be communicated to Mr. Harvey in writing.

The employment agreement defines “good reason” as, without Mr. Harvey’s written consent:

•	the material diminution of Mr. Harvey’s duties or responsibilities including the assignment of any duties and responsibilities materially inconsistent with his position;

•	a material reduction in Mr. Harvey’s base salary;

•	a material reduction in Mr. Harvey’s annual target bonus opportunity (excluding any reduction that is generally applicable to all or substantially all executive officers of the Corporation);

•

a material reduction in the overall level of employee benefits (including long-term incentive opportunities) provided to Mr. Harvey (excluding any reduction that is generally applicable to all or substantially all executive officers of the Corporation);

•

the breach of the agreement by the Corporation caused by the failure to obtain a written assumption of the employment agreement by any person acquiring all or substantially all of the assets of the Corporation prior to such acquisition;

•	the relocation of Mr. Harvey’s principal work location to a location more than 50 miles from Pittsburgh, Pennsylvania; or

•

the Corporation giving Mr. Harvey notice of nonextension of the term of the employment agreement solely at either the end of the initial three year term or the end of the first one year extension of the term;

provided, however, that, notwithstanding the foregoing, Mr. Harvey must give written notice to the Corporation of his intention to terminate his employment for Good Reason within sixty days after the event or omission which constitutes “good reason;” the event must remain uncorrected by the Company for 30 days following the notice; and the termination must occur within 60 days following the expiration of the notice period. Any failure to give such written notice within such period results in a waiver of his right to terminate for “good reason” as a result of such act or omission.

All stock option and restricted stock unit awards contain non-competition provisions by which he agreed that he would not, during the term of his employment and for a period of two years after termination of such employment:

•

directly or indirectly engage in any business which is in competition with any line of business conducted by the Corporation or an affiliate of the Corporation and which is in any area where the Corporation or its affiliates do business;

•	perform or solicit the performance of services for any customer or client of the Corporation or its affiliates;

•

induce any employee of the Corporation or its affiliate to do either of the first two paragraphs above or terminate such employee’s employment with the Corporation or its affiliates, or offer employment to any person who was employed by the Corporation or its affiliates unless such person has ceased such employment for a period of at least 12 months; or

•	directly or indirectly assist others in any of the above referenced actions.

Further, Mr. Harvey’s employment agreement contains restrictive covenants relating to confidential information, the terms of which are identical to those set forth in the CONSOL Energy stock option and restricted stock award agreements. See “‘Change in Control’ and Restrictive Covenant Provisions – CONSOL Energy Stock Options and Restricted Stock Unit Awards” below for a description of these restrictive covenants.

CONSOL Energy Change in Control Agreements

Messrs. Harvey, Lyons, Richey and King have change in control severance agreements with CONSOL Energy (which we refer to as CIC Agreements). Mr. DeIuliis entered into a change in a control agreement with CNX Gas. The CONSOL Energy change in control agreement between CONSOL Energy and each of Messrs. Harvey, Lyons, Richey and King who we refer to as the CONSOL Energy Executives, provides severance benefits if the CONSOL Energy Executives are terminated after, or in connection with, a CONSOL Energy “change in control,” as defined below, by CONSOL Energy for any reason other than cause (as defined below), death or disability (also as defined below), that occurs not more than three months prior to or within two years after, a CONSOL Energy

“change in control,” is required by a third party initiating the CONSOL Energy change in control or within the two-year period after a CONSOL Energy “change in control,” if he is “constructively terminated” (as defined below).

Under the two circumstances described above, the CONSOL Energy Executives would be entitled to receive:

•	a lump sum cash payment equal to a multiple of base pay plus a multiple of incentive pay (the multiple, in each case, for Mr. Harvey, 3.0, for Mr. Lyons, 2.5; and for Messrs. Richey and King, 2.0);

•	a pro-rated payment of his incentive pay for the year in which his termination of employment occurs;

•

for a specified period (for Mr. Harvey, 36 months; for Mr. Lyons, 30 months; and for Richey and King, 24 months), the continuation of medical and dental coverage (or monthly reimbursements in lieu of continuation);

•

if he would have been eligible for post-retirement medical had he retired from employment during the applicable period, but is not so eligible due to termination, then at the conclusion of the benefit period, the Corporation will provide him with additional continued group medical coverage comparable to that which would have been available under the Corporation’s post-retirement program for so long as such coverage would have been available under such program, or the Corporation will provide monthly reimbursements to him in lieu of such coverage;

•

a lump sum cash payment equal to the total amount that the CONSOL Energy Executive would have received under the Corporation’s 401(k) plan as a Corporation match if he was eligible to participate in the Corporation’s 401(k) plan for a specified period after his termination date (for Mr. Harvey, 36 months; for Mr. Lyons, 30 months; and for Messrs. Richey and King, 24 months) and he contributed the maximum amount to the plan for the match;

•

a lump sum cash payment equal to the difference between the present value of his accrued pension benefits at his termination date under the Corporation’s qualified defined benefit plan and (if eligible) any plan or plans sponsored by the Company providing nonqualified retirement benefits (which currently includes the CONSOL Energy Inc. Supplemental Retirement Plan and The Retirement Restoration Plan of CONSOL Energy Inc.) and the present value of the accrued pension benefits to which the CONSOL Energy Executives would have been entitled under the pension plans if he had continued participation in those plans for a specified period after his termination date (for Mr. Harvey, 36 months; for Mr. Lyons, 30 months; and for Messrs. Richey and King, 24 months);

•	a lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services and other expenses associated with seeking other employment; and

•

any amounts earned, accrued or owing but not yet paid as of his termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Corporation.

In addition, upon a “change in control,” all equity granted to each of Mr. Harvey, Lyons, Richey and King by CONSOL Energy will become fully vested and/or exercisable on the date the “change in control” occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement. With respect to each CONSOL Energy Executive, if it is determined that any payment or distribution by CONSOL Energy to or for his benefit would constitute an “excess parachute payment” within the meaning of Section 280G of the federal income tax laws, CONSOL Energy will pay to him an additional amount, subject to certain limitations, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999 of the federal income tax laws, and any tax imposed upon the gross-up payment, will be equal to the excise tax on the payment.

In the event of a “constructive termination” of a CONSOL Energy Executive in connection with a “change in control,” CONSOL Energy may elect to require reasonable cooperation from the Executive for a specified period (Mr. Harvey, 36 months; Mr. Lyons, 30 months; and Messrs. Richey and King, 24 months). During this consultancy period, he must be available to provide advice and assistance to CONSOL Energy. In no event may the CONSOL Energy Executive be required to provide more than five hours of consulting services per week and he shall be permitted to engage in other business activities, subject to some restrictions.

The CONSOL Energy CIC Agreements contain confidentiality, non-competition and non-solicitation obligations. Messrs. Harvey, Lyons, Richey and King have agreed not to compete with the business for one year, or to solicit employees of CONSOL Energy for two years, following termination of employment in which such CONSOL Energy Executive is receiving severance benefits under the CONSOL Energy CIC Agreements. The term of the agreements is three years, subject to a one-year extension annually, commencing on January 1, 2006, unless CONSOL Energy gives notice not later than October 31 of the preceding year that it does not wish to extend the agreement. Regardless of any such notice by CONSOL Energy, the agreement will continue in effect for a period of 24 months beyond the term provided in the agreement if a “change in control” occurs during the period that the agreement is in effect.

No payments are made or benefits provided under the CIC Agreements unless the CONSOL Energy Executive executes, and does not revoke, a written release of any and all claims against CONSOL Energy and all related parties, with respect to all matters arising out of the CONSOL Energy Executive’s employment by the Corporation (other than entitlements under the terms of the agreement or under any other plans or programs of CONSOL Energy in which the CONSOL Energy Executive participated and under which he has accrued or become entitled to a benefit) or a termination thereof.

“Cause” is a determination by the Board that the CONSOL Energy Executive has:

•	(a) been convicted of, or has pleaded guilty or nolo contendere to, any felony, or any misdemeanor involving fraud, embezzlement or theft; or

•

(b) wrongfully disclosed material confidential information of the Corporation or any subsidiary, has intentionally violated any material express provision of the Corporation’s code of conduct for executives and management employees (as then in effect) or has intentionally failed or refused to perform any of his material assigned duties for the Corporation, and any such failure or refusal has been demonstrably and materially harmful to the Corporation.

Notwithstanding the foregoing, the CONSOL Energy Executive will not be deemed to have been terminated for “cause” under (b) unless the majority of the members of the Board plus one member, find that, in the good faith opinion of the Board, the CONSOL Energy Executive has committed an act constituting “cause,” and such resolution is delivered in writing to the CONSOL Energy Executive.

A “change in control” under the Corporation’s CIC Agreements means the occurrence of any of the following events:

•

(i) the acquisition by any individual, entity or group of beneficial ownership of more than 25% of the combined voting power of the then outstanding voting stock of the Corporation; provided, however, that the following acquisitions will not constitute a “change in control”: (A) any issuance of voting stock of the Corporation directly from the Corporation that is approved by the then incumbent Board, (B) any acquisition by the Corporation of voting stock of the Corporation, (C) any acquisition of voting stock of the Corporation by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any subsidiary of the Corporation, (D) any acquisition of voting stock of the Corporation by an underwriter holding securities of the Corporation in connection with a public offering thereof, or (E) any acquisition of voting stock of the Corporation by any person pursuant to a transaction that complies with clauses (A), (B) and (C) of (iii) below; or

•

(ii) individuals who constitute the Board as of the agreement date, cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the incumbent Board are deemed to have then been a member of the incumbent Board, but excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

•

(iii) consummation of a reorganization, merger or consolidation of the Corporation or a direct or indirect wholly owned subsidiary of the Corporation, a sale or other disposition of all or substantially all of the assets of the Corporation, or other transaction involving the Corporation, unless, in each case, immediately following such transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such transaction or any direct or indirect parent corporation thereof, (B) no person other than the Corporation beneficially owns 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such transaction or any direct or indirect parent corporation thereof and (C) at least a majority of the members of the Board of the entity resulting from such transaction or any direct or indirect parent corporation thereof were members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such transaction; or

•

(iv) approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation, except pursuant to a transaction that complies with clauses (A), (B) and (C) of (iii) above.

A “constructive termination” means:

•	a material adverse change in position;

•	a material reduction in annual base salary or target bonus or a material reduction in employee benefits;

•	a material adverse change in circumstances as determined in good faith by the CONSOL Energy Executive, including a material change in the scope of CONSOL Energy’s business, as determined by him;

•

the liquidation, dissolution, merger, consolidation or reorganization of the Corporation or transfer of substantially all of the Corporation’s business or assets unless the successor assumes all duties and obligations of the Corporation under the CIC Agreement; or

•	the relocation of the CONSOL Energy Executive’s principal work location to a location that increases his normal commute by 50 miles or that requires travel increases by a material amount.

CONSOL Energy Stock Options

In the event that a named executive’s employment with the Corporation (including any affiliate of the Corporation) is terminated for “cause” as defined in our Plan or the named executive breaches non-competition or proprietary information covenants (see description below), then any stock option (whether vested or unvested) that is granted to the named executive will be canceled and forfeited in its entirety on the date of termination of employment or breach of covenant, as applicable. In addition, any stock option exercised during the six month period prior to such termination of employment or breach of covenant, as applicable, will be rescinded, and the named executive will be required to pay to the Corporation within 10 days an amount in cash equal to the gain realized by the exercise of the stock option.

In the event that the named executive’s voluntarily terminates his employment, due to disability as defined in our Plan or by the Corporation without “cause,” the non-vested portion of any stock option will be deemed cancelled on the termination date and the vested portion, if any, of the stock option as of the date of such termination will remain exercisable for the lesser of a period of 90 days following termination or until the expiration date of the stock option. Notwithstanding the previous section, if such termination occurs on or after the date the named executive has reached the age of 55 by reason of an “early retirement” or “incapacity retirement” as defined in the Pension Plan (or any successor plan), then in that event the non-vested portion of the stock option will continue to vest and become exercisable in the ordinary course and will remain exercisable until the stock option’s expiration date. If the named executive’s employment is terminated by reason of a “normal retirement,” as defined in the Pension Plan (or any successor plan), the non-vested portion of the stock option will vest in its entirety on the effective date of the named executive’s retirement and the stock option will remain exercisable until its expiration date.

In the event that employment with the Corporation (including any affiliate) is terminated by reason of a reduction in force as specified and implemented by the Corporation, the non-vested portion of a stock option will continue to vest and become exercisable in accordance with the vesting schedule set forth above, and will remain exercisable until the expiration date. In the event that the named executive’s employment is terminated by reason of death, the non-vested portion of the stock option will vest in its entirety immediately upon the date of death and will remain exercisable for the lesser of a period of three years following death or the expiration date.

CONSOL Energy Restricted Stock Units

All shares subject to restricted stock unit awards are issued under our Plan, will vest (i.e., will not be subject to forfeiture as the result of employment termination) upon the occurrence of any of the following events and will be delivered on the termination date, or as soon as administratively practical thereafter (but in no event later than the 15th day of the third month following that date):

•	termination of employment with the Corporation on or after age 65;

•

termination of employment with the Corporation on or after age 55 under circumstances which also satisfy the criteria for either “early retirement” or “incapacity retirement” under the Pension Plan, as in effect at that time; or

•	termination of employment with the Corporation by reason of death or as part of a reduction in force as specified and implemented by the Corporation.

In no event will any shares vest in the event employment with the Corporation is terminated for “cause” as defined in our Plan (see below) or if a named executive leaves the Corporation’s employment for any reason other than in connection with one of the special vesting events specified above.

In addition, if employment is terminated for “cause” or the named executive breaches non-competition or proprietary information covenants (see below), then, in addition to awards being cancelled with respect to any unvested shares, the named executive also forfeits all of his right, title and interest in and to any shares which have vested under existing awards and which are held by him at that time or are otherwise subject to deferred issuance. In addition, to the extent a named executive has sold any of his vested shares within the six month period ending with the date of the named executive’s termination for “cause” or breach of the non-competition or proprietary information covenants or at any time thereafter, then the named executive is required to repay to the Corporation, within 10 days after receipt of written demand from the Corporation, the cash proceeds received upon each such sale, provided the demand is made by the Corporation within one year after the date of that sale.

CONSOL Energy Long-Term Incentive Programs

If a named executive’s employment with CONSOL Energy or any affiliate is terminated:

•	on or after the date the named executive has reached the age of 55 by reason of an “Early Retirement” or “Incapacity Retirement;”

•	by reason of a “Normal Retirement;”

•	on account of death or Disability (other than an Incapacity Retirement); or

•	by reason of a reduction in force as specified and implemented by the Corporation,

prior to the payment date or the change in control payment date, as applicable, the named executive shall be entitled to retain his or her units and receive payment therefore to the extent earned and payable under the LTIP program.

However, in the case of a Disability, the named executive shall only be entitled to retain a prorated portion of the units determined at the end of the performance period and based on the number of complete months that the named executive work in the performance period. If a named executive’s employment with CONSOL Energy or any affiliate is terminated for any other reason, including by the named executive voluntarily, or by CONSOL Energy with Cause or without Cause (other than in connection with a reduction in force as explained above), prior to the payment date or the change in control payment date, as applicable, the units awarded to the named executive shall be cancelled and forfeited.

CONSOL Energy Equity Incentive Plan Definitions

The following definitions and provisions are set forth in our Plan:

“Cause” is defined, unless otherwise defined in the applicable award agreement, as a determination by the Compensation Committee that a person has committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to the Corporation, deliberately and repeatedly violated the rules of the Corporation or the valid instructions of the Board or an authorized officer of the Corporation, made any unauthorized disclosure of any of the material secrets or confidential information of the Corporation, or engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to the Corporation.

“Disability” is defined, unless otherwise defined in the applicable award agreement, as an award recipient’s inability, because of physical or mental incapacity or injury (that has continued for a period of at least 12 consecutive calendar months) to perform for the Corporation or an affiliate of the Corporation substantially the same services as he or she performed prior to incurring the incapacity or injury.

“Change in Control” and Restrictive Covenant Provisions - CONSOL Energy Stock Options and Restricted Stock Units

All stock options and restricted stock units, whether or not vested, may, in the Board’s discretion and authority, vest upon a “change in control,” which is defined under our Plan as, (unless otherwise defined in the applicable award agreement), the earliest to occur of:

•

any one person (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, and any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of Corporation stock), or more than one person acting as a group, is or becomes the beneficial owner of shares that, together with the shares held by that person or group, possess more than 50% of the total fair market value or total voting power of the Corporation’s shares;

•

a majority of members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•	the sale of all or substantially all of the Corporation’s assets.

However, in the event the accelerated vesting of the awards, either alone or together with any other payments or benefits to which the named executive may otherwise become entitled from the Corporation in connection with the “change in control” would, in the Corporation’s good faith opinion, be deemed to be a parachute payment under Section 280G of the Code (or any successor provision), then, unless any agreement between the named executive and the Corporation provides otherwise, the number of options/restricted stock units which vest on this accelerated basis will be reduced to the extent necessary to assure, in the Corporation’s good faith opinion, that no portion of the accelerated award will be considered such a parachute payment.

All stock option and restricted stock unit awards contain a covenant regarding confidential information and trade secrets, pursuant to which the recipient must agree, at any time during or after his or her employment with the Corporation, not to disclose or use for his or any other person or entity’s own benefit or purposes, other than the

Corporation and its affiliates, any proprietary confidential information or trade secrets, which are unique to the Corporation and not generally known to the industry or the public. In addition, upon termination with the Corporation for any reason, the award recipient must immediately return all materials relating to the business of the Corporation and its affiliates, excluding personal notes, notebooks and diaries, and cannot retain or use for their own account at any time any trade names, trademarks or other proprietary business designation used or owned in connection with the business of the Corporation or its affiliates.

CONSOL Energy Supplemental Retirement Plan

If a participant’s employment with CONSOL Energy or any subsidiary terminates for “cause” (which is defined to include a violation of any nonsolicitation, noncompetition, or nondisclosure provision contained in any agreement entered into by and between a participant and CONSOL Energy or any subsidiary), no benefits will be payable under the plan. Additionally, each participant will agree by participating in the Supplemental Retirement Plan that within ten (10) days after the date we provide the participant with a notice that there has occurred a termination on account of “cause,” the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the plan within the six (6) months prior to the date of the earliest breach. A forfeiture of Supplemental Retirement Plan benefits will also occur for certain cause events even if the event does not occur or is not discovered until after any termination of employment. Benefits under the CONSOL Energy Supplemental Retirement Plan will immediately vest upon death or disability of a participant or upon a “change in control” (as described below).

Further, if the participant’s employment is terminated after, or in connection with, a “change of control” (as defined in the CONSOL Energy Supplemental Retirement Plan) on account of:

•	an involuntary termination associated with a “change in control” within the two year period after the “change in control,” or

•

a termination by CONSOL Energy other than for “cause” or due to the participant’s death or disability that (A) occurs not more than three months prior to the date on which a “change in control” occurs or (B) is required by a third party who initiates a “change in control,” the participant will be entitled to the vested benefits in a lump sum payment.

The benefit will be calculated as if the participant terminated on the date of the change in control, but the participant will be considered only for purposes of applying the appropriate actuarial reduction to have a minimum age of 55 and a minimum of 20 years of credited service. Additional service credit will also be provided for the term of any payments under a participant’s CIC Agreement, if any, with the Corporation. See “Understanding our Pension Benefits Table” on page 55 for more information regarding the CONSOL Energy Supplemental Retirement Plan.

CONSOL Energy Severance Pay Plan For Salaried Employees

Eligible employees of CONSOL Energy are entitled to benefits under the CONSOL Energy Severance Pay Plan immediately upon completion of one year of continuous service with CONSOL Energy. Pursuant to the Corporation’s Severance Pay Plan upon an involuntary termination that is part of a workforce reduction, the CONSOL Energy Executive is entitled to one week’s compensation for each completed full year of continuous service, up to a maximum of 25 weeks’ compensation, subject to the Corporation’s Severance Pay Plan’s reemployment provisions described below. Benefits under the Corporation’s Severance Pay Plan do not apply where the CONSOL Energy Executive is terminated for “cause” or resigns, or where such CONSOL Energy Executive’s employment ends in connection with the sale of stock or all or part of the CONSOL Energy asset and the CONSOL Energy Executive is offered employment by the purchaser (or its affiliate) of the stock or all or part of the CONSOL Energy asset.

Calculation of the one week’s compensation is made on the basis of straight time pay (excluding any bonus or overtime compensation) for such employee’s permanently assigned position. In addition to severance benefits, employees are granted any vacation pay to which they are entitled. Officers with less than one year of service are paid only to and including date of termination.

In the event that the terminated officer is re-employed as a full-time employee before the severance pay period has expired, the employee shall reimburse CONSOL Energy for the amount of severance benefits which relate to the unexpired period. If the officer was granted vacation pay, the officer may, at his option, remit the vacation pay to CONSOL Energy and schedule a later vacation at a time mutually agreed upon with CONSOL Energy.

Officers will not be entitled to severance under this Plan unless and until such officer executes, and does not revoke, a release, deemed satisfactory by the Corporation, waiving any and all claims against the Corporation, its affiliates and subsidiaries and all related parties.

CNX Gas Corporation Change in Control Agreement

Mr. DeIuliis entered into a change in control severance agreement with CNX Gas and CONSOL Energy, which provides that, subject to CONSOL Energy’s reemployment rights described below, Mr. DeIuliis will be entitled to severance benefits if he is terminated after, or in connection with, a CNX Gas “change in control” (as defined below) for any reason other than “cause,” death or disability that occurs not more than three months prior to, or within two years after, a CNX Gas “change in control,” or is required to terminate employment by a third party initiating the CNX Gas change in control or within the two-year period after a CNX Gas “change in control,” if he is constructively terminated.

“Cause” is defined as a determination by the CNX Gas Board that Mr. DeIuliis has been convicted of a felony, or misdemeanor involving fraud, embezzlement or theft, or has wrongfully disclosed material confidential information of CNX Gas or its affiliates, has intentionally violated a material provision of the Corporation’s code of conduct or failed or refused to perform any of his material assigned duties and such failure or refusal has been demonstrably and materially harmful to CNX Gas.

A constructive termination is:

•	a material adverse change in his position;

•	a material reduction in annual base salary or target bonus or a material reduction in employee benefits;

•

a material change in circumstances, including a material change in the scope of CNX Gas’ business, which has rendered him unable to carry out his duties, provided that a good faith determination by him that such material change has occurred will be conclusive and binding on CNX Gas and the Corporation;

•

in connection with the liquidation, dissolution, merger, consolidation or reorganization of CNX Gas or transfer of all or substantially all of CNX Gas’ business or assets, CNX Gas breaches the agreement by not requiring the successor to assume the obligations under the agreement; or

•	the relocation of Mr. DeIuliis’ principal work location to a location that increases his normal commute by 50 miles or more or his required travel away from the office materially increases.

The payments to which Mr. DeIuliis would be entitled to receive are:

•

a lump sum cash payment equal to (x) 2.5 times his base pay, plus 2.5 times his incentive pay and (y) a pro-rated payment of his incentive pay for the year in which his termination of employment occurs;

•	for 30 months, the continuation of medical and dental coverage (or a lump sum payment in lieu of continuation at the election of CNX Gas);

•

if Mr. DeIuliis would have been eligible for post-retirement medical benefits had he retired from employment during the period of 30 months, following termination of employment but is not so eligible because of the termination, then at the end of such period described in the bullet point immediately above, CNX Gas will provide continued medical coverage comparable to that which would have been available to him under the CNX Gas post-retirement medical benefits program for as long as such coverage would have been available under that program (or a lump sum cash payment in lieu of continuation at the election of CNX Gas);

•

a lump cash payment equal to the amount that Mr. DeIuliis would have received under CNX Gas’ 401(k) plan as a match, if he was eligible to participate in CNX Gas’ 401(k) plan for 30 months after his termination date, and he contributed the maximum amount to the plan for the match;

•

a lump cash payment equal to the difference between the present value of his accrued pension benefits at his termination date under CNX Gas’ qualified defined benefit plan and (if eligible) its pension restoration plan and the present value of the accrued pension benefits to which Mr. DeIuliis would have been entitled under the pension plans if he had continued participation in those plans for 30 months after his termination date;

•	a lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services and other expenses associated with seeking other employment; and

•

any amounts earned, accrued or owing but not yet paid as of his termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of CNX Gas.

In addition upon a CNX Gas “change in control,” all equity awards held by Mr. DeIuliis in CNX Gas and CONSOL Energy will become fully vested and/or exercisable on the date the “change in control” occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement. The CNX Gas CIC Agreements also provide that in the event that Mr. DeIuliis’ employment is terminated in connection with a CNX Gas “change in control” for any reason other than death, disability or “cause” or if Mr. DeIuliis is “constructively terminated” as described above (other than in the event of a CONSOL Energy “change in control”), CONSOL Energy may, in its sole discretion, elect on or before the 30th day following his termination date to reemploy him on a full time basis in a salaried position. In the event CONSOL Energy elects to reemploy Mr. DeIuliis, he is entitled to receive generally comparable annual base salary, incentive pay and employee benefits from CONSOL Energy for a period not extending beyond the two year anniversary of the CNX Gas “change in control.” If he refuses or fails to accept CONSOL Energy’s offer of reemployment, he will not be considered to have terminated employment under the agreement and will not receive any benefits under the agreement.

Upon any reemployment, Mr. DeIuliis must agree and acknowledge that no compensation and benefits will be payable to him under the agreement, except by CONSOL Energy during the reemployment period and he will terminate his agreement with CNX Gas and execute a new change in control severance agreement with CONSOL Energy. If, however, CONSOL Energy terminates his employment with it during the reemployment period, CONSOL Energy will have to pay him the “change in control” payments and benefits described above offset by any salary, incentive pay and months of benefits, as applicable, received by him from CONSOL Energy during the reemployment period.

In the event Mr. DeIuliis is terminated under circumstances described above and CONSOL Energy does not exercise its right to reemploy him, CNX Gas may, in its sole discretion, elect to require reasonable cooperation from him following his termination date for up to 24 months, which is referred to as the consultancy period. During the consultancy period, Mr. DeIuliis must be available to provide advice and assistance to CNX Gas. In no event may he be required to provide more than five hours of consulting services per work week without his consent and such executive shall be permitted to engage in other business activities, subject to some restrictions. No payments are to be made or benefits provided under the CNX Gas CIC Agreements unless Mr. DeIuliis executes, and does not revoke, a written release of any and all claims against CNX Gas and all related parties, including CONSOL Energy and/or its affiliates, with respect to all matters arising out of his employment by CNX Gas (other than entitlements under the terms of the agreement or under any other plans or programs of CNX Gas or CONSOL Energy in which Mr. DeIuliis participated and under which he has accrued or become entitled to a benefit) or a termination thereof.

If it is determined that any payment by CNX Gas to or for Mr. DeIuliis’ benefit would constitute an “excess parachute payment” within the meaning of Section 280G of the federal income tax laws, CNX Gas will pay to him a gross-up payment, subject to certain limitations, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999 of the federal income tax laws and any tax imposed upon the gross-up payment, will be equal to the payment.

The CNX Gas CIC Agreements contain confidentiality, non-competition and non-solicitation obligations. Mr. DeIuliis has agreed not to compete with the business of CNX Gas and CONSOL Energy (and its subsidiaries) for one year, or to solicit the employees of CNX Gas and CONSOL Energy (and its subsidiaries) for two years, following a termination of employment in which he is receiving severance benefits under the CNX Gas CIC Agreement.

The CIC Agreements define a “change in control” to be the following:

•

(i) the acquisition after the date hereof by any “person” of beneficial ownership of more than 25% of the combined voting power of the then outstanding voting stock of CNX Gas; provided, however, that for purposes of this clause (i), the following acquisitions will not constitute a “change in control”: (A) any issuance of voting stock of CNX Gas directly from CNX Gas that is approved by the CNX Gas Incumbent Board (as defined in clause (ii) below), (B) any acquisition by CNX Gas of voting stock of CNX Gas, (C) any acquisition of voting stock of CNX Gas by any employee benefit plan (or related trust) sponsored or maintained by CNX Gas or any subsidiary, (D) any acquisition of voting stock of CNX Gas by an underwriter holding securities of CNX Gas in connection with a public offering thereof, (E) any acquisition of voting stock by CONSOL Energy and/or its subsidiaries, or (F) any acquisition of voting stock of CNX Gas by any “person” pursuant to a business combination that complies with clauses (A), (B), (C) of clause (iii) below;

•

(ii) other than at a time when CONSOL Energy and/or its subsidiaries beneficially own more than 50% of the total voting stock, individuals who constitute the CNX Gas Board as of the Effective Date (the “CNX Gas Incumbent Board,” as modified by this clause (ii)), cease for any reason to constitute at least a majority of the CNX Gas Board, provided, however, that any individual becoming a CNX Gas director subsequent to such date whose election, or nomination for election by CNX Gas’ shareholders, was approved by a vote of at least two thirds of the directors then comprising the CNX Gas Incumbent Board (either by a specific vote or by approval of the proxy statement of CNX Gas in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have then been a member of the CNX Gas Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the CNX Gas Board;

•

(iii) consummation of a reorganization, merger or consolidation of CNX Gas or a sale or other disposition of all or substantially all of the assets of CNX Gas, or other transaction involving CNX Gas (each, a “business combination”), unless, in each case, immediately following such business combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of CNX Gas immediately prior to such business combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such business combination or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns CNX Gas or all or substantially all of CNX Gas’ assets either directly or through one or more subsidiaries), (B) no person, other than CNX Gas and/or CONSOL Energy and/or its subsidiaries, beneficially own 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such business combination or any direct or indirect parent corporation thereof (disregarding all “acquisitions” described in subsections (A)-(C) of clause (i)), and (C) other than at a time when CONSOL Energy and/or its subsidiaries beneficially own more than 50% of the total voting stock, at least a majority of the members of the board of directors of the entity resulting from such business combination or any direct or indirect parent corporation thereof were members of the CNX Gas Incumbent Board at the time of the execution of the initial agreement or of the action of the CNX Gas Board providing for such business combination; or

•	(iv) approval by the shareholders of CNX Gas of a complete liquidation or dissolution of CNX Gas, except pursuant to a business combination that complies with clauses (A), (B) and (C) of clause (iii).

The CNX Gas CIC Agreements further define a change in control to include any “change in control” of CONSOL Energy, which is defined as follows:

•

(i) the acquisition after the date hereof by any “person” of “beneficial ownership” of more than 25% of the combined voting power of the then outstanding voting stock of CONSOL Energy; provided, however, that for purposes of this clause (i), the following acquisitions will not constitute a “change in control”: (A) any issuance of voting stock of CONSOL Energy directly from CONSOL Energy that is approved by the Incumbent Board of CONSOL Energy (as defined in clause (ii) below), (B) any acquisition by CONSOL Energy and/or its subsidiaries of voting stock of CONSOL Energy, (C) any acquisition of voting stock of CONSOL Energy by any employee benefit plan (or related trust) sponsored or maintained by CONSOL Energy and/or its subsidiaries, (D) any acquisition of voting stock of CONSOL Energy by an underwriter holding securities of CONSOL Energy in connection with a public offering thereof, or (E) any acquisition of voting stock of CONSOL Energy by any Person pursuant to a business combination that complies with clauses (A), (B) and (C) of clause (iii) below;

•

(ii) individuals who constitute the CONSOL Energy Board as of the effective date (the “Incumbent Board of CONSOL Energy,” as modified by this clause (ii)), cease for any reason to constitute at least a majority of the CONSOL Energy Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the CONSOL Energy shareholders, was approved by a vote of at least two thirds of the directors then comprising the Incumbent Board of CONSOL Energy (either by a specific vote or by approval of the Proxy Statement of CONSOL Energy in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have then been a member of the Incumbent Board of CONSOL Energy, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the CONSOL Energy board;

•

(iii) consummation of a reorganization, merger or consolidation of CONSOL Energy, a sale or other disposition of all or substantially all of the assets of CONSOL Energy, or other transaction involving CONSOL Energy (each, a “business combination”), unless, in each case, immediately following such business combination of CONSOL Energy, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of CONSOL Energy immediately prior to such business combination of CONSOL Energy beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such business combination of CONSOL Energy or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns CONSOL Energy or all or substantially all of CONSOL Energy’s assets either directly or through one or more subsidiaries), (B) no person, other than CONSOL Energy beneficially owns 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such business combination of CONSOL Energy or any direct or indirect parent corporation thereof (disregarding all “acquisitions” described in subsections (A)-(C) of clause (i)), and (C) at least a majority of the members of the board of directors of the entity resulting from such business combination of CONSOL Energy or any direct or indirect parent corporation thereof were members of the Incumbent Board of CONSOL Energy at the time of the execution of the initial agreement or of the action of the CONSOL Energy board providing for such business combination of CONSOL Energy; or

•

(iv) approval by the shareholders of CONSOL Energy of a complete liquidation or dissolution of CONSOL Energy, except pursuant to a business combination of CONSOL Energy that complies with clauses (A), (B) and (C) of clause (iii).

ACCOUNTANTS AND AUDIT COMMITTEE

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management of CONSOL Energy and Ernst & Young, LLP (“E&Y”), the independent registered public accounting firm serving as the independent auditor of Corporation for the fiscal year ended December 31, 2009, the audited financial statements of the Corporation for the fiscal year ended December 31, 2009 (the “Audited Financial Statements”). In addition, we have discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 114 effective December 15, 2006 (Communication with Audit Committees).

The Audit Committee also has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with that firm its independence from the Corporation and its subsidiaries. The committee also discussed with management of the Corporation and E&Y such other matters and received such assurances from them as we deemed appropriate.

As noted in the proxy statement in the table showing fees billed by E&Y, E&Y did not provide any non-audit services to the Corporation during 2009 or 2008 and hence there was no impact in this regard on E&Y’s independence.

Management is responsible for the Corporation’s internal controls and the financial reporting process. E&Y is responsible for performing an independent audit of CONSOL Energy’s financial statements and of its internal control over financial reporting in accordance with generally accepted auditing standards and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions with management and a review of the report of E&Y with respect to the Audited Financial Statements, and relying thereon, the Audit Committee has recommended to the Board the inclusion of the Audited Financial Statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Members of the Audit Committee:

             Raj K. Gupta, Chairman

             John T. Mills

             Philip W. Baxter

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CONSOL Energy under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates the Report by reference therein.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

E&Y was the independent registered public accounting firm selected by the Corporation’s Audit Committee as the independent auditor for the fiscal year ended December 31, 2009.

The following table presents fees billed for professional audit services rendered by E&Y and PricewaterhouseCoopers LLP (“PwC”), with respect to 2009 and 2008, for the audits of CONSOL Energy’s annual financial statements for the years ended December 31, 2009 and December 31, 2008, and fees for other services rendered by E&Y and PwC during those periods.

CONSOL Energy Auditors’ Fees

	2009 (E&Y Fees)	2009 (PwC Fees)	2008 (E&Y Fees)	2008 (PwC Fees)
Audit Fees	$1,374,279	$29,146	$961,556	$348,284
Audit-Related Fees	-	-	-	-
Tax Fees	-	$12,000	-	-
All Other Fees	-	-	-	-

Total	$1,374,279	$41,146	$961,556	$348,284

CNX Gas Auditors’ Fees

	2009 (E&Y Fees)	2009 (PwC Fees)	2008 (E&Y Fees)	2008 (PwC Fees)
Audit Fees	$605,890	$22,095	$524,364	$122,498
Audit-Related Fees	-	-	-	-
Tax Fees	-	-	-	-
All Other Fees	-	-	-	-

Total	$605,890	$22,095	$524,364	$122,498

As used in each of the tables above, the following terms have the meanings set forth below:

Audit Fees

The fees for professional services rendered for the audit of CONSOL Energy’s annual financial statements, for Sarbanes-Oxley attestation procedures, for the review of the financial statements included in CONSOL Energy’s Quarterly Reports on Form 10-Q and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

The fees for assurance and related services that are reasonably related to the performance of the audit or review of CONSOL Energy’s financial statements.

Tax Fees

The fees for professional services rendered for tax compliance, tax advice, and tax planning.

All Other Fees

The fees for products and services provided, other than for the services reported under the headings “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. All of the services performed by E&Y and PwC in 2008 and 2009 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. Proposed services may require specific pre-approval by the Audit Committee (e.g. annual financial statement audit services) or alternatively, may be pre-approved without consideration of specific case-by-case services (e.g. audit related and tax services). In either case, the Audit Committee must consider whether such services are consistent with SEC rules on auditor independence.

Changes in the Corporation’s Independent Registered Public Accounting Firm

As previously disclosed, on February 25, 2008, CONSOL Energy dismissed PwC as the Company’s independent registered public accounting firm. The Audit Committee of the Board of Directors of the Company approved the dismissal of PwC on February 19, 2008 (the “Dismissal Date”).

The reports of PwC on the consolidated financial statements of the Company for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2007 and 2006 and through the Dismissal Date, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of PwC, would have caused it to make reference thereto in its reports on the financial statements of the Corporation for such years. During the years ended December 31, 2007 and 2006, and through the Dismissal Date, there were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K.

On February 21, 2008, the Company provided PwC with a copy of the disclosures it is making herein in response to Item 304(a) of Regulation S-K, and requested that PwC furnish the Company with a letter addressed to the Securities and Exchange Commission (the “SEC”), pursuant to Item 304(a)(3) of Regulation S-K, stating whether or not it agreed with the statements related to PwC made by the Company in this report. A copy of PwC’s letter to the SEC dated February 27, 2008 is attached as Exhibit 23.1 to the Registration Statement on Form S-4 (file no. 333-149442) filed on February 28, 2008.

Also on February 19, 2008, the Audit Committee approved the selection of E&Y, effective immediately, as the Corporation’s new independent registered public accounting firm.

During the years ended December 31, 2007 and 2006, and through the Dismissal Date, neither the Corporation, nor anyone on its behalf, consulted E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the financial statements of the Company, and neither a written report was provided to the Company or oral advice was provided that E&Y concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K.

PROPOSAL NO. 2 - RATIFICATION OF ANTICIPATED APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee anticipates appointing Ernst & Young LLP as the independent registered public accounting firm to serve as the independent auditor for CONSOL Energy in respect of the fiscal year ended December 31, 2010. The Audit Committee recommends that the shareholders of CONSOL Energy ratify this anticipated appointment.

The affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and voting on the proposal shall constitute ratification of the anticipated appointment of Ernst & Young LLP. If the shareholders of CONSOL Energy do not ratify the anticipated appointment of Ernst & Young LLP, the appointment of an independent registered public accounting firm to serve as the independent auditor for the fiscal year ending December 31, 2010 will be reconsidered by the Audit Committee.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to address the meeting and respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE ANTICIPATED APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER CONSOL ENERGY

EQUITY COMPENSATION PLAN

THE FOLLOWING TABLE SUMMARIZES THE CORPORATION’S EQUITY COMPENSATION PLAN

INFORMATION AS OF DECEMBER 31, 2009. INFORMATION IS INCLUDED FOR EQUITY

COMPENSATION PLANS APPROVED BY CONSOL ENERGY SHAREHOLDERS.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders as of 12/31/09	6,972,581	(1)	$26.86	(2)	5,755,091	(3)
Equity compensation plans not approved by security holders	-		-		-
Total	6,972,581		$26.86		5,755,091

(1)	Of this total, 5,387,141 are outstanding stock options, 1,281,328 are restricted stock units, 13,049 are deferred stock units, 291,063 are performance share units (earned at maximum level), and 34,647 are phantom stock units, which may only be settled in cash under the Corporation’s 1999 Directors Deferred Compensation Plan.

(2)	The weighted-average exercise price does not take into account the restricted stock units, deferred stock units, performance share units or phantom stock units.

(3)	Because the phantom stock units are settled only in cash, such securities do not affect the number of securities remaining available for future issuance under the Plan. For more information regarding the Corporation’s 1999 Deferred Compensation Plan, see “Understanding Our Director Compensation Table” on page 10.

The Plan was approved prior to CONSOL Energy’s initial public offering by its then shareholders. In May 2005, the shareholders approved an amendment to the Plan, including an increase in the total number of shares of common stock that can be covered by grants, to 9,100,000 shares. In May 2006, there was a 2-for-1 stock split bringing the total number of shares of common stock that can be covered by grants to 18,200,000 shares and in May 2009, the shareholders approved an amendment to the Plan, including an increase in the total number of shares to 23,800,000.

PROPOSAL NO. 3 - JOINT SHAREHOLDER PROPOSAL REGARDING CLIMATE CHANGE

We have been notified of the intention to present the following resolution, reproduced verbatim, at the Annual Meeting by the Office of the Comptroller of New York City, 1 Centre Street, New York, New York 10007-2341, on behalf of the New York City Teachers’ Retirement System, beneficial owner of 203,918 shares of Common Stock of the Corporation, the New York City Police Pension Fund, beneficial owner of 85,240 shares of Common Stock of the Corporation, and the New York City Fire Department Pension, beneficial owner of 28,150 shares of Common Stock of the Corporation, and by the Comptroller of the State of New York, Thomas P. DiNapoli, 633 Third Avenue—31st Floor, New York, New York 10017, as sole trustee of the New York State Common Retirement Fund, the beneficial owner of 625,100 shares of Common Stock of the Corporation, and the administrative head of the New York State and Local Employees’ Retirement System and the New York State Police and Fire Retirement System. The Board and the Corporation accept no responsibility for the proposed resolution and supporting statement. As required by SEC rules, the resolution and supporting statement are printed below. A shareholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. Approval of the joint shareholder proposal requires the affirmative vote of a majority of the shares of CONSOL Energy Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting.

WHEREAS:

In 2007, the Intergovernmental Panel on Climate Change found that “warming of the climate system is unequivocal” and that man-made greenhouse gas emissions (GHG) are now believed, with greater than 90 percent certainty, to be the cause.

In October 2007, a group representing the world’s 150 scientific and engineering academies including the U.S. National Academy of Sciences issued a report urging governments to lower GHG emissions by establishing a firm and rising price for such emissions and by doubling energy research budgets to accelerate deployment of cleaner and more efficient technologies.

In October 2006, a report authored by former chief economist of The World Bank, Sir Nicolas Stern, estimated that climate change will cost between 5% and 20% of global domestic product if emissions are not reduced, and that greenhouse gases can be reduced at a cost of approximately 1% of global economic growth. The report also warned that “the investment that takes place in the next 10-20 years will have a profound effect on the climate in the second half of this century and in the next.”

In 2004, combustion of coal was responsible for approximately 35% of all GHG emissions generated by fossil fuels in the U.S.

In June 2009, the U.S. House of Representatives passed a climate change bill to reduce GHG emissions to 17% below 2005 levels by 2020 and 83% by 2050. In September 2009, a similar legislative proposal was introduced to the Senate. Twenty-four states have already entered into regional initiatives to reduce emissions in advance of the federal mandate.

In December 2009, government and scientific leaders from around the world gathered in Copenhagen for formal talks on implementing the 1992 United National Framework Convention on Climate Change. The collective goal is the formulation of a climate treaty that sets emissions targets for industrialized and developing nations.

In October 2008, McKinsey & Company reported that, “Efforts to reduce climate change can profoundly affect the valuation of many companies, but executives so far seem largely unaware.”

In May 2007, Standard and Poors indicated that energy efficiency is likely to emerge as a major part of the solution to climate change, and warned that the global power system “can’t do without coal, but it also [can’t (included in State Comptroller of the State of New York proposal)] continue to burn coal in its current form.”

In a July 2007 report, Citigroup warned that, “Prophesies of a new wave of Coal-fired generation have vaporized, while clean Coal technologies such as IGCC with carbon capture and Coal-to-Liquids remain a decade away, or more,” and that, “company productivity/margins are likely to be structurally impaired by new regulatory mandates” to reduce greenhouse gas emissions.

RESOLVED: The proposal requests a report [reviewed by a board committee of independent directors] on how the company is responding to rising regulatory and public pressure to significantly reduce greenhouse gas emissions from the company’s operations and from the use of its primary products. Such a report will omit proprietary information, be prepared at reasonable cost, and be available to shareholders by September 1, 2010.

END OF SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

The Office of the Comptroller of New York City presented substantially similar resolutions at each of our 2007 and 2008 annual meetings:

“RESOLVED: Shareholders request a report [reviewed by a board committee of independent directors] on how the company is responding to rising regulatory, competitive, public pressure to significantly reduce carbon dioxide and other emissions from the company’s current and proposed power plant operations. The report should be provided by September 1, 2007 at a reasonable cost and omit proprietary information.” (2007 CONSOL Energy Annual Meeting).

“RESOLVED: Shareholders request a report [reviewed by a board committee of independent directors] on how the company is responding to rising regulatory, competitive, and public pressure to significantly reduce carbon dioxide and other emissions from the company’s products and operations. The report should be provided by September 1, 2008 at a reasonable cost and omit proprietary information.” (2008 CONSOL Energy Annual Meeting).

We recommended against both proposals and they were defeated – receiving less than 7 percent of the votes cast at the 2007 annual meeting and less than 40 percent of the votes cast at the 2008 annual meeting.

We also received a similar joint proposal from the Office of the Comptroller of New York City and the Comptroller of the State of New York prior to our 2009 annual meeting, requesting the Company’s adoption of the following resolution:

“RESOLVED: The proposal requests a report [reviewed by a board committee of independent directors] on how the company is responding to rising regulatory and public pressure to significantly reduce the social and environmental harm associated with carbon dioxide emissions from the company’s operations and from the use of its primary products.” (2009 CONSOL Energy Annual Meeting).

This proposal was never submitted to a shareholder vote as the SEC granted our no action request to exclude the proposal from our proxy statement. However, the SEC recently issued a statement that, as a matter of policy, it will, generally speaking, no longer grant no action requests to exclude environmental-related proposals. Accordingly, we did not submit a similar request this year.

Regardless, we do not think that the slight change in wording of this year’s proposal merits an outcome different from the results of our 2007 and 2008 annual meetings and for the reasons set forth below again recommend a vote against this proposal.

CONSOL Energy closely follows research regarding the possible effects of atmospheric greenhouse gas (GHG) concentrations on the earth’s climate. However, the Board of Directors believes that the study requested by the shareholders will provide little new or useful information to shareholders or management for the following reasons: (i) concerns regarding climate change focus principally on the end use of fossil fuels and the potential impact on climate that the burning of those fuels can create. CONSOL Energy is a fossil fuel producer. We produce coal and natural gas. The Board of Directors believes that our shareholders already understand the nature of our business and understand that government policies restricting GHG emissions, should they be implemented, could negatively impact the sale of the company’s two principal products; (ii) we already clearly articulate such risks in our current SEC Form 10-Q and 10-K filings; (iii) the requested study would likely conclude what is already obvious – that policies restricting GHG emissions could adversely impact fossil fuel producers such as us; and (iv) the requested study would only repeat information already available to shareholders and the public via our website regarding our efforts to develop technologies to reduce GHG emissions, both from our operations and from our customers who use our products. Therefore, the cost, both from a financial perspective and a resource perspective, cannot be justified.

CONSOL Energy primarily serves the electric power industry by providing the two fuels that constitute approximately 70% of the electricity generated in the United States – coal and natural gas. We produce high-Btu bituminous coal from 11 mining complexes in six states, and produce natural gas (through our majority-owned subsidiary CNX Gas Corporation) primarily from coal seams. Our customers burn these two fuels to produce electricity. In addition, some of our natural gas is used for other purposes such as residential and commercial space heating, water heating and cooking.

Because of these risks, the company (and our majority-owned CNX Gas subsidiary) has initiated a number of projects that can help reduce GHG emissions from our operations and help our customers reduce or offset their GHG emissions from the use of our products. They include:

•	A project conducted by a grant from the Pennsylvania Energy Development Authority to test technology to generate electricity from waste coal and biomass at low-emissions levels;

•	A project conducted by a grant from the Pennsylvania Energy Development Authority to test technology to capture carbon dioxide emissions from advanced combustion technology;

•

A project conducted under a grant from the Pennsylvania Energy Development Authority to test the feasibility of capturing coalbed methane gas (also a GHG) that would otherwise escape to the atmosphere during mining and using this gas to generate electricity from small “microturbines”;

•

A project conducted under the auspices of the U.S. Department of Energy and the Midwest Regional Carbon Sequestration Partnership, of which CONSOL Energy is both an industry and a research partner, to assess the technical potential, the economic viability and the public acceptability of underground and surface sequestration of carbon dioxide;

•

A project called FutureGen, a public/private partnership of which CONSOL was a founding member and sponsored by the U.S. DOE, to build the nation’s first near emissions-free power plant fueled by coal;

•

A project conducted through a cooperative agreement between the U.S. DOE and CONSOL Energy (including our majority-owned CNX Gas subsidiary) to evaluate, in the field, enhanced coalbed methane recovery and carbon dioxide adsorption capacity of unmineable coal seams as well as to explore the feasibility of underground injection of carbon dioxide into these coal seams;

•	A project to demonstrate the ability to destroy methane emissions vented from underground mining operations;

•

Other projects with a variety of partners, including universities, state and federal governments, and industry partners, to evaluate advanced energy systems that have the potential to significantly increase energy production efficiency and reduce emissions;

•

The development of a natural gas production business (CNX Gas) that extracts methane from our coal seams for beneficial use, thereby avoiding the escape of the gas into the atmosphere. CNX Gas has initiated the verification process to convert captured coal mine methane into tradable credits which are granted on the basis of avoiding methane emissions by diverting gas into pipelines for commercial sale; and

•

The registration by CNX Gas as an offset provider on the Chicago Climate Exchange, which is a rules-based GHG allowance trading forum whose emitting members make a voluntary, but legally binding, commitment to meeting annual GHG reduction targets.

Such activity prompted the Secretary of the Pennsylvania Department of Environmental Protection to say recently, “[c]ompanies like CONSOL Energy are leading the way toward Pennsylvania’s energy future, and Governor Rendell and I salute them for their vision and leadership.”

Information regarding these projects as well as other environmental initiatives of the company is available to shareholders and the public on both the CONSOL Energy Inc. and the CNX Gas Corporation websites.

Therefore, for the foregoing reasons, we oppose the proposal to produce the requested report and urge a vote against such proposal.

ADDITIONAL MATTERS

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting

Any proposal submitted by a shareholder for inclusion in the next Annual Meeting Proxy Statement must (a) conform to the requirements of Rule 14A-8 promulgated under the Securities Exchange Act of 1934 and (b) be received by the Corporate Secretary of CONSOL Energy no later than December 1, 2010. Any such proposal should be addressed to the Corporate Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317. There is more information below regarding the content of proposals.

CONSOL Energy’s Amended and Restated Bylaws require that all shareholder proposals to be submitted at the Annual Meeting, but not included in the Corporation’s Proxy Statement, be received by the Secretary of CONSOL Energy as written notice no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting, together with certain information specified in the Amended and Restated Bylaws. If the date of the Annual Meeting is more than 30 days before or more than 60 days after the anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by CONSOL Energy.

General Information Regarding the Content of Proposals

Director nominations must be accompanied by a statement of the nominee indicating willingness to serve if elected, disclose the principal occupations or employment of the nominee during the past five years and evidence of the nominating shareholder’s ownership of CONSOL Energy stock, which includes:

•	the name and address of the shareholder as it appears on CONSOL Energy’s books, and of such beneficial owner;

•	the class and number of shares of CONSOL Energy which are owned beneficially and of record by the shareholder;

•	a representation that such owner intends to appear in person or by proxy at the meeting to propose such nomination; and

•

a representation whether the shareholder or beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of CONSOL Energy’s outstanding capital stock required to elect the nominee and/or (b) otherwise solicit proxies from shareholders in support of such nomination.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address and the same last name by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Corporation and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once shareholders have received notice from their broker or the Corporation that materials will be sent in the householding manner to the shareholder’s address, householding will continue until otherwise notified or until the shareholder revokes such consent. If, at any time, shareholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account or the Corporation if holding registered shares. The Corporation will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Any such notice should be addressed to the Investor Relations department of CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317, or notice may be given by calling CONSOL Energy at (724) 485-8800:

•	to receive a separate copy of an annual report or proxy statement for this meeting;

•	to receive separate copies of those materials for future meetings; or

•	if the shareholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements if now receiving multiple copies of annual reports or proxy statements.

Other

The Board knows of no other proposals that may properly be presented for consideration at the Annual Meeting but, if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote your shares according to their best judgment.

By Order of the Board of Directors

of CONSOL Energy Inc.